As filed with the Securities and Exchange Commission on August 25, 2003
Registration No. 333-107123

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

SpectraSite, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	4899	56-2027322
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

400 Regency Forest Drive

Cary, North Carolina 27511
(919) 468-0112
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John H. Lynch

Vice President, General Counsel & Secretary
SpectraSite, Inc.
400 Regency Forest Drive
Cary, North Carolina 27511
919-468-0112
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Bruce A. Gutenplan, Esq. Raphael M. Russo, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 212-373-3000	James J. Clark, Esq. Luis R. Penalver, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 212-701-3000

       Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
       If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 25, 2003.

9,000,000 Shares SpectraSite, Inc. Common Stock

       This is a public offering of shares of common stock of SpectraSite, Inc. All of the 9,000,000 shares of common stock are being sold by the selling stockholders. We will not receive any of the proceeds from the shares being sold by these selling stockholders.

       On August 22, 2003, the last reported sale price of our common stock, which is quoted on the OTC Bulletin Board under the ticker symbol “SPCS,” was $31.00 per share. See “Price Range of Common Stock.” We have applied to list the common stock on the New York Stock Exchange.

       See “Risk Factors” on page 9 to read about factors you should consider before buying shares of the common stock.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$	$
Underwriting discount	$	$
Proceeds to the selling stockholders	$	$

       To the extent that the underwriters sell more than 9,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,350,000 shares from the selling stockholders at the public offering price less the underwriting discount.

       The underwriters expect to deliver the shares against payment in New York, New York on                     , 2003.

Goldman, Sachs & Co.

Bear, Stearns & Co. Inc.

Citigroup

Credit Suisse First Boston

Lehman Brothers

Prospectus dated                     , 2003.

PROSPECTUS SUMMARY

       You should read this entire prospectus carefully, especially the “Risk Factors” section and the consolidated financial statements.

SpectraSite

Overview

       We are one of the largest, in terms of number of towers, and fastest growing, in terms of revenue growth, wireless tower operators in the United States. Our primary business is owning, leasing and licensing antenna sites on wireless and broadcast towers, owning and licensing in-building shared infrastructure systems and managing access to rooftop telecommunications on commercial real estate. For the six months ended June 30, 2003, approximately 95% of our revenues and 99% of our gross profit came from our site leasing and licensing operations. We also provide design, fabrication, construction, modification and maintenance services for the broadcast tower industry.

       We have a portfolio of over 7,500 towers, primarily located in the top 100 basic trading area, or “BTA,” markets in the United States. We believe that the growing use of wireless communications services together with capacity constraints in the top 100 BTA markets will continue to increase the demand for tower assets located in these markets and drive the growth of our business.

       We emerged from bankruptcy on February 10, 2003. Under our plan of reorganization, we extinguished $1.76 billion of indebtedness. Our reorganization is discussed in greater detail in other sections of this prospectus.

       Our business is characterized by stable and recurring revenues, predictable operating costs and a low level of capital expenditures. We expect to continue to increase our revenues by adding new customers to our towers and by providing additional space to our existing customers. Revenues from our existing customers are expected to grow because of contractual provisions that increase our customers’ payments to us on an annual basis. In addition, we experience minimal customer turnover due to long-term customer contracts, the quality of our assets and the significant relocation costs for our existing customers. Approximately 90% of our revenues are derived from the six largest wireless service providers, two of which were responsible for 48% of our revenues in 2002 and the first half of 2003.

       We incurred a net loss of approximately $9.3 million in the five months ended June 30, 2003 and generated net income of $345.0 million in the one month ended January 31, 2003. Our net income for the one month ended January 31, 2003 includes non-recurring amounts related to our reorganization, including a gain on debt discharge of approximately $1.03 billion and reorganization expense items of $668.6 million. We incurred net losses of approximately $775.0 million in 2002, $654.8 million in 2001 and $157.6 million in 2000. As of December 31, 2002, prior to our emergence from bankruptcy, we had an accumulated deficit of $1.7 billion and a stockholders’ deficit of $75.1 million.

Products and Services

       Our business consists of site leasing and licensing operations and broadcast services.

       Site Operations. As of June 30, 2003, we owned or operated 7,466 wireless towers and in-building systems and 73 broadcast towers. We have major metropolitan market clusters in Los Angeles, Chicago, San Francisco, Philadelphia, Detroit and Dallas. Our principal business is the leasing of space on our antenna sites to wireless carriers, which represents more than 92% of our monthly site operations revenues.

•	Wireless Tower Ownership, Leasing, Licensing and Management. We are one of the largest independent owners and operators of wireless communications towers in the United States, in terms of number of towers. We provide antenna site services, which primarily involve the leasing and licensing of antenna space on our towers, to wireless carriers. Our wireless customers are leading wireless service providers, including AT&T Wireless, Cingular, Nextel, Sprint PCS, T-Mobile, Verizon Wireless and their affiliates. Together, these customers account for approximately 90% of our monthly wireless revenue.

•	In-Building Shared Infrastructure Solutions. We are a leading provider in the rapidly growing business of in-building neutral host distributed antenna systems serving telecommunications carriers in the United States. We have the exclusive rights to provide in-building systems to wireless carriers in over 300 retail shopping malls, casino/hotel resorts and office buildings in the United States.

•	Broadcast Tower Ownership, Leasing, Licensing and Management. We are one of the largest independent owners and operators of broadcast towers in the United States. We provide antenna site services, which involve the leasing and licensing of antenna space on our broadcast towers to broadcasters and wireless carriers.

•	Rooftop Management. We provide rooftop management services to telecommunications carriers in the United States. We are the exclusive site manager for over 10,000 real estate properties, with significant access clusters in major metropolitan areas.

       Broadcast Services. We are a leading provider of broadcast tower analysis, design, fabrication, installation and technical services. We have over 50 years of experience in the broadcast tower industry and have worked on the development of more than 700 broadcast towers, which we believe represent approximately 50% of the existing broadcast towers in the United States.

Recent Developments

       The financial difficulties experienced by the telecommunications and broadcast industries in recent years have severely impacted capital availability within the wireless telecommunications and broadcast sectors. Many of our customers were forced to reduce scheduled capital expenditures, which in turn impeded our revenue and earnings growth and, therefore, our ability to service our long-term debt. In November 2002, after a review of our business and our prospects, we concluded that recoveries to creditors and equity holders would be maximized by a consensual restructuring implemented under chapter 11 of the Bankruptcy Code. In connection with this restructuring, we extinguished $1.76 billion of indebtedness in return for issuing approximately 47.5 million shares of our common stock. Also under the plan, all of our common stock outstanding prior to our bankruptcy was cancelled in exchange for warrants to purchase an aggregate of approximately 2.5 million shares of our common stock.

       Our operating subsidiaries, including SpectraSite Communications, Inc., or “Communications,” were not part of the bankruptcy reorganization. Our senior management team remained with the company through the reorganization. After our emergence from bankruptcy, our largest stockholders are affiliates of Apollo Management V, L.P., and certain funds managed by Oaktree Capital Management, LLC. Members of our management team have options representing an aggregate of 10.0% of our common stock on a fully diluted basis.

       In order to focus on our core leasing and licensing business, which we refer to as our site operations business, we completed the sale of our network services division on December 31, 2002. In connection with the sale, we reduced the number of our employees by more than 1,000. Also, on February 10, 2003, we sold 545 towers to Cingular. We used all of the net proceeds from the sale of the 545 towers to repay approximately $73.5 million of outstanding term loans under our credit facility.

       On May 21, 2003, we completed the sale of $200 million of 8 1/4% senior notes due 2010 in a private offering. The net proceeds of $194.5 million of the offering were used to repay a portion of the outstanding indebtedness under our credit facility.

Competitive Strengths

       We believe that we are distinguished by the following competitive strengths which will allow us to continue to grow our revenues and increase our operating margins:

•	high quality assets;

•	stable and growing core site operations business;

•	low levels of debt in our capital structure relative to our peer group;

•	disciplined approach to operations; and

•	experienced management.

Business Strategy

       We intend to capitalize on the continued growth in demand for wireless services and the related infrastructure required to support that growth. The principal features of our business strategy are to:

•	maximize the use of our tower portfolio;

•	take advantage of our major market presence;

•	leverage existing relationships with wireless service providers and their program management companies; and

•	capitalize on our industry-leading position in providing in-building shared infrastructure solutions to wireless carriers.

The Offering

Common stock offered by the selling stockholders	9,000,000 shares

Common stock outstanding before and after this offering	47,487,030 shares

Dividend policy	We have not paid any cash dividends on our common stock in the past and currently do not expect to pay dividends or make any other distributions on our common stock in the immediate future.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

Proposed New York Stock Exchange symbol	“SSI”

       All of the shares of common stock in this offering are being sold by the selling stockholders.

       The number of shares of common stock outstanding before and after this offering excludes 5,462,714 shares of common stock issuable upon exercise of outstanding stock options, an additional 414,450 shares of common stock available for future awards under our equity incentive plan, 2,499,940 shares of common stock issuable upon exercise of outstanding warrants and 135,866 shares of common stock issuable in connection with further distributions pursuant to our plan of reorganization.

       Except as otherwise indicated, information regarding the number of shares of our common stock reflects amounts outstanding as of June 30, 2003 and gives effect to our two-for-one stock split that was effected on August 21, 2003.

       As of June 30, 2003, the selling stockholders held approximately 69.0% of our outstanding common stock. After giving effect to this offering and assuming the full exercise of the underwriters’ option to purchase 1,350,000 additional shares, the selling stockholders will own approximately 47.2% of our outstanding common stock.

       Unless otherwise indicated, the information in this prospectus assumes that the underwriters will not exercise the over-allotment option granted to them by the selling stockholders.

Risk Factors

       See “Risk Factors” following this summary for a discussion of some of the risks relating to investing in our common stock.

Information About SpectraSite

       We were incorporated in Delaware in 1997. Our principal executive offices are located at 400 Regency Forest Drive, Cary, North Carolina 27511, and our telephone number at that address is (919) 468-0112. Our World Wide Web site address is www.spectrasite.com. The information in our website is not part of this prospectus.

Summary Consolidated Financial and Other Data

       The following table sets forth summary historical consolidated financial and other data. We refer to the periods prior to our emergence from chapter 11 as “predecessor company” and to the periods subsequent to that date as “reorganized company.” The balance sheet data as of December 31, 2000, 2001 and 2002 and the statement of operations data for the years ended December 31, 2000, 2001 and 2002 are derived from our audited consolidated financial statements. The balance sheet data as of June 30, 2002, January 31, 2003 and June 30, 2003 and the statement of operations data for the six months ended June 30, 2002 and for the one month ended January 31, 2003 for the predecessor company, the five months ended June 30, 2003 for the reorganized company and the six months ended June 30, 2003 for the combined predecessor and reorganized company are derived from our unaudited financial statements. In our opinion, the unaudited financial data include all adjustments (consisting only of normal recurring adjustments for the predecessor company for the six months ended June 30, 2002 and normal recurring adjustments and fresh start accounting adjustments for the predecessor company for the one month period ended January 31, 2003, for the reorganized company for the five months ended June 30, 2003 and for the combined predecessor and reorganized company for the six months ended June 30, 2003) necessary to present fairly the information set forth therein.

       As a result of the implementation of fresh start accounting as of January 31, 2003, our financial statements after that date are not comparable to our financial statements for prior periods because of the differences in the bases of accounting and the capital structure for the predecessor company and the reorganized company. We believe that the presentation of operating results for the combined predecessor and reorganized company for the six months ended June 30, 2003 is useful to assist investors in evaluating the six months ended June 30, 2003 operating results in comparison to our operating results for the six months ended June 30, 2002. Operating results for the one month ended January 31, 2003 for the predecessor company, the five months ended June 30, 2003 for the reorganized company and the six months ended June 30, 2003 for the combined predecessor and reorganized company are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

       The information set forth below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Prior period information has been restated to present the operations of the network services division as a discontinued operation.

							Combined
							Predecessor
							and
						Reorganized	Reorganized
	Predecessor Company(1)					Company(1)	Company(1)(2)

				Six Months	One Month	Five Months	Six Months
	Year Ended December 31,			Ended	Ended	Ended	Ended
				June 30,	January 31,	June 30,	June 30,
	2000	2001	2002	2002	2003	2003	2003

	(dollars in thousands)
Statement of Operations Data:
Revenues:
Site operations	$116,476	$221,614	$282,525	$135,585	$25,556	$128,567	$154,123
Broadcast services	38,593	38,211	26,809	12,688	1,237	6,988	8,225

Total revenues	155,069	259,825	309,334	148,273	26,793	135,555	162,348

Operating expenses:
Costs of operations (excluding depreciation, amortization and accretion expense):
Site operations	$46,667	$91,689	$108,540	$52,210	$8,840	$42,824	$51,664
Broadcast services	26,245	29,538	21,158	10,375	1,492	6,427	7,919
Selling, general and administrative expenses	51,825	72,431	58,037	30,976	4,280	21,275	25,555
Depreciation, amortization and accretion expense(3)	78,103	165,267	189,936	95,263	16,075	42,452	58,527
Restructuring and non-recurring charges	—	142,599	28,570	28,570	—	—	—

Total operating expenses	202,840	501,524	406,241	217,394	30,687	112,978	143,665

Operating income (loss)	$(47,771)	$(241,699)	$(96,907)	$(69,121)	$(3,894)	$22,577	$18,683

Gain on debt discharge	—	—	—	—	1,034,764	—	1,034,764
Income (loss) from continuing operations	$(163,059)	$(660,627)	$(338,979)	$(200,561)	$1,025,788	$(8,670)	$1,017,118
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$11,365	$(12,133)	$36,286	$(15,688)	$5,892	$28,550	$34,442
Net cash provided by (used in) investing activities	(1,108,690)	(984,724)	(69,966)	(59,347)	(2,737)	65,702	62,965
Net cash provided by (used in) financing activities	1,612,200	475,751	83,094	88,795	(10,884)	(108,731)	(119,615)
Purchases of property and equipment	658,283	958,945	71,248	48,530	2,737	6,181	8,918
Balance Sheet Data (at end of period):
Cash and cash equivalents	$552,653	$31,547	$80,961	$45,307	$73,442	$58,753	$58,753
Total assets	3,054,105	3,203,425	2,578,456	2,721,271	2,577,575	1,556,185	1,556,185
Total long-term obligations	1,708,273	2,326,177	792,083	2,477,881	849,350	732,929	732,929
Liabilities subject to compromise	—	—	1,763,286	—	1,763,286	—	—
Total stockholders’ equity (deficit)	1,224,800	719,345	(75,127)	119,984	(96,678)	681,594	681,594
Selected Operating Data (at end of period):
Adjusted EBITDA(4)	$32,904	$68,292	$122,294	$55,292	$12,181	$65,029	$77,210
Number of owned or operated towers	5,030	7,925	8,036	7,994	8,036	7,539	7,539

(1)	On February 10, 2003, we emerged from chapter 11. References to the combined predecessor and reorganized company represent the one month period ended January 31, 2003 for the predecessor company and the five months ended June 30, 2003 for the reorganized company. In accordance with AICPA Statement of Position 90-7 Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”), we adopted fresh start accounting as of January 31, 2003 and our emergence from chapter 11 resulted in a new reporting entity. Under fresh start accounting, the reorganization value of the entity is allocated to the entity’s assets based on fair values, and liabilities are stated at the present value of amounts to be paid determined at appropriate current interest rates. The net effect of all fresh start accounting adjustments resulted in a charge of $644.7 million, which is reflected in the statement of operations for the one month ended January 31, 2003. The effective date is considered to be the close of business on January 31, 2003 for financial reporting purposes. The periods presented prior to January 31, 2003 have been designated “predecessor company” and the periods subsequent to January 31, 2003 have been designated “reorganized company.” As a result of the implementation of fresh start accounting as of January 31, 2003, our financial statements after the effective date are not comparable to our financial statements for prior periods because of differences in the bases of accounting and the capital structure for the predecessor company and the reorganized company.

(2)	On February 10, 2003, we sold 545 towers to Cingular. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tower Acquisitions and Dispositions” for a presentation of the six months ended June 30, 2003, giving effect to the sale as if it had occurred on January 1, 2003.

(3)	Depreciation, amortization and accretion expense for the one-month and five-month periods are not proportional because the predecessor company and the reorganized company used different bases of accounting.

(4)	We define Adjusted EBITDA as operating income (loss) before depreciation, amortization and accretion expenses, restructuring and non-recurring charges, and non-cash compensation charges. Adjusted EBITDA differs from earnings before interest, taxes, depreciation and amortization (“EBITDA”) and may not be comparable to EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors because it is used by our management to evaluate the operating performance of our consolidated operations. We use Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets. Additionally, our credit facility requires us to maintain certain financial ratios, including a specified ratio of total debt to annualized EBITDA (as defined in the credit agreement).

We believe Adjusted EBITDA is a useful measure of our ability to grow our revenues faster than our operating expenses, excluding those expenses associated with our capital investments. Adjusted EBITDA excludes depreciation, amortization and accretion expenses in order to eliminate the impact of capital investments, which management believes is better evaluated through its effect on free cash flow. Adjusted EBITDA excludes certain items, including gain on debt discharge, reorganization items, restructuring and non-recurring charges, discontinued operations, cumulative effect of change in accounting principle and other expense, that we believe are not indicative of our core operating results. Adjusted EBITDA also excludes interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structures, which management believes are better evaluated apart from the profitability of our core operations. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with generally accepted accounting principles, such as net income.

     Adjusted EBITDA was calculated as follows for the periods indicated:

							Combined
							Predecessor
							and
						Reorganized	Reorganized
	Predecessor Company					Company	Company

				Six Months	One Month	Five Months	Six Months
	Year Ended December 31,			Ended	Ended	Ended	Ended
				June 30,	January 31,	June 30,	June 30,
	2000	2001	2002	2002	2003	2003	2003

	(dollars in thousands)
Net income (loss)	$(157,616)	$(654,769)	$(774,984)	$(580,099)	$344,970	$(9,266)	$335,704
Depreciation, amortization and accretion expense	78,103	165,267	189,936	95,263	16,075	42,452	58,527
Restructuring and non-recurring charges	—	142,599	28,570	28,570	—	—	—
Non-cash compensation charges	2,572	2,125	695	580	—	—	—
Interest income	(28,391)	(17,037)	(855)	(377)	(137)	(496)	(633)
Interest expense	134,664	212,174	226,536	120,492	4,721	27,865	32,586
Gain on debt discharge	—	—	—	—	(1,034,764)	—	(1,034,764)
Other expense	8,571	223,236	10,929	11,182	493	3,070	3,563
Income tax expense	444	555	1,133	143	5	808	813
Reorganization items:
Adjust accounts to fair value	—	—	—	—	644,688	—	644,688
Professional and other fees	—	—	4,329	—	23,894	—	23,894
Loss (income) from operations of discontinued segment, net of income tax expense	(5,443)	(5,858)	12,268	2,785	—	—	—
Loss on disposal of discontinued segment	—	—	46,984	—	—	596	596
Cumulative effect of change in accounting principle	—	—	376,753	376,753	12,236	—	12,236

Adjusted EBITDA	$32,904	$68,292	$122,294	$55,292	$12,181	$65,029	$77,210

RISK FACTORS

       Investing in our common stock involves substantial risks. In addition to the other information in this prospectus, you should carefully consider the following factors before investing in our common stock.

We recently emerged from a chapter 11 bankruptcy reorganization, have a history of losses and may not become profitable.

       Because we recently emerged from bankruptcy and have a history of losses, we cannot assure you that we will grow or achieve and maintain profitability in the near future, or at all. We emerged from our chapter 11 bankruptcy reorganization as a new reporting entity on February 10, 2003, approximately three months after filing a voluntary petition for bankruptcy reorganization. Prior to our reorganization, we incurred net losses of approximately $157.6 million in 2000, $654.8 million in 2001 and $775.0 million in 2002. In connection with our reorganization, we adopted fresh start accounting as of January 31, 2003. The net effect of all fresh start accounting adjustments resulted in a charge of $644.7 million, which is reflected in the statement of operations for the one month ended January 31, 2003. If we cannot achieve and maintain profitability, the value of your investment in our company may decline.

You may not be able to compare our historical financial information to our current financial information, which will make it more difficult to evaluate an investment in our company.

       As a result of our emergence from bankruptcy, we are operating our business with a new capital structure, and are subject to the fresh start accounting prescribed by generally accepted accounting principles. Accordingly, unlike other companies that have not previously filed for bankruptcy protection, our financial condition and results of operations are not comparable to the financial condition and results of operations reflected in our historical financial statements contained in this prospectus. Without historical financial statements to compare to our current performance, it may be more difficult for you to assess our future prospects when evaluating an investment in our common stock.

The financial and operating difficulties in the wireless telecommunications sector, which have negatively affected some of our customers, could adversely impact our revenues and profitability.

       The slowdown and intense competition in the wireless and telecommunications industries over the past several years have impaired the financial condition of some of our customers. The financial uncertainties facing our customers could reduce demand for our communications sites, increase our bad debt expense and reduce prices on new customer contracts. Industry consolidation could reduce the number of our potential customers. In addition, we may be negatively impacted by our customers’ limited access to debt and equity capital, which may constrain their ability to conduct business with us. As a result, our growth strategy, revenues and profitability may be adversely affected.

A decrease in the demand for our wireless communications sites and our ability to secure additional customers could negatively impact our ability to achieve and maintain profitability.

       Our business depends on demand for communications sites from wireless service providers, which in turn, depends on consumer demand for wireless services. A reduction in demand for our communications sites or increased competition for additional customers could have an adverse effect on our business. Our wireless service provider customers lease and license communications sites on our towers based on a number of factors, including the level of demand by consumers for wireless services, the financial condition and access to capital of those providers, the strategy of providers with respect to owning, leasing or sharing communications sites, available spectrum and related infrastructure, competitive pricing, consolidation among our customers and potential customers, government regulation of communications licenses, changes in telecommunications regulations, the characteristics of each company’s technology and geographic terrain. Any decrease in the demand for our communications sites from current levels or in our ability to secure additional customers could decrease our ability to become and remain profitable and could decrease the value of your investment.

Consolidation in the wireless industry could decrease the demand for our sites and may lead to reductions in our revenues.

       Various wireless service providers, which are our primary existing and potential customers, could enter into mergers, acquisitions or joint ventures with each other over time. These consolidations could reduce the size of our customer base and have a negative impact on the demand for our services. Recent regulatory developments have made consolidation in the wireless industry easier and more likely. For example, the Federal Communications Commission, or “FCC,” has recently eliminated the spectrum aggregation cap in a geographic area in favor of a case-by-case review of spectrum transactions, enabled the ownership by a single entity of interests in both cellular carriers in an overlapping cellular service area and authorized spectrum leasing for a variety of wireless radio services. See “Business — Regulatory and Environmental Matters.” It is possible that at least some wireless service providers may take advantage of this relaxation of spectrum and ownership limitations and consolidate their businesses. Any industry consolidation could decrease the demand for our sites, which may lead to reductions in our revenues.

An increase in the spectrum available for wireless services may impact the demand for our communication towers, which may negatively impact our operating results.

       It is expected that additional spectrum for the provision of wireless services will be made available over the next few years. For example, the FCC is required to make available for commercial use a portion of the frequency spectrum currently reserved for government use. Some portion of this spectrum may be used to create new land mobile services or to expand existing offerings. Further, the FCC has auctioned or announced plans to auction large blocks of spectrum that will in the future be used to expand existing wireless networks and to create new or advanced wireless services. This additional spectrum could be used to replace existing spectrum and could be deployed in a manner that reduces the need for communications towers to transmit signals over existing spectrum. Any increased spectrum could have an adverse impact on our business and may impair our operating results.

Because a significant portion of our revenues depends on a small number of customers, the loss of any of these customers could decrease our revenues.

       A significant portion or our revenues is derived from a small number of customers. For example, Nextel (including its affiliates) and Cingular represented approximately 28% and 20%, respectively, of our revenues for the year ended December 31, 2002 and 29% and 19%, respectively, of our revenues for the six months ended June 30, 2003. If Nextel, Cingular or any of our other customers were to suffer financial difficulties or were unwilling or unable to perform their obligations under their agreements with us, our revenues could be adversely affected.

       In addition, from time to time in the ordinary course of our business, we have experienced conflicts or disputes with some of our customers and lessors. Most of these disputes relate to the interpretation of terms in our contracts. While we seek to resolve conflicts amicably and have generally resolved customer disputes on commercially reasonable terms, these disputes could lead to increased tensions and damaged relationships with these entities. In some cases, a dispute could result in a termination of our contracts with customers or lessors, some of whom are key to our business. In addition, if we are unable to resolve these differences amicably, we may be forced to litigate these disputes in order to enforce or defend our rights. Damaged or terminated relationships with our key customers, or any related litigation, could hurt our business and lead to decreased revenues (including as a result of losing a customer or lessor) or increased costs, any of which may have a negative impact on our operating results.

If we are unable to successfully compete, our business will suffer.

       We believe that tower location and capacity, price, quality of service and density within a geographic market historically have been, and will continue to be, the most significant competitive factors affecting our site operations business. We compete for customers with:

•	wireless service providers that own and operate their own towers and lease, or may in the future decide to lease, antenna space to other providers;

•	other independent tower operators; and

•	owners of non-tower antenna sites, including rooftops, water towers and other alternate structures.

       Some of our competitors have significantly more financial resources than we do. The intense competition in our industry may make it more difficult for us to attract new customers, increase our gross margins or maintain or increase our market share.

Competing technologies and other service options offer alternatives to ground-based antenna systems and allow our customers to increase wireless capacity without increased use of ground-based facilities, both of which could reduce the demand for our sites.

       Most types of wireless and broadcast services currently require ground-based network facilities, including communications sites for transmission and reception. The development and growth of communications and other new technologies that do not require ground-based sites could reduce the demand for space on our towers. For example, the growth in delivery of video, voice and data services by satellites, which allow communication directly to users’ terminals without the use of ground-based facilities, could lessen demand for our sites. Moreover, the FCC has issued licenses for several additional satellite systems (including low earth orbit systems) that are intended to provide more advanced, high-speed data services directly to consumers. These satellite systems compete with land-based wireless communications systems, thereby reducing the demand for the services that we provide. Technological developments are also making it possible for carriers to expand their use of existing facilities to provide service without additional tower facilities. The increased use by carriers of signal combining and related technologies, which allow two or more carriers to provide services on different transmission frequencies using the communications antenna and other facilities normally used by only one carrier, could reduce the demand for tower-based broadcast transmissions and antenna space. In addition to sharing transmitters, carriers are sharing (or considering the sharing of) telecommunications infrastructure in ways that might adversely impact the growth of our business. Furthermore, wireless service providers frequently enter into agreements with competitors allowing them to utilize one another’s wireless communications facilities to accommodate customers who are out of range of their home providers’ services, so that the home providers do not need to lease space for their own antennas on communications sites we own. Any of the conditions and developments described above could reduce demand for our ground-based antenna sites, and may have an adverse effect on our business and revenues.

We may be unable to modify towers and add new customers, which could negatively impact our growth strategy and our business.

       Our business depends on our ability to modify towers and add new customers as they expand their tower network infrastructure. Regulatory and other barriers could adversely affect our ability to modify towers in accordance with the requirements of our customers, and, as a result, we may not be able to meet our customers’ requirements. Our ability to modify towers and add new customers to towers may be affected by a number of factors beyond our control, including zoning and local permitting requirements, Federal Aviation Administration, or “FAA,” considerations, FCC tower registration procedures, availability of tower components and construction equipment, availability of skilled construction personnel, weather conditions and environmental compliance issues. In addition, because public concern over tower proliferation has grown in recent years, many communities now restrict tower modifications or delay granting permits required for adding new customers. In addition, we may not be able to overcome the barriers to modifying towers or adding new customers. Our failure to complete the necessary modifications could have an adverse effect on our growth strategy and our business.

We may encounter difficulties in integrating acquisitions with our operations, which could limit our revenue growth and our ability to achieve or sustain profitability.

       We have agreed to complete the lease or sublease of 600 towers from SBC between May 2003 and August 2004. The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties, divert managerial attention or require significant financial resources. These leases or subleases and other future acquisitions may require us to incur additional indebtedness and contingent liabilities, which may limit our revenue growth and our ability to achieve or sustain profitability. Alternatively, these acquisitions may be financed through the issuance of additional equity, which would dilute your interest as a stockholder. Moreover, any future acquisitions may not generate any additional income for us or provide any benefit to our business.

Your ability to influence corporate matters may be limited because a small number of stockholders beneficially own a substantial amount of our common stock.

       After giving effect to the offering, affiliates of Apollo Management V, L.P. will own approximately 8.3 million shares, or 17.4%, of our common stock and certain funds managed by Oaktree Capital Management, LLC will own approximately 7.2 million shares, or 15.2%, of our common stock. Two of our directors are associated with these stockholders. As a result, Apollo and Oaktree could exert significant influence over our management and policies and may have interests that are different from yours.

We may be unable to attract and retain key personnel, which would adversely affect our ability to effectively manage our business.

       Our future performance depends largely on the continued services of senior executive officers, including, but not limited to, our Chief Executive Officer, Stephen H. Clark, our Chief Operating Officer, Timothy G. Biltz, and our Chief Financial Officer, David P. Tomick. This dependence is particular to our business because the skills, knowledge, technical experience and customer relationships of our senior executive officers are essential to obtaining and maintaining these relationships and executing our business plan. Although Messrs. Clark, Biltz and Tomick each has an employment agreement with SpectraSite, the loss of any of these key employees would likely have a significantly detrimental effect on our ability to effectively manage our business.

Our failure to comply with federal, state and local laws and regulations could result in our being fined, liable for damages and, in some cases, losing our right to conduct some of our business.

       We are subject to a variety of regulations, including those at the federal, state and local levels. Both the FCC and the FAA regulate towers and other sites used for wireless communications transmitters and receivers. See “Business — Regulatory and Environmental Matters.” In addition, under the FCC’s rules, we are fully liable for the acts or omissions of our contractors. We generally indemnify our customers against any failure by us to comply with applicable standards. Our failure to comply with any applicable laws and regulations (including as a result of acts or omissions of our contractors, which may be beyond our control) may lead to monetary forfeitures or other enforcement actions, as well as civil penalties, contractual liability and tort liability and, in some cases, losing our right to conduct some of our business, any of which could have an adverse impact on our business.

       We also are subject to local regulations and restrictions that typically require tower owners to obtain a permit or other approval from local officials or community standards organizations prior to tower construction or modification. Local regulations could delay or prevent new tower construction or modifications, as well as increase our costs, any of which could adversely impact our ability to implement or achieve our business objectives.

Because we generally lease, sublease, or license the land under our towers, our business may be adversely affected if we fail to protect our rights under our contracts.

       Our real property interests relating to towers primarily consist of leasehold and sub-leasehold interests, private easements and licenses, and easements and rights-of-way granted by governmental entities. A loss of these interests for any reason, including losses arising from the bankruptcy of a significant number of our lessors, from the default by a significant number of our lessors under their mortgage financing or from a challenge to our interest in the real property, would interfere with our ability to conduct our business and generate revenues. Our ability to protect our rights against persons claiming superior rights in towers or real property depends on our ability to:

•	recover under title insurance policies, the policy limits of which may be less than the purchase price of a particular tower;

•	in the absence of title insurance coverage, recover under title warranties given by tower sellers, which warranties often terminate after the expiration of a specific period, typically one to three years;

•	recover from landlords under title covenants contained in lease agreements; and

•	obtain so-called “non-disturbance agreements” from mortgagees and superior lienholders of the land under our towers.

       Our inability to protect our rights to the land under our towers could have a material adverse affect on our business and operating results.

Our failure to comply with environmental laws could result in liability and claims for damages.

       We are subject to environmental laws and regulations that impose liability without regard to fault. These laws and regulations place responsibility on us to investigate potential environmental and other effects of operations and to disclose any significant effects in an environmental assessment prior to constructing a tower or adding a new customer on a tower. In the event the FCC determines that one of our towers would have a significant environmental impact, the FCC would be required to prepare an environmental impact statement. This regulatory process could be costly to us and could significantly delay our registration of a particular tower. In addition, we are subject to environmental laws that may require investigation and clean up of any contamination at facilities we own or operate or at third-party waste disposal sites. These laws could impose liability even if we did not know of, or were not responsible for, the contamination. Although we believe that we currently have no material liability under applicable environmental laws, the costs of complying with existing or future environmental laws, responding to petitions filed by environmental protection groups, investigating and remediating any contaminated real property and resolving any related liability could have a material adverse effect on our business.

Our towers may be damaged by disaster and other unforeseen damage for which our self-insurance may not provide adequate coverage.

       Our towers are subject to risks associated with natural disasters, such as ice and wind storms, tornadoes, floods, hurricanes and earthquakes, as well as other unforeseen damage. We self-insure almost all of our towers against these risks. Since our inception, two of our towers have been destroyed by high wind, and approximately 25 tower sites have suffered minor damage due to flooding. In addition, we own, lease and license a large number of towers in geographic areas, including Texas, California, Illinois and Ohio, that have historically been subject to natural disasters, such as high winds, floods, earthquakes and severe weather. A tower accident for which we do not have adequate insurance reserves or have no insurance, or a large amount of damage to a group of towers, could decrease the value of our assets and have an adverse effect on our operating results.

If radio frequency emissions from our towers are demonstrated, or perceived, to cause negative health effects, our business and revenues may be adversely affected.

       The safety guidelines for radio frequency emissions from our sites require us to undertake safety measures to protect workers whose activities bring them into proximity with the emitters and to restrict access to our sites by others. If radio frequency emissions are found, or perceived, to be harmful, our customers and possibly our company could face lawsuits claiming damages from these emissions, and demand for wireless services and new towers, and thus our business and revenues could be adversely affected. Although we have not been subject to any claims relating to radio frequency emissions, we cannot assure you that these claims will not arise in the future or that they will not negatively impact our business.

Our substantial indebtedness could impair our financial condition and make it more difficult for us to fund our operations.

       Even after our recent restructuring, we are, and may continue to be, highly leveraged. As of June 30, 2003, we had $680.2 million of consolidated indebtedness. Our high level of indebtedness could have important negative consequences for us. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing;

•	require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, reducing available cash flow to fund other projects;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	place us at a competitive disadvantage relative to less leveraged competitors.

       Our ability to generate sufficient cash flow from operations to pay the principal of, and interest on, our indebtedness is uncertain. In particular, we may not meet our anticipated revenue growth and operating expense targets, and, as a result, our future debt service obligations, including our obligations on our senior notes, could exceed cash available to us. Further, we may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

       In addition, we may be able to incur significant additional indebtedness in the future. To the extent new debt is added to our current debt levels, the risks described above would increase, which could make a material adverse effect on our operations and our ability to run our business more likely.

Repayment of the principal of our outstanding indebtedness, including our senior notes, may require additional financing that we cannot assure you will be available to us.

       We have historically financed our operations primarily with indebtedness. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations, including our senior notes, will continue to depend on our future financial performance. In addition, we currently anticipate that, in order to pay the principal of our outstanding indebtedness, including our senior notes, or to repay such indebtedness upon a change of control as defined in the instruments governing our indebtedness, we may be required to adopt one or more alternatives, such as refinancing our indebtedness or selling our equity securities or the equity securities or assets of our subsidiaries. We cannot assure you that we could affect any of the foregoing alternatives on terms satisfactory to us, that any of the foregoing alternatives would enable us to pay the interest or principal of our indebtedness or that any of such alternatives would be permitted by the terms of our credit facility and other indebtedness then in effect.

The terms of our credit facility and the indenture relating to our senior notes may restrict our current and future operations, which would adversely affect our ability to respond to changes in our business and to manage our operations.

       Our credit facility and the indenture relating to our senior notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur additional debt;

•	pay dividends and make other restricted payments;

•	create liens;

•	make investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale-leaseback transactions;

•	enter into transactions with affiliates;

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions; and

•	make capital expenditures.

       The credit facility also requires us to maintain certain financial ratios. A failure by us to comply with the covenants or financial ratios contained in the credit facility could result in an event of default under the facility which could adversely affect our ability to respond to changes in our business and manage our operations. In the event of any default under our credit facility, the lenders under our credit facility will not be required to lend any additional amounts to us. Our lenders also could elect to declare all amounts outstanding, to be due and payable, require us to apply all of our available cash to repay these amounts or prevent us from making debt service payments on our senior notes, any of which could result in an event of default under our senior notes. If the indebtedness under our credit facility or our senior notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay this indebtedness in full.

If Communications is unable to distribute cash to us, we may be unable to pay dividends or satisfy our outstanding debt obligations.

       We have never declared or paid any cash dividends on our common stock. We currently intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock in the immediate future. In addition, our credit facility and the indenture governing our senior notes restrict our ability to pay dividends. Any future determination to pay dividends will be at the discretion of our Board of Directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that our Board of Directors considers relevant. Furthermore, Communications’ credit facility imposes restrictions on our subsidiaries’ ability to distribute cash to us. As a holding company, we are dependent on our subsidiaries, including primarily Communications, for our cash flow. If Communications is unable to distribute cash to us for any reason, including due to restrictions in the credit facility, we would be unable to pay dividends or possibly to satisfy our obligations under our debt instruments.

Sales of our common stock after this offering could adversely affect our stock price.

       Sales of a substantial number of shares of our common stock into the public market after this offering, or the perception that these sales could occur, could adversely affect our stock price. As of June 30, 2003, we had 47,487,030 shares of common stock outstanding. We have reserved an additional 135,866 shares of common stock issuable in connection with further distributions pursuant to our plan of reorganization. We have also reserved an additional 5,877,164 shares of common stock for issuance under our stock option plan and 2,499,940 shares of common stock for issuance upon the exercise of warrants. All of our outstanding shares of common stock, as well as the shares of common stock issuable in connection with our emergence from bankruptcy and upon exercise of outstanding stock options and warrants, are or will be freely tradable without restriction or further registration under the federal securities laws, except to the extent they are held by one or our affiliates, as that term is defined in Rule 144 under the Securities Act. Upon the completion of this offering, the selling stockholders will together hold approximately 50.0% of the outstanding shares of our common stock, or approximately 47.2% if the underwriters’ over-allotment option is exercised in full. After the expiration of the 120 day “lock-up” period to which all of the selling stockholders and our directors and executive officers are subject, these individuals and entities will be entitled to dispose of their remaining shares, although the shares of common stock held by our affiliates will continue to be subject to the volume and other restrictions of Rule 144 under the Securities Act. In addition, Goldman, Sachs & Co. may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to the lock-up. The shares that are released from the lock-up will be freely tradable without restriction or further registration under the federal securities laws, except to the extent they are held by one of our affiliates.

       After giving effect to the sale of common stock in this offering (and assuming that the underwriters do not exercise the over-allotment option granted to them by the selling stockholders), three stockholders holding an aggregate of approximately 20.4 million shares of our common stock (including shares issuable upon the exercise of outstanding options) have the right (subject to limited conditions) to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Sales by these stockholders in a registered public offering would not be subject to the limitations of Rule 144 under the Securities Act. By exercising their registration rights and selling a large number of shares, these holders could cause the price of our common stock to decline.

FORWARD-LOOKING STATEMENTS

       This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our industry experience as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include but are not limited to:

•	substantial leverage and capital requirements, even after our emergence from chapter 11;

•	dependence on demand for wireless communications;

•	our ability to add customers on our towers;

•	material adverse changes in economic conditions in the markets we serve;

•	future regulatory actions and conditions in our operating areas;

•	competition from others in the communications tower industry;

•	technological innovation;

•	the integration of our operations with those of towers or businesses we have acquired or may acquire in the future and the realization of the expected benefits;

•	dependence upon a small number of significant customers;

•	disputes with our current and prospective customers and lessors;

•	the need for additional financing to provide operating and growth capital; and

•	other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings.

       You should keep in mind that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

USE OF PROCEEDS

       We will not receive any proceeds from the sale of shares by the selling stockholders.

PRICE RANGE OF COMMON STOCK

       Our common stock was initially available for trading on the Pink Sheets as of February 11, 2003 and now trades on the OTC Bulletin Board under the ticker symbol SPCS. We have applied to list our common stock on the New York Stock Exchange.

       The following table sets forth on a per share basis the high and low sales prices for consolidated trading in our common stock as reported on the Pink Sheets or OTC Bulletin Board, as applicable, through August 22, 2003. Historical prices are adjusted to give effect to our two-for-one stock split effected August 21, 2003.

	Common Stock

	High	Low

2003
First quarter (beginning February 11, 2003)	$16.00	$12.25
Second quarter	$27.05	$14.00
Third quarter (through August 22, 2003)	$34.50	$24.88

       As of August 22, 2003, there were approximately eleven holders of record of our common stock, including record holders on behalf of an indeterminate number of beneficial owners. On August 22, 2003, the last reported sale price of our common stock price was $31.00.

DIVIDEND POLICY

       We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings and we do not anticipate paying any cash dividends on our common stock. In addition, our credit facility and the indenture governing our senior notes restrict our ability to pay dividends. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that our Board of Directors considers relevant. Furthermore, as a holding company, we depend on the cash flow of our subsidiaries. Our credit facility imposes restrictions on our subsidiaries’ ability to distribute cash to us.

CAPITALIZATION

       The following table sets forth our cash and capitalization as of June 30, 2003.

       The information set forth below should be read in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of June 30,
2003(1)

(dollars in
thousands)
Cash and cash equivalents	$58,753

Long-term debt:
Credit facility(2)	$479,955
8 1/4% senior notes due 2010	200,000
Other debt	281

Total long-term debt	680,236
Stockholders’ equity:
Common Stock, $0.01 par value, 250,000,000 shares authorized, 47,487,030 issued and outstanding(3)	475
Additional paid-in-capital	686,861
Accumulated other comprehensive income	3,524
Accumulated deficit	(9,266)

Total stockholders’ equity	681,594

Total capitalization	$1,361,830

(1)	Our capitalization as of June 30, 2003 does not give effect to the estimated expenses of $1.0 million payable by us in connection with this offering.

(2)	The credit facility includes a revolving credit facility, a multiple draw term loan and a term loan. As of June 30, 2003, the revolving credit facility was undrawn and the term loans were fully drawn with outstanding balances of $204.8 million under the multiple draw term loan and $275.2 million under the term loan. The weighted average interest rate on outstanding borrowings under the credit facility was 4.83% as of June 30, 2003.

(3)	As of June 30, 2003, we had 47,487,030 shares outstanding. An additional 135,866 shares are subject to issuance pursuant to further distributions under our plan of reorganization. In addition, as of June 30, 2003, we have 2,499,940 shares of common stock reserved for issuance upon exercise of warrants at an exercise price of $16.00 per share. As of June 30, 2003, options to purchase 5,462,714 shares of our common stock are outstanding and 414,450 shares are available for future awards under our equity incentive plan.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

       The following table sets forth selected historical consolidated financial and other data. We refer to the periods prior to our emergence from chapter 11 as “predecessor company” and to the periods subsequent to that date as “reorganized company.” The balance sheet data as of December 31, 1998, 1999, 2000, 2001 and 2002 and the statement of operations data for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 are derived from our audited consolidated financial statements. The balance sheet data as of June 30, 2002, January 31, 2003 and June 30, 2003 and the statement of operations data for the six months ended June 30, 2002 and for the one month ended January 31, 2003 for the predecessor company, the five months ended June 30, 2003 for the reorganized company and the six months ended June 30, 2003 for the combined predecessor and reorganized company are derived from our unaudited financial statements. In our opinion, the unaudited financial data include all adjustments (consisting only of normal recurring adjustments for the predecessor company for the six months ended June 30, 2002 and normal recurring adjustments and fresh start accounting adjustments for the predecessor company for the one month period ended January 31, 2003, for the reorganized company for the five months ended June 30, 2003 and for the combined predecessor and reorganized company for the six months ended June 30, 2003) necessary to present fairly the information set forth therein.

       As a result of the implementation of fresh start accounting as of January 31, 2003, our financial statements after that date are not comparable to our financial statements for prior periods because of the differences in the bases of accounting and the capital structure for the predecessor company and the reorganized company. We believe that the presentation of operating results for the combined predecessor and reorganized company for the six months ended June 30, 2003 is useful to assist investors in evaluating our six months ended June 30, 2003 operating results in comparison to our operating results for the six months ended June 30, 2002. Operating results for the one month ended January 31, 2003 for the predecessor company, the five months ended June 30, 2003 for the reorganized company and the six months ended June 30, 2003 for the combined predecessor and reorganized company are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

       Net loss per share (basic and diluted) and weighted average common shares outstanding (basic and diluted) of the reorganized company for the five months ended June 30, 2003, gives effect to our two-for-one stock split, effected August 21, 2003. Net loss per share (basic and diluted) and weighted average common shares outstanding (basic and diluted) of the predecessor company reflect share amounts of our Old Common Stock and do not reflect the stock split.

       The information set forth below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Prior period information has been restated to present the operations of the network services division as a discontinued operation.

									Combined
									Predecessor
									and
								Reorganized	Reorganized
								Company	Company
	Predecessor Company(1)							(1)	(1)(2)

						Six	One	Five	Six
						Months	Month	Months	Months
	Year Ended December 31,					Ended	Ended	Ended	Ended
						June 30,	January 31,	June 30,	June 30,
	1998	1999	2000	2001	2002	2002	2003	2003	2003

	(dollars and shares in thousands, except per share amounts)
Statement of Operations Data:
Revenues:
Site operations	$656	$46,515	$116,476	$221,614	$282,525	$135,585	$25,556	$128,567	$154,123
Broadcast services	8,142	12,624	38,593	38,211	26,809	12,688	1,237	6,988	8,225

Total revenues	8,798	59,139	155,069	259,825	309,334	148,273	26,793	135,555	162,348

Operating expenses:
Costs of operations (excluding depreciation, amortization and accretion expense):
Site operations	299	17,825	46,667	91,689	108,540	52,210	8,840	42,824	51,664
Broadcast services	2,492	5,572	26,245	29,538	21,158	10,375	1,492	6,427	7,919
Selling, general and administrative expenses	9,690	31,243	51,825	72,431	58,037	30,976	4,280	21,275	25,555
Depreciation, amortization and accretion expense(3)	1,268	32,038	78,103	165,267	189,936	95,263	16,075	42,452	58,527
Restructuring and non-recurring charges	—	7,727	—	142,599	28,570	28,570	—	—	—

Total operating expenses	13,749	94,405	202,840	501,524	406,241	217,394	30,687	112,978	143,665

Operating income (loss)	$(4,951)	$(35,266)	$(47,771)	$(241,699)	$(96,907)	$(69,121)	$(3,894)	$22,577	$18,683

Gain on debt discharge	—	—	—	—	—	—	1,034,764	—	1,034,764
Income (loss) from continuing operations	(9,079)	(94,282)	(163,059)	(660,627)	(338,979)	(200,561)	1,025,788	(8,670)	1,017,118
Reorganization items:
Adjust accounts to fair value	—	—	—	—	—	—	(644,688)	—	(644,688)
Professional and other fees	—	—	—	—	—	—	(23,894)	—	(23,894)
Income (loss) from discontinued operations	—	(3,386)	5,443	5,858	(59,252)	(2,785)	—	(596)	(596)
Cumulative effect of change in accounting principle	—	—	—	—	(376,753)	(376,753)	(12,236)	—	(12,236)

Net income (loss)	$(9,079)	$(97,668)	$(157,616)	$(654,769)	$(774,984)	$(580,099)	$344,970	$(9,266)	$335,704
Net income (loss) applicable to common stockholders	$(11,235)	$(98,428)	$(157,616)	$(654,769)	$(774,984)	$(580,099)	$344,970	$(9,266)	$335,704
Net loss per share (basic and diluted)	$(11.98)	$(12.48)	$(1.31)	$(4.36)	$(5.03)	$(3.77)	$2.24	$(0.20)	N/A
Weighted average common shares outstanding (basic and diluted)	938	7,886	120,731	150,223	153,924	153,834	154,014	47,216	N/A

									Combined
									Predecessor
									and
								Reorganized	Reorganized
								Company	Company
	Predecessor Company(1)							(1)	(1)(2)

						Six	One	Five	Six
						Months	Month	Months	Months
	Year Ended December 31,					Ended	Ended	Ended	Ended
						June 30,	January 31,	June 30,	June 30,
	1998	1999	2000	2001	2002	2002	2003	2003	2003

	(dollars and shares in thousands, except per share amounts)
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$(2,347)	$17,555	$11,365	$(12,133)	$36,286	$(15,688)	$5,892	$28,550	$34,442
Net cash provided by (used in) investing activities	(45,002)	(813,225)	(1,108,690)	(984,724)	(69,966)	(59,347)	(2,737)	65,702	62,965
Net cash provided by (used in) financing activities	144,663	733,900	1,612,200	475,751	83,094	88,795	(10,884)	(108,731)	(119,615)
Purchases of property and equipment	26,598	644,778	658,283	958,945	71,248	48,530	2,737	6,181	8,918
Balance Sheet Data (at end of period):
Cash and cash equivalents	$114,962	$37,778	$552,653	$31,547	$80,961	$45,307	$73,442	$58,753	$58,753
Total assets	161,946	1,219,953	3,054,105	3,203,425	2,578,456	2,721,271	2,577,575	1,556,185	1,556,185
Total long-term obligations	132,913	716,639	1,708,273	2,326,177	792,083	2,477,881	849,350	732,929	732,929
Liabilities subject to compromise	—	—	—	—	1,763,286	—	1,763,286	—	—
Redeemable convertible preferred stock	40,656	—	—	—	—	—	—	—	—
Total stockholders’ equity (deficit)	(14,067)	457,756	1,224,800	719,345	(75,127)	119,984	(96,678)	681,594	681,594
Selected Operating Data (at end of period):
Adjusted EBITDA(4)	$(3,683)	$4,849	$32,904	$68,292	$122,294	$55,292	$12,181	$65,029	$77,210
Number of owned or operated towers	106	2,765	5,030	7,925	8,036	7,994	8,036	7,539	7,539

(1)	On February 10, 2003, we emerged from chapter 11. References to the combined predecessor and reorganized company represent the one month period ended January 31, 2003 for the predecessor company and the five months ended June 30, 2003 for the reorganized company. In accordance with AICPA Statement of Position 90-7 Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”), we adopted fresh start accounting as of January 31, 2003 and our emergence from chapter 11 resulted in a new reporting entity. Under fresh start accounting, the reorganization value of the entity is allocated to the entity’s assets based on fair values, and liabilities are stated at the present value of amounts to be paid determined at appropriate current interest rates. The net effect of all fresh start accounting adjustments resulted in a charge of $644.7 million, which is reflected in the statement of operations for the one month ended January 31, 2003. The effective date is considered to be the close of business on January 31, 2003 for financial reporting purposes. The periods presented prior to January 31, 2003 have been designated “predecessor company” and the periods subsequent to January 31, 2003 have been designated “reorganized company.” As a result of the implementation of fresh start accounting as of January 31, 2003, our financial statements after the effective date are not comparable to our financial statements for prior periods because of differences in the bases of accounting and the capital structure for the predecessor company and the reorganized company.

(2)	On February 10, 2003, we sold 545 towers to Cingular. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tower Acquisitions and Dispositions” for a presentation of the six months ended June 30, 2003, giving effect to the sale as if it had occurred on January 1, 2003.

(3)	Depreciation, amortization and accretion expense for the one-month and five-month periods are not proportional because the predecessor company and the reorganized company used different bases of accounting.

(4)	We define Adjusted EBITDA as operating income (loss) before depreciation, amortization and accretion expenses, restructuring and non-recurring charges, and non-cash compensation charges. Adjusted EBITDA differs from EBITDA and may not be comparable to EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors because it is used by our management to evaluate the operating performance of our consolidated operations. We use Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets. Additionally, our credit facility requires us to maintain certain financial ratios, including a specified ratio of total debt to annualized EBITDA (as defined in the credit agreement).

We believe Adjusted EBITDA is a useful measure of our ability to grow our revenues faster than our operating expenses, excluding those expenses associated with our capital investments. Adjusted EBITDA excludes depreciation, amortization and accretion expenses, in order to eliminate the impact of capital investments, which management believes is better evaluated through its effect on free cash flow. Adjusted EBITDA excludes certain items, including gain on debt discharge, reorganization items, restructuring and non-recurring charges, discontinued operations, cumulative effect of change in accounting principle and other expense, that we believe are not indicative of our core operating results. Adjusted EBITDA also excludes interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structures, which management believes are better evaluated apart from the profitability of our core operations. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with generally accepted accounting principles, such as net income. Adjusted EBITDA was calculated as follows for the periods indicated:

									Combined
									Predecessor
									and
								Reorganized	Reorganized
	Predecessor Company							Company	Company

						Six Months	One Month	Five Months	Six Months
	Year Ended December 31,					Ended	Ended	Ended	Ended
						June 30,	January 31,	June 30,	June 30,
	1998	1999	2000	2001	2002	2002	2003	2003	2003

	(dollars in thousands)
Net income (loss)	$(9,079)	$(97,668)	$(157,616)	$(654,769)	$(774,984)	$(580,099)	$344,970	$(9,266)	$335,704
Depreciation, amortization and accretion expense	1,268	32,038	78,103	165,267	189,936	95,263	16,075	42,452	58,527
Restructuring and non-recurring charges	—	7,727	—	142,599	28,570	28,570	—	—	—
Non-cash compensation charges	—	350	2,572	2,125	695	580	—	—	—
Interest income	(3,569)	(8,951)	(28,391)	(17,037)	(855)	(377)	(137)	(496)	(633)
Interest expense	8,170	67,513	134,664	212,174	226,536	120,492	4,721	27,865	32,586
Gain on debt discharge	—	—	—	—	—	—	(1,034,764)	—	(1,034,764)
Other expense	(473)	454	8,571	223,236	10,929	11,182	493	3,070	3,563
Income tax expense	—	—	444	555	1,133	143	5	808	813
Reorganization items:
Adjust accounts to fair value	—	—	—	—	—	—	644,688	—	644,688
Professional and other fees	—	—	—	—	4,329	—	23,894	—	23,894
Loss (income) from operations of discontinued segment, net of income tax expense	—	3,386	(5,443)	(5,858)	12,268	2,785	—	—	—
Loss on disposal of discontinued segment	—	—	—	—	46,984	—	—	596	596
Cumulative effect of change in accounting principle	—	—	—	—	376,753	376,753	12,236	—	12,236

Adjusted EBITDA	$(3,683)	$4,849	$32,904	$68,292	$122,294	$55,292	$12,181	$65,029	$77,210

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       You should read the following discussion in conjunction with “Selected Consolidated Financial and Other Data” and our consolidated financial statements included elsewhere in this prospectus. Some of the statements in the following discussion are forward-looking statements. See “Forward-Looking Statements.”

Business Overview

       We are one of the largest, in terms of number of towers, and fastest growing, in terms of revenue growth, wireless tower operators in the United States. Our primary business is owning, leasing and licensing antenna sites on wireless and broadcast towers, owning and licensing in-building shared infrastructure systems and managing rooftop telecommunications access on commercial real estate. We also provide design, construction, modification and maintenance services for the broadcast tower industry. After the sale of 545 towers to Cingular, we owned or operated 7,539 towers and in-building systems as of June 30, 2003, located primarily in the top 100 BTA markets in the United States.

       On December 31, 2002, we completed the sale of our network services division. Network services’ revenues for the years ended December 31, 2001 and 2002 were $213.1 million and $136.2 million, respectively, and $77.6 million for the six months ended June 30, 2002. In conjunction with the sale, we recorded a loss on disposal of the network services division of $47.0 million. The results of the network services’ operations have been reported separately as discontinued operations in the statements of operations. Prior period financial statements have been restated to present the operations of the division as a discontinued operation.

       For the six months ended June 30, 2003, approximately 95% of our revenues came from our site operations business and approximately 5% of our revenues came from our broadcast services division. Factors affecting the growth in our site operations revenues include, among other things, the rate at which wireless carriers choose to deploy capital to improve and expand their wireless networks and contractual escalation clauses associated with existing site leasing and licensing agreements. For the six months ended June 30, 2003, more than 99% of our gross profit was provided by our site operations business. Our broadcast services division provided less than 1% of our gross profit for the six months ended June 30, 2003. We expect our broadcast service revenues to continue to be a nominal percentage of our gross profit in the immediate future.

       During the last six months, we have experienced a decline in revenues and earnings in our broadcast services division as compared to prior periods. This decline is attributable to reduced demand from our primary customers in the radio and television broadcast industries. The Adjusted EBITDA losses for the broadcast services division for the three and six months ended June 30, 2003 were $0.6 million and $0.9 million compared to Adjusted EBITDA of $0.3 million and $0.4 million for the three and six months ended June 30, 2002. Certain of our competitors in this industry have experienced similar business declines and one competitor has recently discontinued its broadcast services operation. Our Board of Directors has initiated an effort to evaluate whether similar actions may be required. In the event that our Board of Directors decides to discontinue our broadcast services business, we estimate that the resulting loss could be as much as $20.0 million, depending on the nature of the disposition.

       We generate site operations revenues primarily from wireless communication and broadcast companies by leasing and licensing space on our towers and access to our in-building neutral host distributed antenna systems. Typically, our site leasing and licensing agreements are specific to each site and are for the initial term of five to ten years, renewable for additional pre-determined periods at the option of the customer. Payments under leasing and licensing agreements are generally paid on a monthly basis, and revenue from each agreement is recorded monthly. Rate increases based on fixed escalation clauses included in certain lease and licensing agreements are recognized on a straight-line basis over the terms of the agreement. We also generate revenue by providing additional services to our customers for a fee. Revenues from fees originate at the time the customer applies for space on our towers or we provide certain services required in order to process the customer’s application. Additionally, we generate revenues related to the management of sites on rooftops. These management fees are recognized as revenue based on a pre-determined percentage of the receipts from site rentals.

       Broadcast services revenues consist of fees from construction contracts that are either fixed priced or on a time and materials basis. For the time and material contracts, revenues are recognized as services are performed. For long-term construction contracts primarily related to the construction of broadcast towers, revenues are recognized under the percentage-of-completion method. Design, construction and fabrication services are provided to the customer’s specifications. Costs to complete projects can be reasonably estimated. Revenues are recognized by the percentage of contract cost incurred to date compared to estimated total contract cost.

       Costs of operations related to site operations revenues consist primarily of ground rent, maintenance, utilities and taxes. Because our tower operating expenses generally do not increase significantly as we add additional customers, once a tower is built for an anchor customer, additional customers provide high incremental cash flow. Fluctuations in our profit margin are therefore directly related to the incremental number of customers on each site and the amount of fees generated in a particular period.

       Costs of operations related to broadcast services revenue include the direct costs of the fabrication, construction, modification and maintenance services that we provide. These costs include labor, subcontractors, materials, equipment rental and engineering services. The profit margins for broadcast services are highly susceptible to changes in service mix and demand. A substantial decline in capital expenditures by our broadcast customers in 2003 has adversely affected our broadcast services profit margins. Our declining profit margin in the broadcast services sector is primarily due to uncertainties regarding the requirements and timing for multicasting of digital television or “DTV.” These uncertainties have caused broadcasters to delay their capital expenditures for new construction and make minimum modifications to their towers.

       Selling, general and administrative expenses have three major components. The first component consists of expenses necessary to support our site leasing and licensing operations such as sales, marketing, and property management functions. The second component includes expenses incurred to support broadcast services activity, which include sales, legal and administrative support. The final component includes expenses that are incurred to support all of our business segments, such as legal, finance, human resources and other administrative support.

       On November 15, 2002, we filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of North Carolina, Raleigh Division.

       On November 18, 2002, we filed a Proposed Plan of Reorganization and a Proposed Disclosure Statement with the Bankruptcy Court. A plan confirmation hearing was held on January 28, 2003 and the Proposed Plan of Reorganization, as modified on that date (the “Plan of Reorganization”), was confirmed by the Bankruptcy Court. All conditions precedent to the effectiveness of the Plan of Reorganization were met by February 10, 2003, thereby allowing us to emerge from bankruptcy.

       Our emergence from bankruptcy and adoption of fresh start accounting resulted in the extinguishment of $1.76 billion of indebtedness and significantly reduced our interest expense and our depreciation, amortization, and accretion expense. As a result, we expect to achieve profitability sooner than if we had not filed a voluntary petition for bankruptcy.

       Our Plan of Reorganization provides for the distribution of 47.5 million shares of our common stock to our general unsecured creditors, including former noteholders, and new warrants to purchase an aggregate of 2.5 million shares of common stock at an exercise price of $16.00 per share to the holders of our old common stock, par value $0.001 per share (the “Old Common Stock”). These warrants expire on February 10, 2010. In addition, pursuant to the Plan of Reorganization, all outstanding shares of Old Common Stock and all outstanding options and warrants to purchase Old Common Stock that were outstanding on February 10, 2003 were cancelled. New options representing an aggregate of 10.0% of our fully diluted common stock were issued to our management.

Tower Acquisitions and Dispositions

       Our portfolio has grown from 106 towers as of December 31, 1998, to 7,539 towers and in-building systems as of June 30, 2003. We have accomplished this growth through acquisitions or new construction (principally pursuant to build-to-suit arrangements). The majority of our towers were acquired from (or built under agreements with) affiliates of SBC Communications and Nextel.

       Our original agreement with SBC called for us to acquire leasehold and subleasehold interests in approximately 3,900 towers over approximately two years and to commit to build towers for Cingular, an affiliate of SBC. Subsequent amendments to these agreements have resulted in a reduction in the number of towers to be leased or subleased to approximately 3,306 towers and in the termination of the build-to-suit arrangement. See Note 5 to our unaudited consolidated financial statements, “Acquisition Activities — SBC Transaction.” We reduced our acquisition program and terminated our build-to-suit program in order to limit our required capital expenditures and to achieve additional financial flexibility. In November 2001, we paid a fee of $35 million in connection with the first of these amendments. On February 10, 2003, we sold our interest in 545 SBC towers in California and Nevada to Cingular for an aggregate purchase price of $81.0 million and paid SBC a fee of $7.5 million related to the last of the reductions in the maximum number of towers that we will lease or sublease. In connection with these transactions, we received a net cash payment of $73.5 million, which we used to repay a portion of the indebtedness outstanding under our credit facility, significantly reduced our capital expenditure commitments, extended the timeline to meet our remaining commitments and maintained a mutually profitable commercial relationship with a significant customer. The 545 towers sold represented approximately 7% of our owned and operated tower portfolio at December 31, 2002 and generally were characterized by lower revenues and lower tower cash flow per tower than other towers in our portfolio. We do not expect the sale of our interest in the 545 towers to materially impact our future operating performance. The following table shows the effects of the sale of the 545 SBC towers on operations for the first six months of 2003 and 2002:

			Amounts
			Adjusted for
	Actual	545 SBC	545 SBC
	Amounts	Towers Sold	Towers Sold

	(dollars in thousands)
Predecessor Company
One month ended January 31, 2003:
Site operations revenues	$25,556	$(1,202)	$24,354
Cost of site operations, excluding depreciation, amortization and accretion expense	8,840	(465)	8,375

Tower cash flow	$16,716	$(737)	$15,979

			Amounts
			Adjusted for
	Actual	545 SBC	545 SBC
	Amounts	Towers Sold	Towers Sold

	(dollars in thousands)
Reorganized Company
Five months ended June 30, 2003:
Site operations revenues	$128,567	$(368)	$128,199
Cost of site operations, excluding depreciation, amortization and accretion expense	42,824	(195)	42,629

Tower cash flow	$85,743	$(173)	$85,570

Combined Predecessor and Reorganized Company
Six months ended June 30, 2003:
Site operations revenues	$154,123	$(1,570)	$152,553
Cost of site operations, excluding depreciation, amortization and accretion expense	51,664	(660)	51,004

Tower cash flow	$102,459	$(910)	$101,549

Predecessor Company
Six months ended June 30, 2002:
Site operations revenues	$135,585	$(5,353)	$130,232
Cost of site operations, excluding depreciation, amortization and accretion expense	52,210	(2,905)	49,305

Tower cash flow	$83,375	$(2,448)	$80,927

       We remain contractually obligated to purchase an additional 600 towers from SBC from May 2003 through August 2004 for an aggregate purchase price of approximately $156 million. These commitments will require approximately $78 million in each of 2003 and 2004.

Results of Operations

Five Months Ended June 30, 2003, One Month Ended January 31, 2003 and the Six Months Ended June 30, 2002

       On January 28, 2003, our Plan of Reorganization was confirmed by the Bankruptcy Court, and we emerged from bankruptcy on February 10, 2003. As a result of the implementation of fresh start accounting as of January 31, 2003, our results of operations after that date are not comparable to results reported in prior periods because of differences in the bases of accounting and the capital structure for the Predecessor Company and the Reorganized Company. See Note 2 to the unaudited condensed consolidated financial statements for additional information on the consummation of the Plan of Reorganization and implementation of fresh start accounting.

       Consolidated revenues for the five months ended June 30, 2003 and the one month ended January 31, 2003 were $135.6 million and $26.8 million, respectively. Consolidated revenues for the six months ended June 30, 2002 were $148.3 million. Revenues from site operations were $128.6 million and $25.6 million for the five months ended June 30, 2003 and the one month ended January 31, 2003, respectively. Revenues from site operations were $135.6 million for the six months ended June 30, 2002. Revenues in 2003 were primarily affected by incremental revenue in 2003 from new customers on towers that were part of our portfolio on June 30, 2002, revenues derived from towers acquired or built subsequent to June 30, 2002 and increases in fee revenues, offset by reductions in revenues relating to the 545 SBC towers sold in February 2003. Based on trailing twelve-months revenue on the towers that we owned or operated as of June 30, 2002 and June 30,

2003, same tower revenue growth was 15% and same tower cash flow increased 21%. After the sale of 545 towers to Cingular, we owned or operated 7,539 towers and in-building systems at June 30, 2003, as compared to 7,994 towers and in-building systems at June 30, 2002.

       Revenues from broadcast services were $7.0 million and $1.2 million for the five months ended June 30, 2003 and the one month ended January 31, 2003, respectively. Revenues from broadcast services were $12.7 million in the six months ended June 30, 2002. Our declining profit margin in the broadcast services sector is primarily due to uncertainties regarding the requirements and timing for multicasting of DTV. These uncertainties have caused broadcasters to delay their capital expenditures for new construction and make minimum modifications to their towers.

       Costs of operations were $49.3 million and $10.3 million for the five months ended June 30, 2003 and the one month ended January 31, 2003, respectively. Costs of operations were $62.6 million for the six months ended June 30, 2002. Costs of operations for site operations were $42.8 million and $8.8 million for the five months ended June 30, 2003 and the one month ended January 31, 2003, respectively. Costs of operations for site operations were $52.2 million for the six months ended June 30, 2002. Costs of operations for site operations as a percentage of site operations revenues was 33.3% for the five months ended June 30, 2003, 34.6% for the one month ended January 31, 2003 and 38.5% for the six months ended June 30, 2002. Cost of operations for site operations in 2003 was primarily affected by increased revenues generated from new customers on existing towers. As our site operations mature, we expect that additional customers on towers will generate increases in our margins for site operations and in cash flow because a significant percentage of tower operating costs are fixed and do not increase with additional customers.

       Costs of operations for broadcast services were $6.4 million and $1.5 million for the five months ended June 30, 2003 and the one month ended January 31, 2003, respectively. Costs of operations for broadcast services were $10.4 million for the six months ended June 30, 2002. Costs of operations for broadcast services as a percentage of broadcast services revenues were 92.0% for the five months ended June 30, 2003, 120.6% for the one month ended January 31, 2003 and 81.8% for the six months ended June 30, 2002. Cost of operations for broadcast services in 2003 was primarily affected by lower revenue volumes in 2003.

       As a result of the factors discussed above, gross profit was $86.3 million and $16.5 million for the five months ended June 30, 2003 and the one month ended January 31, 2003, respectively. Gross profit was $85.7 million for the six months ended June 30, 2002. As a result of the factors discussed above, gross profit for site operations was $85.7 million and $16.8 million for the five months ended June 30, 2003 and the one month ended January 31, 2003, respectively. Gross profit for site operations was $83.4 million for the six months ended June 30, 2002.

       As a result of the factors discussed above, gross profit for broadcast services was $0.6 million for the five months ended June 30, 2003 and gross profit for broadcast services was a loss of $0.3 million for the one month ended January 31, 2003. Gross profit for broadcast services was $2.3 million for the six months ended June 30, 2002.

       Selling, general and administrative expenses were $21.3 million and $4.3 million for the five months ended June 30, 2003 and the one-month ended January 31, 2003, respectively. Selling, general and administrative expenses were $31.0 for the six months ended June 30, 2002. Selling, general and administrative expenses were 15.7% and 16.0% of total revenues for the five months ended June 30, 2003 and the one-month ended January 31, 2003, respectively. Selling, general and administrative expenses were 20.9% of total revenues for the six months ended June 30, 2002. Selling, general and administrative expenses were primarily affected in amount and as a percentage of revenues as a result of cost cutting measures that were implemented late in 2002 across all segments of the business.

       Selling, general and administrative expenses for site operations were $10.1 million and $2.2 million for the five months ended June 30, 2003 and the one-month ended January 31, 2003, respectively. Selling, general and administrative expenses for site operations were $15.3 million for the six months ended June 30, 2002. Selling, general and administrative expenses for site operations were 7.9% and 8.7% of site revenues for the five months ended June 30, 2003 and the one-month ended January 31, 2003, respectively. Selling, general and administrative expenses for site operations were 11.3% of site revenues for the six months ended June 30, 2002.

       Selling, general and administrative expenses for broadcast services were $1.0 million and $0.3 million for the five months ended June 30, 2003 and the one month ended January 31, 2003, respectively. Selling, general and administrative expenses for broadcast services were $1.9 million for the six months ended June 30, 2002. Selling, general and administrative expenses for broadcast services were 13.8% and 22.4% of broadcast services revenues for the five months ended June 30, 2003 and the one-month ended January 31, 2003, respectively. Selling, general and administrative expenses for broadcast services were 15.1% of broadcast services revenues for the six months ended June 30, 2002.

       Selling, general and administrative expenses not specific to the above business segments were $10.2 million and $1.8 million for the five months ended June 30, 2003 and the one month ended January 31, 2003, respectively. Selling, general and administrative expenses not specific to the above business sectors were $13.8 million for the six months ended June 30, 2002. Selling, general and administrative expenses not specific to the above business sectors were 7.5% and 6.6% of total revenues for the five months ended June 30, 2003 and the one-month ended January 31, 2003, respectively. Selling, general and administrative expenses not specific to the above business sectors were 9.3% of total revenues for the six months ended June 30, 2002.

       Depreciation, amortization and accretion expenses were $42.5 million and $16.1 million for the five months ended June 30, 2003 and the one month ended January 31, 2003, respectively. Depreciation, amortization and accretion expenses were $95.3 million for the six months ended June 30, 2002. Depreciation, amortization and accretion expenses for 2003 were affected primarily by the implementation of fresh start accounting, which reduced the depreciable bases of property and equipment by $957.2 million, resulting in decreased depreciation expense, offset by an increase in amortization expense relating to customer contracts and an increase in accretion of the asset retirement obligation.

       In May 2002, we announced that we would terminate our build-to-suit programs with Cingular and other carriers and implement other cost-cutting measures as a part of the curtailment of tower development activities. As a result of these actions, we recorded restructuring charges of $24.3 million in the six months ended June 30, 2002. Of this amount, $16.4 million was related to the write-off of work in progress related to sites in development that were terminated, $3.2 million was related to the costs of closing offices and $4.7 million was related to the costs of employee severance. In addition, we recorded a non-recurring impairment charge of $4.3 million in the six months ended June 30, 2002 to write-down the carrying value of 21 towers that were not marketable. The charge was based on the difference between the carrying value and the estimated discounted cash flows of the towers.

       Interest income was $0.5 million and $0.1 million for the five months ended June 30, 2003 and the one month ended January 31, 2003, respectively. Interest income was $0.4 million in the six months ended June 30, 2002. Interest income for 2003 was affected by higher cash balances on hand and lower interest rates. Interest expense was $27.9 million and $4.7 million for the five months ended June 30, 2003 and the one month ended January 31, 2003, respectively. Interest expense was $120.5 million for the six months ended June 30, 2002. Interest expense in 2003 was affected by the extinguishment of indebtedness pursuant to our Plan of Reorganization and a reduction of amounts outstanding under our credit facility, offset by increases in interest expense as a result of the issuance of the 8 1/4% Senior Notes due 2010 and writeoffs of $8.2 million of debt issuance costs resulting from prepayments of amounts outstanding under our credit facility.

       On February 10, 2003, we emerged from bankruptcy and the holders of the indebtedness extinguished pursuant to our Plan of Reorganization received their pro rata share of 47.5 million shares of common stock in exchange for their notes. The excess of the carrying value of the extinguished indebtedness, net of the related debt issuance costs, over the reorganization value used in adopting fresh start accounting was recorded as a gain on debt discharge of $1.03 billion in the one month ended January 31, 2003.

       Other income (expense) was a net expense of $3.1 million and $0.5 million in the five months ended June 30, 2003 and the one month ended January 31, 2003, respectively. In the five months ended June 30, 2003, this amount consisted primarily of $1.7 million of loss on sale of assets and $0.6 million related to the writedown of our interest rate cap to fair value. For the one month ended January 31, 2003, this amount consisted of $0.6 million related to losses from investments in affiliates accounted for under the equity method offset by a gain on sale of assets of $0.1 million. Other income (expense) was a net expense of $11.2 million in the six months ended June 30, 2002. Of this amount, $9.3 million was related to expenses associated with the proposed debt tender and exchange offers, $0.1 million related to losses from investments in affiliates accounted for under the equity method and $1.8 million was related to losses on sale of assets.

       In accordance with AICPA Statement of Position 90-7 Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”), the Company adopted fresh start accounting as of January 31, 2003, and the Company’s emergence from bankruptcy resulted in a new reporting entity. Under fresh start accounting, the reorganization value of the entity is allocated to the entity’s assets based on fair values, and liabilities are stated at the present value of amounts to be paid determined at appropriate current interest rates. The net effect of all fresh start accounting adjustments resulted in a charge of $644.7 million, which is recorded in the one month ended January 31, 2003. In addition, we incurred costs directly associated with the chapter 11 proceedings of $23.9 million in the one month ended January 31, 2003. These costs are included in reorganization items in the unaudited condensed consolidated statement of operations.

       Loss on disposal of discontinued segment was $0.6 million in the five months ended June 30, 2003. This amount consisted of the settlement of a disputed item related to the disposal of our network services business. This segment was sold on December 31, 2002.

       Loss from operations of discontinued segment was $2.8 million in the six months ended June 30, 2002. This segment was sold on December 31, 2002.

       As a result of the factors discussed above, net loss for the five months ended June 30, 2003 was $9.3 million, and net income for the one month ended January 31, 2003 was $345.0 million. Net loss for the six months ended June 30, 2002 was $580.1 million.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

       Consolidated revenues increased to $309.3 million for the year ended December 31, 2002 from $259.8 million for the year ended December 31, 2001. Revenues from site operations increased to $282.5 million for the year ended December 31, 2002 from $221.6 million for the year ended December 31, 2001. The increase was primarily a result of incremental revenue in 2002 from new customers on towers that were part of our portfolio on December 31, 2001 and revenues derived from towers acquired in 2001 and 2002. Based on trailing twelve-months revenue on the towers that we owned or operated as of December 31, 2001, same tower revenue growth was 18% and same tower cash flow increased 29%. We owned or operated 8,036 towers at December 31, 2002, as compared to 7,925 towers at December 31, 2001.

       Revenues from broadcast services decreased to $26.8 million for the year ended December 31, 2002 compared to $38.2 million for the year ended December 31, 2001. Our declining profit margin in the broadcast services sector is primarily due to uncertainties regarding the requirements and timing for multicasting of DTV. These uncertainties have caused broadcasters to delay their capital expenditures for new construction and make minimum modifications to their towers.

       For the year ended December 31, 2002, one wireless customer, which was a significant stockholder of the Company at the time, and its affiliates accounted for $88.0 million or 28% of the Company’s revenues. For the year ended December 31, 2001, this customer and its affiliates accounted for $78.5 million or 30% of the Company’s revenues. In addition, another wireless customer, which was an affiliate of a significant stockholder of the Company at the time, accounted for $63.2 million or 20% of the Company’s revenues in the year ended December 31, 2002 and $33.9 million or 13% of the Company’s revenues in the year ended December 31, 2001. Both of these customers remain significant customers, but neither they nor their affiliates are significant stockholders following our reorganization and thus are no longer considered to be our related parties.

       Accounts receivable, net of allowance, decreased by $7.2 million from December 31, 2001 to December 31, 2002. This decrease is primarily due to an increase in the allowance for doubtful accounts, which grew by $6.4 million for the same period. We analyze the adequacy of our accounts receivable on a periodic basis to ensure that we appropriately reflect the amount we expect to collect. The economic factors affecting the wireless communications industry as a whole, our customers’ ability to meet their financial obligations and the age of our outstanding accounts receivable are all factors we take into consideration when evaluating the adequacy of our estimate for the allowance for doubtful accounts. During 2002, numerous wireless carriers experienced financial difficulties and their balances owed to us continued to age; these circumstances caused us to increase our allowance.

       Costs of operations increased to $129.7 million for the year ended December 31, 2002 from $121.2 million for the year ended December 31, 2001. The increase was due to increases in site operations costs attributable to operating costs of the communications towers acquired or constructed during 2001 and 2002 partially offset by a decrease in cost of operations for broadcast services resulting from lower revenue volumes.

       Costs of operations for site operations increased to $108.5 million for the year ended December 31, 2002 from $91.7 million for the year ended December 31, 2001. Costs of operations for site operations as a percentage of site operations revenues decreased to 38% for the year ended December 31, 2002 from 41% for the year ended December 31, 2001. The decrease was primarily due to increased revenues generated from new customers on existing towers. As our site operations mature, we expect that additional customers on towers will generate increases in our margins for site operations and in cash flow because a significant percentage of tower operating costs are fixed and do not increase with additional customers.

       Costs of operations for broadcast services decreased to $21.2 million for the year ended December 31, 2002 from $29.5 million for the year ended December 31, 2001. Costs of operations for broadcast services as a percentage of broadcast services revenues increased to 79% for the year ended December 31, 2002 from 77% for the year ended December 31, 2001 primarily due to lower revenue volumes in 2002.

       As a result of the factors discussed above, gross profit was $179.6 million for the year ended December 31, 2002, compared to gross profit of $138.6 for the year ended December 31, 2001. As a result of the factors discussed above, gross profit for site operations was

$174.0 million for the year ended December 31, 2002, compared to gross profit for site operations of $129.9 for the year ended December 31, 2001.

       As a result of the factors discussed above, gross profit for broadcast services was $5.6 million for the year ended December 31, 2002, compared to gross profit for broadcast services of $8.7 million for the year ended December 31, 2001.

       Selling, general and administrative expenses decreased to $58.0 million for the year ended December 31, 2002 from $72.4 million for the year ended December 31, 2001. Selling, general and administrative expenses as a percentage of revenues decreased to 19% for the year ended December 31, 2002 from 28% for the year ended December 31, 2001. Selling, general and administrative expenses decreased in amount and as a percentage of revenues as a result of significant cost cutting measures implemented in the second half of 2001 and early 2002. In addition, for the year ended December 31, 2002, we recorded non-cash compensation charges of $0.7 million related to the issuance of stock options and restricted shares of common stock to employees compared to $2.1 million in the year ended December 31, 2001.

       Depreciation and amortization expense increased to $189.9 million for the year ended December 31, 2002 from $165.3 million for the year ended December 31, 2001. The increase was primarily a result of the increased depreciation from the towers we have acquired or constructed, partially offset by the $35.5 million reduction in goodwill amortization as a result of the adoption of SFAS 142. See “Description of Critical Accounting Policies — Goodwill.”

       In May 2002, we announced that we would terminate our build-to-suit programs with Cingular and other carriers and implement other cost-cutting measures. As a result of these actions, we recorded restructuring charges of $24.3 million. Of this amount, $16.4 million was related to the write-off of work in progress related to sites in development that we plan to terminate, $3.2 million was related to the costs of closing offices and $4.7 million was related to the costs of employee severance. In addition, we recorded a non-recurring charge of $4.3 million to write-down the carrying value of 21 towers that are not marketable.

       In May 2001, we announced the consolidation of our rooftop management operations and recorded a non-recurring charge of $35.8 million. Of this amount, $29.6 million related to the write-off of goodwill, $5.1 million related to the write-down of assets and $1.1 million was related to the costs of employee severance and other costs related to the consolidation of those operations.

       In June 2001, we announced that we would divest our operations in Mexico. As a result, we recorded non-recurring charges of $32.2 million of which $10.7 million related to the write-off of goodwill, $17.6 million related to the write-down of long-term assets and $3.9 million related to the costs of employee severance and other costs related to the divestiture. Also in June 2001, we announced that we would close operations from the purchase of Vertical Properties. As a result, we recorded non-recurring charges of $4.3 million of which $4.2 million was related to the write-off of goodwill and $0.1 million was related to the costs of employee severance and other costs related to the closing.

       In November 2001, we announced that we would reduce our planned new tower construction and acquisition programs for 2002. As a result of the reduced new tower activity, we recorded restructuring charges of $70.3 million. Of this amount, $27.7 million was related to the write-off of work in progress related to sites in development that we terminated, $4.8 million was related to the costs of closing certain offices and $2.8 million was related to the costs of employee severance. In addition, we completed an amendment to our agreement to acquire leasehold and sub-leasehold interests in approximately 3,900 communications towers from affiliates of SBC Communications. This amendment provided for the number of towers to be leased or subleased to be reduced by 300 and for the lease or sublease date on at least 850 towers to be postponed to 2003 and January 2004. In exchange for these modifications, we paid a fee of $35.0 million, which has been included as part of the restructuring charge.

       As a result of the factors discussed above, our loss from operations was $96.9 million for the year ended December 31, 2002, compared to a loss of $241.7 million for the year ended December 31, 2001.

       Net interest expense increased to $225.7 million during the year ended December 31, 2002 from $195.1 million for the year ended December 31, 2001. The increase was due to increased accreted value of the senior discount notes and increased amounts outstanding under our credit facility, as well as the write-off of $4.5 million of debt issuance costs related to the decrease in the maximum availability of the credit facility. This increase was partially offset by not incurring interest expense of $24.4 million on the senior notes, senior discount notes and senior convertible notes for the period from the date of the chapter 11 filing (November 15, 2002) through December 31, 2002.

       Other income (expense) was an expense of $10.9 million in the year ended December 31, 2002, primarily due to expenses associated with the proposed bond tender and exchange offers. Other income (expense) was a net expense of $223.2 million in the year ended December 31, 2001. Of this amount, $61.8 million related to losses from investments in affiliates accounted for under the equity method, primarily our investment in SpectraSite-Transco Communications, Ltd., $121.9 million related to the write-down of our investment in SpectraSite-Transco and $20.0 million related to the write-off of a loan to SpectraSite-Transco. We completed the sale of our interest in SpectraSite-Transco in October 2001. In addition, $7.5 million related to a write-off of our investment in Evolution Holdings, Inc., a network services company that ceased operations in the second quarter. Other income (expense) for 2001 also includes $7.0 million related to the write-down of a loan to Concourse Communications, Inc., an affiliate that provides in-building antenna sites primarily in airports and other public sites in New York City.

       Loss from operations of the discontinued network services segment was $12.3 million in the year ended December 31, 2002 compared to income from operations of the discontinued segment of $5.9 million in the year ended December 31, 2001. The loss from operations in 2002 was primarily due to lower revenues, fixed costs that did not decline as revenues did and a more competitive environment for these services that led to lower pricing and restructuring charges. On December 31, 2002, we completed the sale of the network services segment resulting in a loss on disposal of $47.0 million.

       We performed the first of the impairment tests of goodwill required by SFAS 142 by comparing the fair value of each of our reporting units with its carrying value. Fair value was determined using a discounted cash flow methodology. Based on our impairment tests, we recognized an adjustment of $376.8 million to reduce the carrying value of goodwill in our wireless services, broadcast tower, broadcast services and building units to its implied fair value. The impairment adjustment recognized at adoption of the new rules was reflected as a cumulative effect of accounting change in our first quarter 2002 statement of operations.

       As a result of the factors discussed above, net loss was $775.0 million for the year ended December 31, 2002, compared to a net loss of $654.8 million for the year ended December 31, 2001.

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

       Consolidated revenues for the year ended December 31, 2001 increased to $259.8 million for the year ended December 31, 2001 from $155.1 million for the year ended December 31, 2000. Revenues from site operations increased to $221.6 million for the year ended December 31, 2001 from $116.5 million for the year ended December 31, 2000, primarily as a result of revenues derived from towers which we acquired or constructed during 2000 and 2001. We owned or operated 7,925 towers at December 31, 2001, as compared to 5,030 towers at December 31, 2000. The remaining factor contributing to the increase is incremental revenue in 2001 for towers that existed as of December 31, 2000 from new customers.

       Revenues from broadcast services remained relatively flat at $38.2 million for the year ended December 31, 2001 compared to $38.6 million for the year ended December 31, 2000.

       For the year ended December 31, 2001, one wireless customer, which was a significant stockholder of the Company at the time, and its affiliates accounted for $78.5 million or 30% of the Company’s revenues. For the year ended December 31, 2000, this customer and its affiliates accounted for $75.3 million or 48% of the Company’s revenues. In addition, another wireless customer, which was an affiliate of a significant stockholder of the Company at the time, accounted for $33.9 million or 13% of the Company’s revenues in the year ended December 31, 2001 and $3.5 million or 2% of the Company’s revenues in the year ended December 31, 2000. Both of these customers remain significant customers, but neither they nor their affiliates are significant stockholders following our reorganization and thus are no longer considered to be our related parties.

       Costs of operations increased to $121.2 million for the year ended December 31, 2001 from $72.9 million for the year ended December 31, 2000. The increase in costs was primarily attributable to operating costs of the communications towers acquired or constructed during 2000 and 2001, acquisitions in 2000 and 2001 and overall growth in operating activities.

       Costs of operations for site operations increased to $91.7 million for the year ended December 31, 2001 from $46.7 million for the year ended December 31, 2000. Costs of operations for site operations as a percentage of site operations revenues increased to 41% for the year ended December 31, 2001 from 40% for the year ended December 31, 2000. The increase was primarily due to the addition of new towers and higher tower operating expenses partially offset by increased revenues generated from new customers on existing towers. As our site operations mature, we expect that additional customers on a tower will generate increases in our margins for site operations and in cash flow because a significant percentage of tower operating costs are fixed and do not increase with additional customers.

       Costs of operations for broadcast services increased to $29.5 million for the year ended December 31, 2001 from $26.2 million for the year ended December 31, 2000. Costs of operations for broadcast services as a percentage of broadcast services revenues increased to 77% for the year ended December 31, 2001 from 68% for the year ended December 31, 2000. Our declining profit margin in the broadcast services sector is primarily due to uncertainties regarding the requirements and timing for multicasting of DTV. These uncertainties have caused broadcasters to delay their capital expenditures for new construction and make minimum modifications to their towers.

       As a result of the factors discussed above, gross profit was $138.6 million for the year ended December 31, 2001, compared to gross profit of $82.2 million for the year ended December 31, 2000. As a result of the factors discussed above, gross profit for site operations was $129.9 million for the year ended December 31, 2001, compared to gross profit for site operations of $69.8 million for the year ended December 31, 2000.

       As a result of the factors discussed above, gross profit for broadcast services was $8.7 million for the year ended December 31, 2001, compared to gross profit for broadcast services of $12.3 million for the year ended December 31, 2000.

       Selling, general and administrative expenses increased to $72.4 million for the year ended December 31, 2001 from $51.8 million for the year ended December 31, 2000. The increase is a result of expenses related to additional corporate overhead and field operations to manage and operate the growth of our ongoing operations and acquisition activities. For the year ended December 31, 2001, we recorded non-cash compensation charges of $2.1 million related to the issuance of stock options and restricted shares of common stock to employees. We recorded non-cash compensation charges of $2.6 million in the year ended December 31, 2000 related to stock options and restricted shares of common stock issued to employees. Selling, general and administrative expenses as a percentage of revenues decreased to 28% for the year ended December 31, 2001 from 33% for the year ended December 31, 2000 primarily due to cost reduction efforts implemented in the second quarter of 2001.

       Depreciation and amortization expense increased to $165.3 million for the year ended December 31, 2001 from $78.1 million for the year ended December 31, 2000, primarily as a result of the increased depreciation from towers we have acquired or constructed and amortization of goodwill related to acquisitions.

       In May 2001, we announced the consolidation of our rooftop management operations and recorded a non-recurring charge of $35.8 million. Of this amount, $29.6 million related to the write-off of goodwill, $5.1 million related to the write-down of assets and $1.1 million was related to the costs of employee severance and other costs related to the consolidation of those operations.

       In June 2001, we announced that we would divest our operations in Mexico. As a result, we recorded non-recurring charges of $32.2 million of which $10.7 million related to the write-off of goodwill, $17.6 million related to the write-down of long-term assets and $3.9 million related to the costs of employee severance and other costs related to the divestiture. Also in June 2001, we announced that we would close operations from the purchase of Vertical Properties. As a result, we recorded non-recurring charges of $4.3 million of which $4.2 million was related to the write-off of goodwill and $0.1 million was related to the costs of employee severance and other costs related to the closing.

       In November 2001, we announced that we would reduce our planned new tower construction and acquisition programs for 2002. As a result of the reduced new tower activity, we recorded restructuring charges of $70.3 million. Of this amount, $27.7 million was related to the write-off of work in progress related to sites in development that we terminated, $4.8 million was related to the costs of closing certain offices and $2.8 million was related to the costs of employee severance. In addition, we completed an amendment to our agreement to acquire leasehold and sub-leasehold interests in approximately 3,900 communications towers from affiliates of SBC Communications. This amendment provided for the number of towers to be leased or subleased to be reduced by 300 and for the lease or sublease date on at least 850 towers to be postponed to 2003 and January 2004. In exchange for these modifications, we paid a fee of $35.0 million, which has been included as part of the restructuring charge.

       As a result of the factors discussed above, our loss from operations was $241.7 million for the year ended December 31, 2001, compared to a loss of $47.8 million for the year ended December 31, 2000.

       Net interest expense increased to $195.1 million during the year ended December 31, 2001 from $106.3 million for the year ended December 31, 2000. The increase reflects additional interest expense due to the issuance of our 12 7/8% senior discount notes due 2010 in March 2000, our 10 3/4% senior notes due 2010 in March 2000, our 6 3/4% senior convertible notes due 2010 in November 2000 and our 12 1/2% senior notes due 2010 in December 2000, as well as additional borrowings under our credit facility in 2001.

       Other income (expense) was a net expense of $223.2 million in the year ended December 31, 2001. Of this amount, $61.8 million related to losses from investments in affiliates accounted for under the equity method, primarily our investment in SpectraSite-Transco Communications, Ltd., $121.9 million related to the write-down of our investment in SpectraSite-Transco and $20.0 million related to the write-off of a loan to SpectraSite-Transco. We completed the sale of our interest in SpectraSite-Transco in October 2001. In addition, $7.5 million related to a write-off of our investment in Evolution Holdings, Inc., a network services company that ceased operations in the second quarter. Other income (expense) for 2001 also includes $7.0 million related to the write-down of a loan to Concourse Communications, Inc., an affiliate of ours that provides in-building antenna sites primarily in airports and other public sites in New York City.

Other income (expense) was an expense of $8.6 million in the year ended December 31, 2000 primarily due to our 50% equity in the net loss of SpectraSite-Transco.

       Income from operations of the discontinued network services segment increased to $5.9 million in the year ended December 31, 2001 compared to income from operations of discontinued segment of $5.4 million in the year ended December 31, 2000 primarily as a result of increased revenues.

       As a result of the factors discussed above, net loss was $654.8 million for the year ended December 31, 2001, compared to a net loss of $157.6 million for the year ended December 31, 2000.

Liquidity and Capital Resources

       We are a holding company whose only significant asset is the outstanding capital stock of its subsidiary, Communications. Our only source of cash to pay our obligations is distributions from Communications.

       As a result of the reorganization and implementation of fresh start accounting, our results of operations after January 31, 2003 are not comparable to results reported in prior periods because of differences in the bases of accounting and the capital structure for the predecessor company and the reorganized company.

Cash Flows

       Cash provided by operating activities was $36.3 million for the year ended December 31, 2002 as compared to cash used in operating activities of $12.1 million for the year ended December 31, 2001. The change is primarily attributable to the $35.0 million fee paid in 2001 to SBC to amend our agreement to acquire leasehold and sub-leasehold interests in wireless communications towers and by improved operating performance.

       Cash provided by operating activities was $28.6 million for the five months ended June 30, 2003 and $5.9 million for the one month ended January 31, 2003. Cash used in operating activities was $15.7 million for the six months ended June 30, 2002. The increase in cash provided by operating activities in 2003 is primarily attributable to decreased interest payments and decreased depreciation expense following our reorganization, decreased accounts receivable and increased accounts payable.

       Cash used in investing activities was $70.0 million for the year ended December 31, 2002 compared to $984.7 million for the year ended December 31, 2001. The decrease in cash used in investing activities is primarily attributable to the reduction in the number of towers purchased under the SBC agreement in 2002 as compared to 2001, the termination of our build-to-suit agreement with Cingular on May 15, 2002 and other tower purchases that occurred in 2001.

       Cash provided by investing activities was $65.7 million for the five months ended June 30, 2003. Cash used in investing activities was $2.7 million for the one month ended January 31, 2003 and $59.3 million for the six months ended June 30, 2002. Investing activities for the five months ended June 30, 2003 consisted primarily of proceeds received from the sale of the 545 SBC towers of $81.0 million. In addition, we invested $15.5 million, $2.7 million and $58.6 million in purchases of property and equipment and acquisitions, primarily related to the acquisition and construction of communications towers, in the five months ended June 30, 2003, the one month ended January 31, 2003 and the six months ended 2002, respectively.

       Cash provided by financing activities was $83.1 million in the year ended December 31, 2002 as compared to $475.8 million in the year ended December 31, 2001. The cash provided by financing activities in 2001 and 2002 was primarily attributable to draws on our credit facility.

       Cash used in financing activities was $108.7 million in the five months ended June 30, 2003 and $10.9 million in the one month ended January 31, 2003. Cash provided by financing activities was $88.8 million in the six months ended June 30, 2002. Cash used in financing activities for the five months ended June 30, 2003 consisted primarily of $200.0 million in proceeds from the issuance of our 8 1/4% Senior Notes Due 2010 and $1.6 million in proceeds from the issuance of common stock, offset by $303.0 million of payments on our credit facility, payments on capital leases of $0.3 million and $7.0 million in debt issuance costs related to the Senior Notes. Cash used in financing activities for the one month ended January 31, 2003 consisted of payments on capital leases of $10.9 million, which includes the prepayment of a capital lease in connection with the exercise of our purchase option on our corporate headquarters. The cash provided by financing activities in the six months ended June 30, 2002 was primarily attributable to $90.0 million of draws on our credit facility.

Financing Transaction

       On May 21, 2003, we issued $200.0 million aggregate principal amount of 8 1/4% Senior Notes due 2010 for proceeds of $194.5 million, net of debt issuance costs. Semi-annual interest payments for the 8 1/4% Senior Notes are due on each May 15 and November 15 beginning on November 15, 2003. We are required to comply with certain covenants under the terms of the 8 1/4% Senior Notes that restrict our ability to incur additional indebtedness and make certain payments, among other things.

Credit Facility

       Our principal operating subsidiary, Communications, is party to an amended and restated credit facility with lending commitments totaling approximately $680.0 million. The credit facility includes a revolving credit facility with a borrowing limit of $200.0 million, subject to compliance with covenants and the satisfaction of certain conditions precedent. As of June 30, 2003, Communications could borrow up to approximately $193.7 million of the $200.0 million under the revolving credit facility. The maximum amount available will be reduced (and, if necessary, the amounts outstanding must be repaid) in quarterly installments beginning on September 30, 2005 and ending on June 30, 2007. The credit facility also includes a multiple draw term loan that is fully drawn and which must be repaid in quarterly installments beginning on March 31, 2006 and ending on June 30, 2007, and a term loan that is fully drawn and which must be repaid in quarterly installments beginning on September 30, 2007 and ending on December 31, 2007. As of June 30, 2003, $204.8 million was outstanding under the multiple draw term loan and $275.2 million was outstanding under the term loan.

       The revolving credit loans and the multiple draw term loans bear interest, at Communications’ option, at either Canadian Imperial Bank of Commerce’s base rate plus an applicable margin ranging from 2.00% to 1.00% per annum or the Eurodollar rate plus an applicable margin ranging from 3.25% to 2.25% per annum, depending on Communications’ leverage ratio at the end of the preceding fiscal quarter. The term loan bears interest, at Communications’ option, at either Canadian Imperial Bank of Commerce’s base rate plus 2.75% per annum or the Eurodollar rate plus 4.00% per annum.

       In February 2003, we entered into an interest rate cap agreement in order to limit exposure to fluctuations in interest rates on our variable rate credit facility. This transaction is designated as a fair value hedge. Accordingly, gains and losses from the change in the fair value of this instrument are recognized in other income and expense. As of June 30, 2003, the carrying amount and fair value of this instrument was $0.2 million and is included in Other Assets in the unaudited condensed consolidated financial statements.

       Communications is required to pay a commitment fee of between 1.375% and 0.500% per annum in respect of the undrawn portions of the revolving credit facility, depending on the undrawn amount. Communications may be required to prepay the credit facility in part upon the occurrence of certain events, such as a sale of assets, the incurrence of certain additional indebtedness, certain changes to the SBC transaction or the generation of excess cash flow.

       SpectraSite and each of Communications’ domestic subsidiaries have guaranteed the obligations under the credit facility. The credit facility is further secured by substantially all the tangible and intangible assets of Communications and its domestic subsidiaries, a pledge of all of the capital stock of Communications and its domestic subsidiaries and 66% of the capital stock of Communications’ foreign subsidiaries. The credit facility contains a number of covenants that, among other things: restrict Communications’ ability to incur additional indebtedness; create liens on assets; make investments or acquisitions or engage in mergers or consolidations; dispose of assets; enter into new lines of business; engage in certain transactions with affiliates; and pay dividends or make capital distributions. In addition, the credit facility requires compliance with certain financial covenants, including a requirement that Communications and its subsidiaries, on a consolidated basis, maintain a maximum ratio of total debt to annualized EBITDA (as defined in the credit agreement), a minimum interest coverage ratio and a minimum fixed charge coverage ratio.

       With the proceeds of the sale of 545 towers to Cingular, Communications repaid $31.4 million of the multiple draw term loan and $42.1 million of the term loan on February 11, 2003. In addition, Communications repaid $1.1 million of the multiple draw term loan and $1.4 million of the term loan on February 19, 2003. In connection with these repayments, Communications wrote off $1.6 million in debt issuance costs. This charge is included in interest expense in the unaudited condensed consolidated statement of operations.

       With the proceeds from the issuance of the 8 1/4% Senior Notes Due 2010, Communications repaid $83.0 million of the multiple draw term loan and $111.5 million of the term loan on May 21, 2003. In addition, Communications repaid $1.1 million of the multiple draw term loan and $1.4 million of the term loan on June 24, 2003 and $12.8 million of the multiple draw term loan and $17.2 million of the term loan on June 30, 2003. In connection with these repayments, Communications wrote off $4.6 million in debt issuance costs. This charge is included in interest expense in the unaudited condensed consolidated statement of operations.

Liquidity and Commitments

       We emerged from bankruptcy in February 2003. As a result, $1.76 billion of previously outstanding indebtedness was cancelled. Communications, the borrower under the credit facility, and our other subsidiaries were not part of the bankruptcy. The credit facility has remained in place during, and since, the reorganization.

       We had cash and cash equivalents of $81.0 million at December 31, 2002 and $58.8 million at June 30, 2003. We also had $783.0 million outstanding under our credit facility at December 31, 2002 and $480.0 million outstanding at June 30, 2003. The revolving portion of our credit facility was undrawn. Our ability to borrow under the revolving credit facility is limited by the financial covenants regarding the total debt to annualized EBITDA (as defined in the credit agreement) and interest and fixed charge coverage ratios of Communications and its subsidiaries. Communications could borrow approximately $193.7 million under the revolving credit facility as of June 30, 2003. Our ability to borrow under the credit facility’s financial covenants will increase or decrease as our annualized EBITDA (as defined in the credit facility) increases or decreases. The weighted average interest rate on outstanding borrowings under the credit facility was 5.94% as of December 31, 2002 and 4.83% as of June 30, 2003.

       While we have taken steps to reduce our capital commitments, we are contractually obligated to purchase an additional 600 towers from SBC from May 2003 through August 2004. These commitments will require approximately $78 million in each of 2003 and 2004. In addition, we will continue to make capital expenditures to improve our existing towers and to install new in-building neutral host distributed antenna systems. We believe that cash flow from operations and available cash on hand will be sufficient to fund our capital expenditures and other currently anticipated cash needs for the next three years. Our ability to meet these needs from cash provided by operating activities will depend on the demand for wireless services, developments in competing technologies and our ability to add new customers, as well as general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond our control. In addition, if we make additional acquisitions or pursue other opportunities or if our estimates prove inaccurate, we may seek additional sources of debt or equity capital or reduce the scope of tower construction and acquisition activity.

       The following table provides a summary of our material debt, lease and other contractual commitments as of June 30, 2003:

	Payments Due by Period

		Less than
Contractual Obligations	Total	1 Year	1-3 Years	4-5 Years	After 5 Years

	(in thousands)
Credit Facility	$479,955	$—	$30,137	$449,818	$—
Senior Notes	200,000	—	—	—	200,000
Capital Lease Payments	931	704	227	—	—
Operating Leases Payments	297,891	63,369	97,210	49,326	87,986
Asset Retirement Obligations	36,684	381	411	962	34,930
SBC Tower Purchase Commitment(1)	141,960	104,000	37,960	—	—

Total Contractual Cash Obligations	$1,157,421	$168,454	$165,945	$500,106	$322,916

(1)	Based on the estimated average purchase price of towers to be acquired from SBC.

       In addition, we had standby letters of credit of $6.3 million and performance bonds of $5.5 million outstanding at June 30, 2003, most of which expire within one year.

Non-GAAP Financial Measures

       Adjusted EBITDA. We define Adjusted EBITDA as operating income (loss) before depreciation, amortization and accretion expenses, restructuring and non-recurring charges, and non-cash compensation charges. Adjusted EBITDA differs from EBITDA and may not be comparable to EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors because it is used by our management to evaluate the operating performance of our consolidated operations. We use Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets. Additionally, our credit facility requires us to maintain certain financial ratios, including a specified ratio of total debt to annualized EBITDA (as defined in the credit agreement).

       We believe Adjusted EBITDA is a useful measure of our ability to grow our revenue faster than our operating expenses, excluding those expenses associated with our capital investments. Adjusted EBITDA excludes depreciation, amortization and accretion expenses, in order to eliminate the impact of capital investments, which management believes is better evaluated through its effect on free cash flow. Adjusted EBITDA excludes certain items, including gain on debt discharge, reorganization items, restructuring and non-recurring charges, discontinued operations, cumulative effect of change in accounting principle and other expense, that we believe are not indicative of our core operating results. Adjusted EBITDA also excludes interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structures, which management believes are better evaluated apart from the profitability of our core operations. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with generally accepted accounting principles, such as net income.

       Adjusted EBITDA for the twelve months ended December 31, 2001 and 2002 and the six months ended June 30, 2002 and 2003 was calculated as follows:

	Year Ended December 31,		Six Months	Six Months
			Ended	Ended
	2001	2002	June 30, 2002	June 30, 2003

	(in thousands)
Net income (loss)	$(654,769)	$(774,984)	$(580,099)	$335,704
Depreciation, amortization and accretion expense	165,267	189,936	95,263	58,527
Restructuring and non-recurring charges	142,599	28,570	28,570	—
Non-cash compensation charges	2,125	695	580	—
Interest income	(17,037)	(855)	(377)	(633)
Interest expense	212,174	226,536	120,492	32,586
Gain on debt discharge	—	—	—	(1,034,764)
Other expense	223,236	10,929	11,182	3,563
Income tax expense	555	1,133	143	813
Reorganization items:
Adjust accounts to fair value	—	—	—	644,688
Professional and other fees	—	4,329	—	23,894
Loss (income) from operations of discontinued segment, net of income tax expense	(5,858)	12,268	2,785	—
Loss on disposal of discontinued segment	—	46,984	—	596
Cumulative effect of change in accounting principle	—	376,753	376,753	12,236

Adjusted EBITDA	$68,292	$122,294	$55,292	$77,210

       Broadcast Services Adjusted EBITDA. As discussed in Note 8 to our unaudited condensed consolidated financial statements for the quarter ended June 30, 2003, the measurement of profit or loss currently used by management to evaluate our results of operations and our operating segments is Adjusted EBITDA. A reconciliation of Adjusted EBITDA to income (loss) from continuing operations before income taxes for the broadcast services division for the three and six months ended June 30, 2002 and 2003 is as follows:

				Combined
				Predecessor and
	Predecessor	Reorganized	Predecessor	Reorganized
	Company	Company	Company	Company
	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2002	June 30, 2003	June 30, 2002	June 30, 2003

	(in thousands)
Income (loss) from continuing operations before income taxes	$(1,170)	$(902)	$(1,706)	$(1,522)
Add: Depreciation, amortization and accretion expenses	440	267	911	586
Add: Restructuring and non-recurring charges	1,176	—	1,176	—
Less: Other income	(109)	—	—	—

Adjusted EBITDA	$337	$(635)	$381	$(936)

       Free Cash Flow. Free cash flow (deficit), as we have defined it, is calculated as the cash provided by (used in) operating activities less purchases of property and equipment. We believe free cash flow to be relevant and useful information to our investors as this measure is used by our management in evaluating our liquidity and the cash generated by our consolidated operating businesses. Our definition of free cash flow does not take into consideration cash provided by or used for acquisitions or sales of tower assets or cash used to acquire other businesses. Additionally, our definition of free cash flow does not reflect cash used to repay debt obligations. Free cash flow reflects cash available for financing activities, to strengthen our balance sheet, or cash available for strategic investments, including acquisitions of tower assets or businesses. We believe free cash flow should be considered in addition to, but not as a substitute for, other measures of liquidity reported in accordance with generally accepted accounting principles. Free cash flow, as we have defined it, may not be comparable to similarly titled measures reported by other companies. Free cash flow (deficit) for the three and six months ended June 30, 2002 and 2003 was calculated as follows:

				Combined
				Predecessor
	Predecessor	Reorganized	Predecessor	and Reorganized
	Company	Company	Company	Company
	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2002	June 30, 2003	June 30, 2002	June 30, 2003

	(in thousands)
Net cash provided by (used in) operating activities	$(19,890)	$16,623	$(15,688)	$34,442
Less: Purchases of property and equipment	(19,579)	(3,926)	(48,530)	(8,918)

Free cash flow (deficit)	$(39,469)	$12,697	$(64,218)	$25,524

       Cash flow provided by (used in) investing activities and cash flows provided by (used in) financing activities for the three and six months ended June 30, 2002 and 2003 are as follows:

Combined
Predecessor
	Predecessor	Reorganized	Predecessor	and Reorganized
	Company	Company	Company	Company
	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2002	June 30, 2003	June 30, 2002	June 30, 2003

(in thousands)
Net cash provided by (used in) investing activities	$(19,579)	$(13,171)	$(59,347)	$62,965

Net cash provided by (used in) financing activities	$(791)	$(32,603)	$88,795	$(119,615)

Description of Critical Accounting Policies

       The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported amounts of assets and liabilities, revenues and expenses. We have identified the following critical accounting policies that affect the more significant estimates and judgments used in the preparation of our consolidated financial statements. On an on-going basis, we evaluate our estimates, including those related to the matters described below. These estimates are based on the information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could vary from those estimates under different assumptions or conditions.

Revenue Recognition

       Site operations revenues are recognized when earned based on lease and license agreements. Rate increases based on fixed escalation clauses that are included in certain lease and license agreements are recognized on a straight-line basis over the term of the lease or license. Revenues from fees, such as structural analysis fees and site inspection fees, are recognized upon delivery of the related products and services to the customer.

       Broadcast services revenues related to construction activities are derived from service contracts with customers that provide for billing on a time and materials or fixed price basis. For time and material contracts, revenues are recognized as services are performed. For fixed price contracts, we recognize revenue and profit as work progresses using the percentage-of-completion method of accounting, which relies on estimates of total expected contract revenues and costs. We follow this method because reasonable estimates of the revenue and costs applicable to various stages of a contract can be made. Because the financial reporting of these contracts depends on estimates, which are assessed continually during the term of the contract, recognized revenues and profit are subject to revisions as the contract progresses to completion. Revisions in profit estimates are reflected in the period in which the facts that give rise to the revision become known. Accordingly, favorable changes in estimates result in additional revenue and profit recognition, and unfavorable changes in estimates result in the reversal of previously recognized revenue and profits. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

       Unbilled revenues (costs and estimated earnings in excess of billings) become billable when, in accordance with the terms of the contract, certain pre-determined targets are reached. Typically these targets are reached as certain pre-defined stages of the project are completed. In the event that the contractual payment provisions are not triggered or a contract is terminated, the Company’s contracts typically provide for a payment to be due based on the extent of work performed to date.

Allowance for Uncollectible Accounts

       We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware that a specific customer’s ability to meet its financial obligations to us is in question (e.g., bankruptcy filings, substantial down-grading of credit ratings), we record a specific allowance against amounts due to reduce the net recognized receivable from that customer to the amount we reasonably believe will be collected. For all other customers, we reserve a percentage of the remaining outstanding accounts receivable balance based on a review of the aging of customer balances, industry experience and the current economic environment. If circumstances change (e.g., higher than expected defaults or an unexpected material adverse change in one or more significant customer’s ability to meet its financial obligations to us), our estimates of the recoverability of amounts due us could be reduced by a material amount.

Property and Equipment

       Property and equipment built, purchased, leased or licensed under long-term leasehold or license agreements are recorded at cost and depreciated over their estimated useful lives. We capitalize costs incurred in bringing property and equipment to an operational state. Costs clearly associated with the acquisition, development and construction of property and equipment are capitalized as a cost of the assets. Indirect costs that relate to several assets are capitalized and allocated to the assets to which the costs relate. Indirect costs that do not clearly relate to projects under development or construction are charged to expense as incurred. Estimates and cost allocations are reviewed at the end of each financial reporting period. Costs are revised and reallocated as necessary for material changes on the basis of current estimates. Depreciation on property and equipment excluding towers is computed using the straight-line method over the estimated useful lives of the assets ranging from three to fifteen years. Depreciation on towers is computed using the straight-line method over the estimated useful lives of 15 years for wireless towers and 30 years for broadcast towers. Amortization of assets recorded under capital leases is included in depreciation.

Goodwill

       The excess of the purchase price over the fair value of net assets acquired in purchase business combinations has been recorded as goodwill. Goodwill is evaluated for impairment on an annual basis or as impairment indicators are identified, in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. On an ongoing basis, we assess the recoverability of goodwill by determining the ability of the specific assets acquired to generate future cash flows sufficient to recover the unamortized goodwill over the remaining useful life. We estimate future cash flows based on the current performance of the acquired assets and our business plan for those assets. Changes in business conditions, major customers or other factors could result in changes in those estimates. Goodwill determined to be unrecoverable based on future cash flows is written-off in the period in which such determination is made.

Impairment of Long-lived Assets

       Long-lived assets, such as property and equipment, goodwill and purchased intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When an impairment is identified, the carrying amount of the asset is reduced to its estimated fair value. Effective January 1, 2002, potential impairment of long-lived assets other than goodwill and purchased intangible assets with indefinite useful lives is evaluated using the guidance provided by Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets.

Accounting for Income Taxes

       As part of the process of preparing our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax liability together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income. To the extent that we believe that recovery is not likely, we must establish a valuation allowance. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. We have recorded a valuation allowance of $464.7 million as of December 31, 2002, due to uncertainties related to utilization of deferred tax assets, primarily consisting of net operating losses carryforwards, before they expire.

Derivative Financial Instruments

       Derivative financial instruments are accounted for in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Instruments and Certain Hedging Activities (“SFAS 138”) and as further amended by Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. All derivative financial instruments are recorded in the consolidated financial statements at fair value. Changes in the fair values of derivative financial instruments are either recognized in earnings or in stockholders’ equity as a component of other comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting as defined by SFAS 133. Changes in fair values of derivatives not qualifying for hedge accounting are reported in earnings as they occur.

Recently Issued Accounting Pronouncements

       In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”) which is effective for fiscal years beginning after June 15, 2002. SFAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. We adopted the new rules on asset retirement obligations on January 1, 2003. Application of the new rules resulted in an increase in net property, plant and equipment of $23.2 million, recognition of an asset retirement obligation of $35.4 million, and a cumulative effect of change in accounting principle that reduced net income and stockholders’ equity (deficit) by $12.2 million. Had the Company adopted SFAS 143 as of January 1, 2000, the asset retirement obligation would have been as follows (in thousands):

January 1, 2000	$22,653
December 31, 2000	$29,447
December 31, 2001	$32,122
December 31, 2002	$35,442

       These pro forma amounts are measured using information and assumptions as of the adoption date of this statement.

       In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statement Nos. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections (“SFAS 145”). SFAS 145 amends or rescinds a number of authoritative pronouncements, including Statement of Financial Accounting Standards No. 4, Reporting Gains and Losses from Extinguishment of Debt (“SFAS 4”). SFAS 4 required that gains and losses from extinguishment of debt that were included in the determination of net income or loss be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Upon adoption of SFAS 145, gains and losses from extinguishment of debt will no longer be classified as extraordinary items, but rather will generally be classified as part of other income (expense) on our consolidated statement of operations. The provisions of SFAS 145 are effective for fiscal years beginning after May 15, 2002. We adopted the provisions of SFAS 145 on January 1, 2003. The adoption of this statement did not have a material impact on our consolidated financial position, results of operations or cash flows.

       In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting For Costs Associated with Exit or Disposal Activities (“SFAS 146”). The statement requires costs associated with exit or disposal activities to be recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. The requirements of SFAS 146 are effective for exit or disposal activities initiated after January 1, 2003. We adopted the provisions of SFAS 146 on January 1, 2003. The adoption of this statement did not have a material impact on our consolidated financial position, results of operations or cash flows.

       In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure (“SFAS 148”). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. The transition disclosure requirements of SFAS 148 are effective for fiscal year 2002. The interim and annual disclosure requirements are effective for the first quarter of 2003. The adoption of SFAS 148 did not have a material effect on our consolidated financial position, results of operations or cash flows.

       In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, as previously amended by SFAS 138. SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 amends certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003 and should be applied prospectively. We do not expect the impact of adopting this statement to have a material impact on our consolidated financial position, results of operations or cash flows.

       In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). FIN 46 requires an investor with a majority of the variable interests in a variable interest entity (“VIE”) to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investors do not have a controlling interest, or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties. For arrangements entered into with VIEs created prior to January 31, 2003, the provisions of FIN 46 are required to be adopted at the beginning of the first interim or annual period beginning after June 15, 2003. We are currently reviewing our investments and other arrangements to determine whether any of our investee companies are VIEs. We do not expect to identify any significant VIEs that would be consolidated, but may be required to make additional disclosures. Our maximum exposure related to any investment that may be determined to be in a VIE is limited to the amount invested. The provisions of FIN 46 are effective immediately for all arrangements entered into with new VIEs created after January 31, 2003. We have not invested in any new VIEs created after January 31, 2003.

Inflation

       Some of our expenses, such as those for marketing, wages and benefits, generally increase with inflation. However, we do not believe that our financial results have been, or will be, adversely affected by inflation in a material way.

Quantitative and Qualitative Disclosures About Market Risks

       We use financial instruments, including fixed and variable rate debt, to finance our operations. The information below summarizes our market risks associated with debt obligations outstanding as of June 30, 2003 and December 31, 2002. The following table presents principal cash flows and related weighted average interest rates by fiscal year of maturity of our fixed rate debt as of June 30, 2003:

	Expected Maturity Date

	2003	2004	2005	2006	2007	Thereafter	Total

	(dollars in thousands)
Long-term obligations:
Fixed rate	$—	$—	$—	$—	$—	$200,000	$200,000
Average interest rate	—	—	—	—	—	8.25%	8.25%

       As of December 31, 2002, we had $1.76 billion of liabilities subject to compromise, which were converted to common stock on February 10, 2003 pursuant to our Plan of Reorganization. Prior to our chapter 11 filing, these obligations had an average fixed interest rate of 11.30%.

       In addition, as of June 30, 2003 and December 31, 2002, we had $480.0 million and $783.0 million, respectively, of variable rate debt outstanding under our credit facility at a weighted average interest rate of 4.83% and 5.94%, respectively. A 1% increase in the interest rate on our variable rate debt would have increased interest expense by approximately $1.6 million, $3.4 million and $7.8 million in the three and six months ended June 30, 2003 and the year ended December 31, 2002, respectively.

       In addition, as of June 30, 2003, we have an interest rate cap on $375.0 million of the variable rate debt outstanding under our credit facility, which caps LIBOR at 7.0% for the next three years. As of June 30, 2003, the carrying amount and fair value of this instrument was $0.2 million.

BUSINESS

Introduction

       We are one of the largest, in terms of number of towers, and fastest growing, in terms of revenue growth, wireless tower operators in the United States. Our primary business is owning, leasing and licensing antenna sites on wireless and broadcast towers, owning and licensing in-building shared infrastructure systems and managing access to rooftop telecommunications on commercial real estate. For the six months ended June 30, 2003, approximately 95% of our revenues and 99% of our gross profit came from our site operations. We also provide design, fabrication, construction, modification and maintenance services for the broadcast tower industry.

       We have a portfolio of over 7,500 towers, primarily located in the top 100 BTA markets in the United States. We believe that the growing use of wireless communication services together with capacity constraints in the top 100 BTA markets will continue to increase the demand for tower assets located in these markets and drive the growth of our business.

       Our business is characterized by stable and recurring revenues, predictable operating costs and a low level of capital expenditures. We expect to continue to increase our revenues by adding new customers to our towers and by providing additional space to our existing customers. Revenues from our existing customers are expected to grow because of contractual provisions that increase our customers’ payments to us on an annual basis. In addition, we experience minimal customer turnover due to long-term customer contracts, the quality of our assets and the significant relocation costs for our existing customers. Approximately 90% of our revenues are derived from the six largest wireless service providers, two of which were responsible for 48% of our revenues in 2002 and the first half of 2003.

Products and Services

       Our business consists of site leasing and licensing operations and broadcast services.

Site Operations

       As of June 30, 2003, we owned or operated 7,466 wireless towers and in-building systems and 73 broadcast towers primarily located in the top 100 BTA markets in the United States. We have major metropolitan market clusters in Los Angeles, Chicago, San Francisco, Philadelphia, Detroit and Dallas. Our principal business is the leasing of space on our antenna sites to wireless carriers, which represents more than 92% of our monthly site operations revenues.

       Wireless Tower Ownership, Leasing, Licensing and Management. We are one of the largest independent owners and operators of wireless communications towers in the United States. We provide antenna site services, which primarily involve the leasing and licensing of antenna space on our towers, to wireless carriers. In leasing and licensing antenna space, we generally receive monthly fees from customers. Our customer leases and licenses typically have original terms of five to ten years, with four or five renewal periods of five years each, and usually provide for periodic rate increases ranging from two percent to five percent per year. Monthly pricing varies with the tower location and the number and type of antennas installed on a given site. Our wireless leasing customers are leading wireless service providers, including AT&T Wireless, Cingular, Nextel, Sprint PCS, T-Mobile, Verizon Wireless and their affiliates.

       Over the last two years, we have taken steps to reduce our capital commitments, particularly with respect to the acquisition and construction of wireless towers. For example, in November 2001, we paid $35 million to SBC to reduce the number of towers to be leased or subleased from SBC. In 2002, we implemented a plan to reduce the number of new tower constructions and acquisitions, and, in February 2003, we sold 545 wireless communications towers to Cingular and further reduced the number of towers to be leased or subleased from SBC.

       In-Building Shared Infrastructure Solutions. We are a leading provider in the rapidly growing business of in-building neutral host distributed antenna systems serving telecommunications carriers in the United States. We have the exclusive rights to provide in-building systems to wireless carriers in over 300 retail shopping malls, casino/hotel resorts and office buildings in the United States. Our leases with property owners for the rights to install and operate the in-building systems are generally for an initial period of ten years. Some of these leases contain automatic extension provisions and continue after the initial period unless terminated by us. Under these leases, we are the exclusive operator of in-building neutral host distributed antenna systems for the term of the lease. We are also responsible for marketing the property as part of our portfolio of telecommunications sites and for installing, operating and maintaining the distributed antenna system at the properties. We grant rights to wireless service providers to attach their equipment to our in-building system for a fee under licenses with the providers that typically have an initial term of ten years. We typically share a portion of the collected fees with the property owners.

       Broadcast Tower Ownership, Leasing, Licensing and Management. We are one of the largest independent owners and operators of broadcast towers in the United States. Broadcast towers generally are taller and structurally more complex than wireless towers, require unique engineering skills and are more costly to build. The anchor customers on our broadcast towers are mostly television broadcasting companies. We provide antenna site services, which involve the leasing and licensing of antenna space on our broadcast towers to broadcasters and wireless carriers. In leasing and licensing antenna space, we generally receive monthly fees from customers, with contracts typically initially ranging from ten to 20 years.

       The following chart shows the locations of our wireless towers, broadcast towers and in-building systems as of June 30, 2003:

State	Number

Texas	1,015
California	840
Illinois	740
Ohio	555
Michigan	397
Florida	334
Missouri	325
Georgia	226
Pennsylvania	226
Alabama	207
Oklahoma	202
New York	197
Louisiana	180
North Carolina	177
Washington	148
Indiana	129
Wisconsin	123
Maryland	120
Other	1,398

Total	7,539

       Rooftop Management. We also provide rooftop management services to telecommunications carriers in the United States. We are the exclusive site manager for over 10,000 real estate properties, with significant access clusters in major metropolitan areas. Wireless carriers utilize our managed rooftop sites as transmitting locations, often where there are no existing towers or where new towers are difficult to build. Our rooftop management contracts are generally for an initial period of three to five years. These contracts contain automatic extension provisions and continue after the initial period unless terminated by either party. Under these contracts, we are engaged as the exclusive site manager for rooftop management. For these services, we receive a percentage of occupancy or license fees.

Broadcast Services

       We provide, design, fabrication, construction, modification and maintenance services for the broadcast tower industry. We have over 50 years of experience in the broadcast tower industry and have worked on the development of more than 700 broadcast towers, which we believe represent approximately 50% of the existing broadcast towers in the United States.

       Broadcast towers require a high level of technical design and erection expertise, as they reach heights of up to 2,000 feet. The existing domestic broadcast tower infrastructure was generally developed to accommodate individual broadcast signals. This broadcast tower infrastructure was built primarily in the 1940’s and 1950’s. Today, it is considered to be at capacity and somewhat antiquated. The FCC mandate requiring the conversion of analog to digital broadcast signals potentially creates significant infrastructure deployment requirements for the broadcast community in the United States. In addition, the engineering and construction expertise for broadcast towers is limited to a relatively small number of fabrication and construction companies that specialize in broadcast towers, including our company.

Competitive Strengths

       We believe that we are distinguished by the following competitive strengths which will allow us to continue to grow our revenues and increase our operating margins:

       High Quality Assets. We believe that the quality of our portfolio of tower assets, including our tower clusters in major metropolitan markets, makes us a preferred provider for the largest carriers in the wireless industry. In addition, because our tower portfolio was predominantly built over the last four years and we acquired primarily single-tenant towers from wireless carriers, we have fewer customers per tower than the other publicly traded tower companies. Therefore, we expect that as we add new customers our revenue per tower will grow at a faster rate than revenue per tower of other publicly traded tower companies. Over the last two years, we have been a leader in the tower industry in terms of key operating performance measures such as same tower revenue and same tower cash flow growth.

       Stable and Growing Core Site Operations Business. Our focus on the leasing and licensing of antenna space on communications towers pursuant to long-term contracts provides us with a recurring, stable cash flow stream. Significant relocation costs also tend to deter existing customers from switching to other towers. Our leases and licenses generally provide for regular annual rate increases. Because our tower operating expenses generally do not increase significantly as we add additional customers, once a tower is built for an anchor customer, additional customers provide high incremental cash flow.

       Low Levels of Debt in our Capital Structure. We currently operate with the lowest levels of total debt and debt leverage among the publicly traded tower companies. We also have substantially completed the build-out of our wireless tower portfolio and terminated our build-to-suit contracts with wireless carriers. These measures have reduced our capital expense commitments and our future funding requirements. We believe our lower level of total debt and funding requirements will increase our financial flexibility relative to the other publicly traded tower companies and will enhance our cash flow generating capability.

       Disciplined Approach to Operations. Over the last nine quarters, we have aggressively focused on operating cost controls. During that time, we reduced our quarterly sales, general and administrative expenses as a percentage of revenue from 31% to 16%. In addition, as a result of initiatives by our management team over the past two years, we believe that our accounts receivable as a percentage of revenues is the lowest among the publicly traded tower companies. By reducing the amount of working capital required to operate our business we have improved our operating flexibility.

       Experienced Management. Our senior management team has been in place for four years and its members have an average of over 11 years of experience in the wireless industry. Our chief operating officer and the presidents of our leasing and broadcast divisions, for example, have a combined 38 years of experience in management positions at wireless carriers.

Business Strategy

       We intend to capitalize on the continued growth in demand for wireless services and the related infrastructure required to support that growth. The principal features of our business strategy are to:

       Maximize Use of Our Tower Portfolio. We believe that our highest returns will be achieved by leasing and licensing additional space on our existing towers. Because the costs of operating a tower are largely fixed, increasing utilization will significantly improve our operating margins. For example, based on trailing twelve-months revenue on the towers that we owned or operated as of June 30, 2002 and June 30, 2003, same tower revenue growth was 15% and same tower cash flow increased 21% (excluding the results from the 545 towers we sold to Cingular in February 2003).

       Take Advantage of Our Major Market Presence. Approximately 58% of our wireless antenna sites are located in the top 50 BTA markets and approximately 71% of our wireless antenna sites are located in the top 100 BTA markets in the United States, which are the highest percentages among the publicly traded tower companies. Approximately 60% of the U.S. population is located in the top 50 BTA markets and approximately 74% of the U.S. population is located in the top 100 BTA markets. We believe the increase in peak minutes of use, together with capacity constraints, in these markets will lead carriers to deploy more capital to expand their network capacity in these markets than in other markets.

       Leverage Existing Relationships with Wireless Service Providers and Their Program Management Companies. Maintaining and cultivating relationships with wireless service providers is a critical focus of our sales and marketing program. We have a dedicated group of sales representatives that focuses on establishing and maintaining relationships with customers at both local and regional levels. In addition, we employ an experienced national accounts team that works closely with each wireless service provider’s corporate headquarters and senior management team to cultivate and ensure long-term relationships.

       Capitalize on Our Industry-Leading Position in Providing In-Building Shared Infrastructure Solutions to Wireless Carriers. We have the largest operational base of distributed antenna systems providing in-building wireless coverage in the tower industry. We also have a leading position in distributed radio frequency transport. We believe wireless carriers will continue to commit greater financial resources to these areas as they seek to improve network quality and provide additional high quality network coverage.

Customers

       Our customers include several of the largest wireless service providers in the United States, including AT&T Wireless, Cingular, Nextel, Sprint, T-Mobile and Verizon Wireless. Our largest customers currently are Nextel (and its affiliates) and Cingular, which represented approximately 28% and 20%, respectively, of our revenue for the year ended December 31, 2002 and approximately 29% and 19%, respectively, of our revenues for the six months ended June 30, 2003. For the year ended December 31, 2001, Nextel (and its affiliates) and Cingular accounted for 30% and 13% of our revenues, respectively. For the year ended December 31, 2000, Nextel (and its affiliates) accounted for 48% of our revenues.

Sales and Marketing

       We believe that our quality portfolio of tower assets, our strong customer relationships and our operational excellence make us a preferred provider for the wireless industry. Our sales and marketing goals are to:

•	Leverage existing relationships and develop new relationships with wireless service providers to lease and license antenna space on our tower, in-building and rooftop assets; and

•	Form relationships with wireless service providers’ program management companies to further broaden our channels of distribution.

       Maintaining and cultivating relationships with wireless service providers is a critical focus of our sales and marketing program. We have a dedicated group of sales representatives that focuses on establishing and maintaining relationships with customers at both local and regional levels. In addition, we employ an experienced national accounts team that works closely with each wireless service provider’s corporate headquarters and senior management team to cultivate and ensure long-term relationships.

       Our sales staff is compensated on new customer revenue generation, relocation/reconfiguration revenue, fee revenue and customer satisfaction. In addition, our sales teams rely on the complementary functions of our field support services and project management teams to further identify revenue opportunities and enhance customer satisfaction.

Competition

       Our principal competitors include American Tower Corp., Crown Castle International Corp., Pinnacle Holdings, Inc., SBA Communications Corp., Sprint Sites USA, numerous independent tower operators and the many owners of non-tower antenna sites, including rooftops, water towers and other alternate structures. Wireless service providers, such as AT&T Wireless, Sprint PCS and T-Mobile, own and operate their own tower networks and lease (or may in the future decide to lease) antenna sites to other providers. We compete principally on the basis of tower location and capacity, price, quality of service and density of service within a geographic market.

       Technological developments are also making it possible for wireless carriers to expand their use of existing facilities to provide service without additional tower facilities. The increased use by carriers of signal combining and related technologies, which allow two or more carriers to provide services on different transmission frequencies using the communications antenna and other facilities normally used by only one carrier, could reduce the demand for tower-based broadcast transmissions and antenna space. In addition to sharing transmitters, carriers are, through joint ventures and other arrangements (such as Cingular’s infrastructure joint ventures with T-Mobile and AT&T Wireless), sharing (or considering the sharing of) telecommunications infrastructure in ways that might adversely impact the growth of our business.

       In addition, wireless service providers frequently enter into agreements with competitors allowing them to utilize one another’s wireless communications facilities to accommodate customers who are out of range of their home providers’ services. These roaming agreements may be viewed by wireless service providers as a superior alternative to leasing space for their own antennas on communications sites we own.

Employees

       As of June 30, 2003, we had 597 employees. None of our employees is represented by a collective bargaining agreement, and we consider our employee relations to be good.

International

       During 2001, we ceased development efforts in Europe and Mexico. In 2002, we sold our network services operations in Canada. Our primary focus is on operations in the United States.

Regulatory and Environmental Matters

Federal Regulations

       Both the FCC and the FAA regulate towers used for communications transmitters and receivers. These regulations control the siting, marking and lighting of towers and generally, based on the characteristics of the tower, require registration of tower facilities with the FCC. Wireless and broadcast communications antennas operating on towers are separately regulated and independently authorized by the FCC based upon the particular frequency used and the service provided. In addition to these regulations, SpectraSite must comply with certain environmental laws and regulations.

       Under the requirements of the Communications Act of 1934, as amended, the FCC, in conjunction with the FAA, has developed standards for review of proposals for new or modified antenna structures. These standards mandate that the FCC and the FAA consider the height of the proposed antenna structure, the relationship of the structure to existing natural or man-made obstructions and the proximity of the structure to runways and airports. Proposals to construct new communications sites or modify existing communications sites that could affect air traffic must be filed with and reviewed by the FAA to ensure the proposals will not present a hazard to aviation. The FAA may condition its issuance of no-hazard determinations upon compliance with specified lighting and marking requirements. The FCC will not authorize the operation of communications antennas on towers unless the tower has been registered with the FCC or a determination has been made that such registration is not necessary. The FCC will not register a tower unless it has received all necessary clearances from the FAA. The FCC also enforces special lighting and marking requirements. Owners of towers on which communications antennas are located have an obligation to maintain marking and lighting to conform to FCC standards. Tower owners also bear the responsibility of notifying the FAA of any tower lighting failures. We generally outsource the monitoring of the lighting of our towers to contractors that specialize in those services. However, under the FCC’s rules, we remain fully liable for the acts and omissions of those contractors. We generally indemnify our customers against any failure to comply with applicable standards. Failure to comply with the applicable requirements (including as a result of acts or omissions of our contractors, which may be beyond our control) may lead to monetary forfeitures or other enforcement actions, as well as civil penalties, contractual liability and/or tort liability.

       The Telecommunications Act of 1996 amended the Communications Act of 1934 by limiting state and local zoning authorities’ jurisdiction over the construction, modification and placement of wireless communications towers. The law preserves local zoning authority but prohibits any action that would discriminate between different providers of wireless services or ban altogether the construction, modification or placement of communications towers. It also prohibits state or local restrictions based on the environmental effects of radio frequency emissions to the extent the facilities comply with the FCC regulations. The 1996 Act also requires the federal government to help licensees of wireless communications services gain access to preferred sites for their facilities. This may require that federal agencies and departments work directly with licensees to make federal property available for tower facilities.

       In October 2000, the FCC adopted rules and policies related to telecommunications service providers’ access to rooftops, other rights-of-way and conduits in multi-tenant buildings. The FCC prohibited telecommunications carriers in commercial settings from entering into new exclusive contracts with building owners, including contracts that effectively restrict premises owners or their agents from permitting access to other telecommunications service providers. The FCC also established procedures to ensure that the demarcation point in buildings, which marks the end of the incumbent local exchange carrier’s control over on-premises wiring and the beginning of the customer’s or building owner’s control, will, at the premises owner’s request, be at the “minimum point of entry” to the structure rather than further inside the premises. In addition, the FCC determined that, under the Communications Act, utilities, including local exchange carriers, will be required to afford telecommunications carriers and cable service providers reasonable and nondiscriminatory access to conduits and rights-of-way in customer buildings, to the extent such conduits and rights-of-way are owned or controlled by the utility. Finally, the FCC amended its existing rules to give building tenants the same ability to place on their leased or owned property small satellite dishes for receiving telecommunications and other fixed wireless signals that they currently have for receiving video services.

       In the same October 2000 action, the FCC sought comment on a number of related issues, including whether the prohibition on exclusive contracts should be extended to residential buildings; whether it should be broadened to prohibit preferences other than exclusive access, such as exclusive marketing or landlord bonuses for tenants; whether the FCC should prohibit carriers from enforcing exclusive access provisions in existing contracts for commercial or residential multi-tenant buildings; and whether the agency has authority to prohibit local exchange carriers from providing services to multi-tenant buildings where the owners maintain policies unreasonably preventing competing carriers from gaining access to potential customers within the building.

       In June 2003, the FCC issued a Notice of Proposed Rulemaking seeking comment on a draft agreement between the FCC, the Advisory Council on Historic Preservation and the National Conference of State Historic Preservation Officers that would tailor and streamline procedures for review of towers and other FCC licensed communications facilities under the National Historic Preservation Act of 1966, or “NHPA”, and on related revisions to the FCC’s rules. The FCC has indicated that the intent of the agreement and the proposed rule revisions is to improve compliance with the NHPA and streamline the review process for construction of towers and other FCC licensed communications facilities. We cannot predict with certainty whether, and if so when, the FCC’s proposals will be adopted, and, if they are, the effect they will have on our business.

       In 1996, the FCC mandated the conversion of analog television signals to digital. As a result of several subsequent rulings by the FCC, each commercial television station in the United States was required to complete construction of new digital broadcasting facilities by May 1, 2002. Non-commercial stations were given until May 1, 2003, to complete digital construction. By April 21, 2003, all television stations were required to be simulcasting at least 50% of their programming on both their analog and digital facilities and must convert to 100% simulcasting within two years. The simulcasting transition is scheduled to end in 2006, when television broadcasters will be required to terminate analog service, unless that date has been extended based on satisfaction of statutory standards demonstrating that significant portions of the viewing public do not have the ability to receive digital television signals.

       Although these deadlines have resulted from past extensions by the FCC of previous deadlines, various broadcasters have requested that the FCC further extend the current conversion deadlines. In December 2001, the FCC declined to issue a blanket extension of the current deadlines, however, and instead agreed to continue to consider extension requests by particular broadcasters on a case-by-case basis, and made it easier for broadcasters to qualify for such extensions. As of January 2003, approximately 93% of all television stations in the United States have been granted a construction permit or a license for digital television. More than 75% of the stations whose deadline to complete their digital television broadcast facilities was May 1, 2002, requested an extension of their completion deadline to November 1, 2002 and approximately 85% of those requests were granted. Of those stations that were granted an initial extension, nearly 78% requested an additional six-month extension and, to date, the FCC has granted more than one-third of these extension requests. In April 2003, the FCC granted a six-month waiver on DTV simulcast requirements for all public television stations.

       In August 2002, the FCC adopted a rule requiring all TV receivers manufactured in the United States with screen sizes greater than 13 inches, and all TV receiving equipment, such as VCRs and DTV recorders, be capable of receiving DTV signals over the air no later than July 1, 2007. We believe that this increased penetration of digital television capability among the general broadcast audience may also hasten the digital conversion and add to the demand for digital television broadcast towers.

       We believe that, although the planned conversion to digital might continue to be delayed through FCC extensions or the failure of various broadcasters to achieve the conversion in accordance with the established deadlines, if and when the conversion occurs, it will create significant potential for increased demand for space on broadcast towers, including our towers. We believe that the digital conversion will thus drive increased demand for our tower design and installation services.

State and Local Regulations

       Most states regulate certain aspects of real estate acquisition and leasing activities. Where required, we outsource site acquisition to licensed real estate brokers or agents. Local regulations and restrictions include building codes and other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations and restrictions vary greatly, but typically require tower owners to obtain a permit or other approval from local officials or community standards organizations prior to tower construction and prior to modifications of towers, including installation of equipment for new customers. Local zoning authorities generally have been hostile to construction of new transmission towers in their communities because of the height and visibility of the towers. Companies owning or seeking to build or modify towers have encountered an array of obstacles arising from state and local regulation of tower site construction and modification, including environmental assessments, fall radius assessments, marking and lighting requirements, and concerns with interference with other electronic devices. The delays resulting from the administration of such restrictions can last for several months and, when appeals are involved, can take several years.

Environmental and Related Regulations

       Owners and operators of communications towers are subject to environmental laws. The FCC’s decision to register a proposed tower may be subject to environmental review under the National Environmental Policy Act of 1969, which requires federal agencies to evaluate the environmental impacts of their decisions under certain circumstances. The FCC has issued regulations implementing the National Environmental Policy Act, as well as the National Historic Preservation Act, the Endangered Species Act and the American Indian Religious Freedom Act. These regulations place responsibility on each applicant to investigate potential environmental and other effects of operations and to disclose any significant effects in an environmental assessment prior to constructing a tower or adding a new customer on a tower. In the event the FCC determines that a proposed tower would have a significant environmental impact based on the standards the FCC has developed, the FCC would be required to prepare an environmental impact statement. In addition, various environmental groups routinely petition the FCC to deny applications to register new towers. This regulatory process can be costly and could significantly delay the registration of a particular tower. In addition, we are subject to environmental laws that may require investigation and remediation of any contamination at facilities we own or operate or at third-party waste disposal sites. These laws could impose liability even if we did not know of, or were not responsible for, the contamination. Although we believe that we currently have no material liability under applicable environmental laws, the costs of complying with existing or future environmental laws, responding to petitions filed by environmental protection groups, investigating and remediating any contaminated real property and resolving any related liability could have a material adverse effect on our business, financial condition or results of operations.

Properties

       We are headquartered in Cary, North Carolina, where we currently occupy an owned 109,570 square foot office facility on 19.7 acres of land and lease 35,973 square feet of office space. We own a 38,000 square foot broadcast tower manufacturing facility located on 10 acres of land in Pine Forge, Pennsylvania. We also own 9.5 acres of land in Visalia, California, on which a 57,000 square foot broadcast tower manufacturing facility is located and 161.7 acres of land in Mobile, Alabama, on which a 1,944 foot broadcast tower is located.

       Our interests in communications sites are comprised of a variety of fee interests, leasehold and sub-leasehold interests created by long-term lease or sublease agreements, private easements, and easements and licenses or rights-of-way granted by government entities. In rural areas, a communications site typically consists of a three-to-five acre tract that supports towers, equipment shelters and guy wires to stabilize the structure. Less than 2,500 square feet are required for a self-supporting tower structure of the kind typically used in metropolitan areas. Land leases generally have an initial term of five years, with five additional five-year renewal periods. See “— Products and Services — Site Operations” for a list of the locations of our wireless towers.

Legal Proceedings

       We emerged from bankruptcy on February 10, 2003. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Overview” for a discussion of our bankruptcy proceedings. Our subsidiaries, including Communications, were not part of the bankruptcy reorganization.

       From time to time, we are involved in various legal proceedings relating to claims arising in the ordinary course of business. We are not currently a party to any such legal proceeding, the adverse outcome of which, individually or in the aggregate, is expected to have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

       The following table sets forth information regarding our directors and executive officers:

Name	Age	Position

Stephen H. Clark	59	President, Chief Executive Officer, Chairman and Director
Timothy G. Biltz	44	Chief Operating Officer
David P. Tomick	51	Executive Vice President and Chief Financial Officer
Dale A. Carey	38	President, Leasing Division
Thomas A. Prestwood, Jr.	50	President, Broadcasting Division
Gabriela Gonzalez	41	Senior Vice President and Controller
John H. Lynch	45	Vice President, General Counsel and Secretary
Paul M. Albert, Jr.	60	Director
Gary S. Howard	52	Director
Robert Katz	36	Director
Richard Masson	45	Director

       Stephen H. Clark is President, Chief Executive Officer and Chairman of the Board of Directors of SpectraSite. He has been a director of SpectraSite since its formation in May 1997 and Chairman since September 2002. Mr. Clark has 23 years of general management experience in high growth companies in the communications, technology and manufacturing sectors.

       Timothy G. Biltz is Chief Operating Officer. Prior to joining SpectraSite in August 1999, Mr. Biltz spent 10 years at Vanguard Cellular Systems, Inc., most recently as Executive Vice President and Chief Operating Officer. He joined Vanguard in 1989 as Vice President of Marketing and Operations and was Executive Vice President and President of U.S. Wireless Operations from November 1996 until May 1998 when he became Chief Operating Officer. Mr. Biltz was instrumental in Vanguard’s development from an initial start-up to an enterprise with over 800,000 subscribers.

       David P. Tomick is Executive Vice President and Chief Financial Officer. Mr. Tomick joined SpectraSite in 1997. From 1994 to 1997, Mr. Tomick was Chief Financial Officer of Masada Security, Inc., a company engaged in the security monitoring business. From 1988 to 1994, he was Vice President — Finance of Falcon Cable TV where he was responsible for debt management, mergers and acquisitions, equity origination and investor relations. Prior to 1988, he managed a team of corporate finance professionals focusing on the communications industry for The First National Bank of Chicago.

       Dale A. Carey is President of SpectraSite’s Leasing Division. Mr. Carey joined SpectraSite as Senior Vice President of Services and Operations in February 2000 and assumed his current position in May 2002. Prior to joining SpectraSite, Mr. Carey served in various capacities for the Pennsylvania Super System of Vanguard Cellular Systems since 1989, most recently as the Regional Vice President and General Manager.

       Thomas A. Prestwood, Jr. is President of SpectraSite’s Broadcast Division. Mr. Prestwood joined SpectraSite in November 2001. Mr. Prestwood has over 15 years of senior management experience and executive level work in the telecommunications industry, most recently as Regional Vice President for Telecorp PCS. Prior to joining Telecorp, Mr. Prestwood served as an Executive Vice President for Highland Holdings and a Market Director for AT&T Wireless Services. Mr. Prestwood was a Senior Vice President at Vanguard Cellular Systems, Inc. from 1990 until the company was acquired by AT&T Wireless in 1999.

       Gabriela Gonzalez is Senior Vice President and Controller. Prior to joining SpectraSite in April 2000, Ms. Gonzalez served as Controller for Commercial Operations for GlaxoWellcome (now GlaxoSmithKline). Before joining GlaxoWellcome in 1998, Ms. Gonzalez served as Controller for Alyeska Pipeline, the operator of the TransAlaskan Pipeline. Ms. Gonzalez is a Certified Public Accountant in Alaska and North Carolina.

       John H. Lynch is Vice President, General Counsel and Secretary. Prior to joining SpectraSite in August 1999, Mr. Lynch served as General Counsel for Qualex Inc., the wholly owned photofinishing subsidiary of Eastman Kodak Company. Before joining Qualex in 1989, Mr. Lynch practiced corporate and real estate law in the Atlanta, Georgia offices of Wildman, Harrold, Allen, Dixon and Branch.

       Paul M. Albert, Jr. has been a director of SpectraSite since February 2003. Mr. Albert is a corporate director, a finance and capital markets consultant primarily engaged in educating bankers at global financial institutions, and a private investor. He has been a director of DigitalGlobe, Inc. since April 1999 and prior to the sale of the companies was a director of CAI Wireless Systems from December 1998 to August 1999 and Teletrac Inc. from December 1999 to April 2001. In his capacity as a corporate director he has served on audit, compensation, finance, and governance committees, usually as committee chairman, and is a director of the New York Chapter of the National Association of Corporate Directors. From 1970 to 1996 he was an investment banker, holding senior officer positions at Morgan Stanley & Co. and Prudential Securities.

       Gary S. Howard has been a director of SpectraSite since February 2003. Mr. Howard has been Executive Vice President, Chief Operating Officer and a director of Liberty Media, Inc. since July 1998. Mr. Howard served as Chief Executive Officer of Liberty Satellite & Technology, Inc. from December 1996 to April 2000. Mr. Howard also served as Executive Vice President of TCI from December 1997 to March 1999. Previously, Mr. Howard served as Chief Executive Officer, Chairman of the Board and a director of TV Guide, Inc., President and Chief Executive Officer of TCI Ventures Group, LLC and President of Liberty Satellite and Technology. Mr. Howard is also a director of Liberty Satellite & Technology, Inc., UnitedGlobalCom, Inc., and On Command Corporation. Mr. Howard serves as Chairman of the Board of Liberty Satellite & Technology, Inc. and On Command Corporation.

       Robert Katz has been a director of SpectraSite since February 2003. Mr. Katz has been associated with Apollo Management, L.P. since 1990. Mr. Katz is also a director of Vail Resorts, Inc.

       Richard Masson has been a director of SpectraSite since February 2003. Mr. Masson is a Principal and co-founder of Oaktree Capital Management, LLC, an investment advisory firm with over $25 billion of assets under management. He serves as co-Head of Research for their distressed debt funds. Prior to that, Mr. Masson was the head of the Special Credits analytic group at The TCW Group, Inc.

Directors’ Compensation

       Directors who are not executive officers receive an annual fee of $25,000 and $1,000 for each board meeting they attend. In addition, each Audit Committee member receives an annual fee of $20,000 and the chairman of the Audit Committee receives an additional annual fee of $5,000. Each member of the Compensation Committee and the Governance Committee receives an annual fee of $2,000 and the chairman of the Compensation Committee receives an additional annual fee of $5,000. Directors will be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the board and its committees. We also have granted 10,000 stock options with an exercise price of $13.08, which vest over a period of approximately three years, to each of our non-employee directors as compensation for their services as members of our board.

Executive Compensation

Summary Compensation Table

       The following table sets forth the cash and non-cash compensation paid by or incurred on behalf of SpectraSite to its Chief Executive Officer and four other most highly compensated executive officers for the years ended December 31, 2000, 2001 and 2002.

	Annual Compensation				Long Term Compensation Awards

						Number of
						Securities
						Underlying	All Other
				Other		Options/	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Annual($)(1)	Restricted Stock($)	SARs(#)(2)	($)(3)

Stephen H. Clark	2002	375,000	367,500	—	—	—	5,500
Chief Executive Officer	2001	375,000	300,000	—	—	245,250	4,884
	2000	323,077	325,000	—	—	500,000	4,398
Timothy G. Biltz	2002	300,000	294,000	—	—	—	5,500
Chief Operating Officer	2001	300,284	270,000	—	—	140,000	5,100
	2000	260,000	200,000	—	—	300,000	5,100
David P. Tomick	2002	235,000	230,300	—	—	—	5,500
Chief Financial Officer	2001	228,654	89,725	—	—	113,973	5,250
	2000	219,615	77,150	—	—	100,000	5,100
Dale A. Carey(4)	2002	209,423	102,255	—	—	—	5,500
President, Leasing	2001	202,500	90,839	—	—	75,000	3,175
	2000	146,058	53,885	15,214	—	150,400	26,059
Thomas A. Prestwood, Jr.(4)	2002	204,750	97,500	—	—	—	5,000
President, Broadcast	2001	15,000	50,000	—	—	150,000	—

(1)	The amount indicated for Mr. Carey in 2000 reflects tax gross ups on relocation expenses.

(2)	All options were terminated on February 10, 2003 under the Plan of Reorganization without consideration.

(3)	Amounts reported are SpectraSite’s contribution under its 401(k) plan, except the amount reported for Mr. Carey in 2000. The amount reported for Mr. Carey in 2000 includes SpectraSite’s contribution under its 401(k) plan of $2,229 and a relocation reimbursement of $23,830.

(4)	Mr. Carey joined SpectraSite in February 2000. Mr. Prestwood joined SpectraSite in November 2001.

Options/SAR Grants in Last Fiscal Year

       There were no stock option grants to the executive officers named in the Summary Compensation Table above during the fiscal year ended December 31, 2002.

Aggregated Options/SAR Exercises and Value in Last Fiscal Year

       The table below provides information as to the exercise of options during the fiscal year ended December 31, 2002 and the number and value of unexercised options held by the executive officers named in the Summary Compensation Table above as of December 31, 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Year-End Option/SAR Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
	Number of		Options/SARs at Fiscal		Money Options/SARs at
	Shares		Year-End(#)(1)		Fiscal Year-End($)(a)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Stephen H. Clark	—	—	843,813	627,687	—	—
Timothy G. Biltz	—	—	485,000	355,000	—	—
David P. Tomick	—	—	292,108	197,730	—	—
Dale A. Carey	—	—	93,950	131,450	—	—
Thomas A. Prestwood, Jr.	—	—	37,500	112,500	—	—

(1)	All options were terminated on February 10, 2003 under the Plan of Reorganization without consideration.

Employment Agreements

       SpectraSite has entered into employment agreements with each of Messrs. Clark, Tomick and Biltz, effective as of February 10, 2003. The initial term of the employment agreements is three years, with automatic one-year renewals unless either party gives written notice of nonrenewal at least six months prior to the end of the term. The annual base salaries for Messrs. Clark, Tomick, and Biltz are determined pursuant to their respective employment agreements, and they are each eligible to receive annual bonuses in amounts to be determined based on SpectraSite’s achievement of annual financial targets established by the Board of Directors of SpectraSite. In connection with SpectraSite’s emergence from chapter 11 bankruptcy, Messrs. Clark and Tomick also received cash bonuses on February 10, 2003, in the amounts of $2,800,000 and $1,120,000, respectively. If their employment is terminated as a result of their death or disability or is terminated by SpectraSite without cause, or if they resign without good reason during the thirteenth month following a change in control (as defined in the employment agreements), Messrs. Clark, Tomick, and Biltz will be entitled to receive continued salary, average annual bonus and benefits for a period of 24 months following the termination, provided that this period shall be extended to 36 months if they are terminated by SpectraSite without cause or if they resign with good reason during the 24-month period following a change in control.

       Messrs. Clark, Tomick, and Biltz have agreed that for a period of 24 months following the termination of their employment with SpectraSite they generally will not:

•	engage in, or own any interest in or perform any services for any business which engages in, competition with SpectraSite;

•	solicit management employees of SpectraSite or otherwise interfere with the employment relationship between SpectraSite and its employees; or

•	hire, engage or in any manner be associated with any supplier, contractor or entity with a business relationship with SpectraSite, if such action would have a material adverse effect on SpectraSite.

       In connection with their employment agreements, Messrs. Clark, Tomick, and Biltz were granted options under our Equity Incentive Plan to purchase 1,527,778, 555,556 and 972,222 shares of common stock, respectively. The exercise prices of these options are $14.91, $15.09 and $13.08, respectively. The options were vested 20% on March 12, 2003 and, subject to the optionee’s continued employment with SpectraSite, 50% will vest ratably on a monthly basis during the next 36 months, and 30% will vest on March 12, 2009, or earlier if the Company achieves annual financial targets determined by the Board of Directors of SpectraSite.

Severance Plans

       Messrs. Carey and Prestwood participate in SpectraSite’s Executive Severance Plan B. This plan generally provides that, upon termination of a participant’s employment by SpectraSite other than for cause or by the participant for good reason (which includes any termination by a participant during the thirteenth month following a change in control), the participant will be entitled to continued payments of base salary and target bonus, as well as continued benefits, during the 18 months following termination if the participant then has five or more years experience in current or equivalent employment positions, and 12 months following termination if the participant has less than five years of such experience. In the event of termination resulting from a change in control or in the two-year period following a change in control, the periods referred to above shall be increased to 24 months. For this purpose, a change of control occurs upon (i) the acquisition, other than by the principal stockholders of SpectraSite, of more than 35% of the total combined voting power of SpectraSite’s outstanding securities and such principal stockholders own a lesser percentage of the voting power of SpectraSite’s outstanding securities than such acquiring person and cease to have the ability to elect or designate for election a majority of SpectraSite’s Board of Directors; (ii) a change in the composition of the Board of Directors of SpectraSite during any two-year period that results in the current directors (or those directors approved by the Board of Directors) ceasing to constitute a majority of the directors; (iii) a merger or consolidation of SpectraSite with another entity unless the Company’s outstanding voting securities are exchanged for consideration including securities representing a majority of the voting power of the surviving corporation; or (iv) a sale of all or substantially all of SpectraSite’s assets other than to the principal stockholders of SpectraSite or persons controlled by such stockholders.

Equity Compensation Plans

       In connection with the Plan of Reorganization, all outstanding awards under the Company’s compensation plans were terminated without consideration. The following table sets forth information with respect to compensation plans under which the common stock is authorized for issuance as of June 30, 2003, subject to execution of definitive documentation.

Equity Compensation Plan Information

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued upon	Weighted-average	under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(excluding
	Options, Warrants	Options, Warrants	securities reflected
Plan Category	and Rights	and Rights	in column)

Equity compensation plans approved by security holders(1)	5,462,714	$13.80	414,450
Equity compensation plans not approved by security holders	—	—	—

Total	5,462,714	$13.80	414,450

(1)	Includes SpectraSite’s 2003 Equity Incentive Plan, which was approved in connection with the Plan of Reorganization.

2003 Equity Incentive Plan

       In 2003, subject to execution of definitive documentation, options for 5,462,714 shares of common stock were issued under the Equity Incentive Plan, each having an exercise price of $13.08 per share, except for the options granted to Messrs. Clark and Tomick, whose options have an exercise price of $14.91 and $15.09, respectively. Approximately 414,450 shares of common stock were available for future grants.

       The following is a discussion of other features of the plan.

       Purpose of Plan. The nature and purpose of the plan is to use performance-based grants of long-term, equity-based incentives in the form of stock options and other equity based awards in order to link total compensation for management and key employees to SpectraSite’s performance and stock price appreciation and to allow SpectraSite to remain competitive and to retain top performing employees over time. The plan also permits awards to directors.

       Plan Administration. The plan is administered by the Compensation Committee of the Board of Directors of SpectraSite. The Compensation Committee has sole discretion, subject to the terms of the plan, to determine the amounts and types of awards to be made, set the terms, conditions and limitations applicable to each award, and prescribe the form of the instruments embodying any award. The Board of Directors or the Compensation Committee may delegate to another committee of the Board of Directors the authority to grant awards to certain persons and the Compensation Committee may generally delegate the authority to act on its behalf to certain officers of SpectraSite.

       Eligibility. Awards may be granted under the plan to any director, officer or other employee of SpectraSite and its subsidiaries, and any individual providing services as a consultant, advisor or otherwise as an independent contractor to SpectraSite and its subsidiaries.

       Vesting and Exercise of Options. Options become exercisable as set forth in a participant’s award agreement.

       Payment for Options. The exercise price of any stock option awarded under the plan will be determined by the Compensation Committee. Participants may exercise an option by making payment in any manner specified by the Compensation Committee.

       Restricted Stock. The Compensation Committee may authorize awards of restricted stock, including performance-based restricted stock. Awards of restricted stock may be made for no consideration, or for an amount as is determined by the Compensation Committee. Restricted stock is common stock that generally is non-transferable and is subject to other restrictions determined by the Compensation Committee for a specified period. Unless the Compensation Committee determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment during the restricted period, then any unvested restricted stock will be forfeited. To date, no shares of restricted stock have been awarded under the plan.

       Other Awards Under the Plan. The Compensation Committee may grant other types of equity-based awards such as stock appreciation rights, deferred stock, dividend equivalents and performance-based awards. Such awards and awards of restricted stock may be subject to attainment of preestablished performance goals based on, Adjusted EBITDA, revenue, net income, operating income, cash plan, return on assets, return on equity, return on capital or total stockholder return.

       Federal Income Tax Consequences of Options. The grant of a stock option under the plan will generally not have any immediate effect on the federal income tax liability of SpectraSite or the participant. If the Compensation Committee grants a non-qualified stock option, then the participant will recognize ordinary income at the time he or she exercises the option in an amount equal to the difference between the fair market value of the common stock at the time of its exercise and the exercise price, and SpectraSite will receive a deduction for the same amount.

       If the Compensation Committee grants an incentive stock option, the participant generally will not recognize any taxable income at the time he or she exercises the incentive stock option, but will recognize income at the time he or she sells the common stock acquired by exercise of the incentive stock option. Upon sale of the common stock acquired upon exercise of the incentive stock option, the employee will recognize income equal to the difference between the exercise price and the amount received upon sale, and such income generally will be eligible for capital gain treatment. SpectraSite generally is not entitled to an income tax deduction in connection with an incentive stock option. However, if the employee sells the common stock either within two years of the date of the grant, or within one year of the date of the exercise of the incentive stock option, then the option is treated for federal income tax purposes as if it were a non-qualified stock option; the income recognized by the employee will not be eligible for capital gain treatment and SpectraSite will be entitled to a federal income tax deduction equal to the amount of income recognized by the employee.

PRINCIPAL AND SELLING STOCKHOLDERS

       The table below sets forth, as of June 30, 2003, information with respect to the beneficial ownership of SpectraSite’s common stock by:

•	each of our directors and each of the executive officers named in the Summary Compensation Table under “Management — Executive Compensation;”

•	each person who is known to be the beneficial owner of more than 5% of any class or series of our capital stock;

•	all of our directors and executive officers as a group; and

•	each other selling stockholder participating in the offering.

       The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned Before			Beneficially Owned After
	This Offering			This Offering

	Number	Percentage	Shares	Number	Percentage
Name of Beneficial Owner	of Shares	of Class	Offered	of Shares	of Class

Stephen H. Clark(1)	413,646	*	—	413,646	*
Timothy G. Biltz(2)	261,960	*	—	261,960	*
David P. Tomick(3)	153,606	*	—	153,606	*
Dale A. Carey(4)	85,324	*	—	85,324	*
Thomas A. Prestwood, Jr.(5)	40,416	*	—	40,416	*
Paul M. Albert, Jr.(6)	3,112	*	—	3,112	*
Gary S. Howard(6)	3,112	*	—	3,112	*
Robert Katz(6)(7)	3,112	*	—	3,112	*
Richard Masson(8)	3,112	*	—	3,112	*
Funds affiliated with Apollo Management V, L.P.(7)(9)	11,151,618	23.5	2,870,000	8,281,618	17.4
Funds managed by Oaktree Capital Management, LLC(8)(9)(10)	9,669,386	20.4	2,450,000	7,219,386	15.2
Funds managed by Capital Research and Management Company(9)(11)	6,641,390	14.0	1,680,000	4,961,390	10.4
Franklin Mutual Advisers, LLC(9)(12)	5,316,908	11.2	2,000,000	3,316,908	7.0
All current directors and executive officers as a group (11 persons)(13)	10,671,600	22.0	—	8,221,600	17.3

*	Less than 1%.

(1)	Includes 411,652 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days. Also includes 1,994 shares of common stock issuable upon the exercise of outstanding warrants exercisable within 60 days.

(2)	Includes 261,960 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(3)	Includes 149,692 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days. Also includes 3,914 shares of common stock issuable upon the exercise of outstanding warrants exercisable within 60 days, of which 1,204 are held by the Tomick Family Trust.

(4)	Includes 85,324 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(5)	Includes 40,416 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(6)	Includes 3,112 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.

(7)	With respect to Apollo Management V, L.P. (“Apollo Management”), includes 11,151,618 shares of common stock held by AP Towers LLC (“AP Towers”). The members of AP Towers are Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P. and other affiliated investment partnerships (collectively, the “Apollo Funds”). Apollo Management serves as manager of each of AP Towers and each of the Apollo Funds and as such may be deemed to have voting and investment control over the shares held by AP Towers. Mr. Katz, a director of the Company, is associated with Apollo Management but does not beneficially own any of the shares held by AP Towers or the Apollo Funds. The business address of AP Towers and each of the Apollo Funds is c/o Apollo Management, 1301 Avenue of the Americas, New York, NY 10019.

(8)	Includes 3,112 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days. Mr. Masson, a director of the Company, is a principal of Oaktree Capital Management, LLC. Pursuant to the policies of Oaktree Capital Management, LLC, Mr. Masson cannot retain the reported options or the underlying common shares and has assigned such options to Oaktree Capital Management, LLC. Mr. Masson disclaims beneficial ownership of such options and the underlying common shares.

(9)	If the underwriters exercise their option to purchase 1,350,000 additional shares in full, funds affiliated with Apollo Management V, L.P. will sell an additional 430,500 shares; funds managed by Oaktree Capital Management, LLC will sell an additional 367,500 shares; funds managed by Capital Research and Management Company will sell an additional 252,000 shares; and Franklin Mutual Advisors, LLC will sell an additional 300,000 shares.

(10)	Includes 6,391,810 shares of common stock held by OCM Opportunities Fund IV, L.P. and 3,274,464 shares held by OCM Opportunities Fund IVb, L.P. Oaktree Capital Management, LLC is the general partner of each of the funds and as such may be deemed to have voting and investment control over the shares held by the funds. Oaktree Capital Management, LLC disclaims beneficial ownership of the shares except to the extent of its pecuniary interest in the shares. The business address for the Oaktree funds is 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(11)	Capital Research and Management Company is the beneficial owner of common stock, arising from the beneficial ownership by certain investment companies, including 2,541,328 shares owned by American High-Income Trust, registered under the Investment Company Act of 1940, which is advised by Capital Research and Management, a registered investment adviser. Such shares are held by American High-Income Trust and other funds, in their capacity as investment companies and are beneficially held by Capital Research and Management as an investment adviser. American High-Income Trust and the other funds have sole voting power over the shares and Capital Research and Management has sole dispositive power over the shares. The business address for Capital Research and Management is 333 S. Hope St., 55th Floor, Los Angeles, California 90071.

(12)	Franklin Mutual Advisers, LLC is the beneficial owner of common stock, arising from the beneficial ownership by certain investment companies and other managed accounts, including investment companies registered under the Investment Company Act of 1940, which are advised by Franklin Mutual Advisers, LLC. Such shares are beneficially held by funds in their capacity as investment companies and are beneficially held by Franklin Mutual Advisers, LLC as an investment advisor. Franklin Mutual Advisers, LLC has sole voting power and sole dispositive power over the shares but has no pecuniary interest in and disclaims beneficial ownership of such shares. The business address for Franklin Mutual Advisers, LLC is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

(13)	Includes 999,390 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days and 5,936 shares of common stock issuable upon the exercise of outstanding warrants exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights Agreement

       Pursuant to the Plan of Reorganization, we entered into a Registration Rights Agreement with Oaktree Capital Management, LLC, as general partner and/or investment manager of certain funds and accounts it manages, AP Towers LLC, an affiliate of Apollo Management V, L.P., and Capital Research Management Company as investment adviser for certain funds it manages, providing for the registration of the common stock. The following is a summary of the material terms of that registration rights agreement.

       Under the registration rights agreement, the holders of our common stock that are party to the agreement may require us to register all or some of their shares under the Securities Act. The first two times each holder that is a party to the agreement makes such request, we are obligated to register the shares set forth in such request. If a holder that is party to the agreement makes more than two such requests, then the following conditions must be met to trigger a registration obligation:

•	we must receive a request for registration from holders of at least 5% of its outstanding stock covered by the registration rights agreement; and

•	the request must specify the number of shares to be disposed of and the proposed plan of distribution therefor.

       We are only obligated to effect six such registrations except to the extent necessary to ensure that each of the holders that are party to the agreement may cause at least two such registrations during the term of the agreement. We have the right to include our shares in any registration statement required by the registration rights agreement.

       In addition to the registration obligations discussed above, if we register any of our common stock under the Securities Act for sale to the public for our own account or for the account of others or both, the registration rights agreement requires that we use commercially reasonable efforts to include in the registration statement common stock held by stockholders that are party to the agreement who wish to participate in the offering. Registrations on Form S-4, Form S-8 or an offering to our existing security holders pursuant to rights distributed to our existing security holders or pursuant to a dividend reinvestment plan will not trigger this registration obligation.

Transactions with Executive Officers

       In August 1999, we loaned David P. Tomick $325,000 in connection with the exercise of stock options to acquire Old Common Stock. The loan bears interest at the applicable federal rate under the Internal Revenue Code, 5.36% per annum, and matures in August 2004.

       In September 1999, we loaned Timothy G. Biltz $500,000 to purchase a home as a relocation incentive. This loan is secured by any shares of common stock issued to Mr. Biltz upon his exercise of options or otherwise acquired by Mr. Biltz and bears interest at 5.82% per annum and matures in September 2004.

       In January 2000, we loaned Stephen H. Clark $1,100,000 in connection with the exercise of stock options to acquire 512,500 shares of Old Common Stock. The loan bears interest at 5.80% per annum and matures in December 2004.

DESCRIPTION OF CAPITAL STOCK

       The following is a summary of the material terms and provisions of our capital stock. SpectraSite’s third amended and restated certificate of incorporation authorizes the issuance of 290,000,000 shares of capital stock, divided into 250,000,000 shares of common stock, $0.01 par value per share, and 40,000,000 shares of preferred stock, $0.01 par value per share. As of June 30, 2003, we have 47,487,030 shares of common stock outstanding. We have reserved an additional 135,866 shares of common stock for future distribution in connection with our emergence from bankruptcy. We have also reserved an additional 5,877,164 shares of common stock for issuance under our stock option plan and 2,499,940 shares of common stock for issuance upon the exercise of warrants. All of our outstanding shares of common stock, as well as the shares of common stock issuable in connection with our emergence from bankruptcy and upon exercise of outstanding stock options and warrants, are or will be freely tradable without restriction or further registration under the federal securities laws, except to the extent they are held by one of our affiliates, as that term is defined in Rule 144 under the Securities Act.

Common Stock

       The common stock is entitled to one vote per share. The holders of common stock have no preemptive rights, cumulative rights, subscription, redemption, sinking fund or conversion rights and preferences. The holders of common stock will be entitled to receive such dividends as our Board of Directors may declare out of funds legally available for that purpose. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in our assets legally available for the distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All outstanding shares of common stock are validly issued, fully paid and nonassessable.

Warrants

       As of June 30, 2003, we have reserved 2,499,940 shares of common stock for issuance upon the exercise of warrants issued in connection with our plan of reorganization. Under the plan of reorganization, all of our common stock outstanding prior to the effective date of the reorganization was cancelled in exchange for the warrants. The warrants are exercisable at a per share exercise price of $16.00, subject to anti-dilution adjustment in the event of certain distributions and other corporate events. The warrants expire on February 10, 2010.

Preferred Stock

       SpectraSite has 40,000,000 authorized, but unissued, shares of preferred stock, $0.01 par value per share. Although the rights and designations of the preferred stock are currently undefined, our Board of Directors is authorized to establish the voting powers, if any, of the shares of such series, and the preferences and relative participating, optional and other special rights of each series of preferred stock, provided, however, the Board of Directors shall not have the authority to issue any series of preferred stock if the purpose of such issuance is to implement, or to facilitate the implementation of, a “poison pill” or other similar shareholder rights plan or other plan whose primary intent is to impede an acquisition of SpectraSite or an acquisition of substantially all of SpectraSite’s subsidiaries or assets, unless any such issuance is approved by the affirmative vote of the holders of at least a majority of the voting power of the shares of the then outstanding voting stock of SpectraSite, voting together as a single class.

Delaware Anti-Takeover Law

       Section 203 of the Delaware General Corporation Law prohibits SpectraSite from engaging in a “business combination” with an “interested stockholder.” This restriction applies for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes (1) mergers, (2) asset sales and (3) other transactions resulting in a financial benefit to an interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of SpectraSite’s voting stock. Section 203 could delay, defer or prevent a change in control of SpectraSite. It might also reduce the price that investors might be willing to pay in the future for shares of common stock.

Limitation of Liability and Indemnification Matters

       The third amended and restated certificate of incorporation provides that our directors will not be personally liable to SpectraSite or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(1) for any breach of the director’s duty of loyalty to SpectraSite or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under provision of Delaware law relating to unlawful payment of dividends or unlawful stock purchases or redemptions of stock; or (4) for any transaction from which the director derives an improper personal benefit.

       As a result of this provision, SpectraSite and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

       The third amended and restated certificate of incorporation provides for the indemnification of our directors and officers and any person who is or was serving at our request as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise and any person who was or is serving at our request as a trustee or administrator under an employee benefit plan to the fullest extent authorized by, and subject to, the conditions set forth, in the Delaware General Corporation Law, against all expenses and liabilities. The indemnification provided under the third amended and restated certificate of incorporation includes the right to be paid by SpectraSite the expenses in advance of any proceeding for which indemnification may be had in advance of its final disposition.

Transfer Agent and Registrar

       The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

SHARES AVAILABLE FOR FUTURE SALE

       As of June 30, 2003, we have 47,487,030 shares outstanding, all of which were issued pursuant to our plan of reorganization. An additional 135,866 shares are subject to issuance pursuant to further distributions under our plan of reorganization. In addition, as of June 30, 2003, warrants to purchase 2,499,940 shares of common stock at an exercise price of $16.00 per share were outstanding. As of June 30, 2003, we have 5,462,714 options outstanding and 414,450 shares available for future awards under our equity incentive plan. All of our outstanding shares of common stock, as well as the shares of common stock issuable in connection with our emergence from bankruptcy and upon exercise of outstanding stock options and warrants, are or will be freely tradable without restriction or further registration under the federal securities laws, except to the extent they are held by one of our affiliates, as that term is defined in Rule 144 under the Securities Act.

       In general, under Rule 144 as currently in effect, sales by an “affiliate” of the company are limited within any three month period to a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock or (ii) the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which a notice of sale is filed with the Securities and Exchange Commission. As currently defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Sales by affiliates under Rule 144 are also subject to certain other restrictions relating to manner of sale, notice and the availability of current public information about the company.

       The company, the selling stockholders and the current directors and executive officers of the company have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 120 days after the date of this prospectus, except with the prior written consent of the representative of the underwriters.

       Upon the completion of this offering the selling stockholders will hold approximately 50.0% of the outstanding shares of our common stock, or approximately 47.2% if the underwriters’ over-allotment option is exercised in full. After the expiration of the 120 day “lock-up” period to which all of the selling stockholders and our directors and executive officers are subject, these individuals and entities will be entitled to dispose of their remaining shares, although the shares of common stock held by our affiliates will continue to be subject to the volume and other restrictions of Rule 144 under the Securities Act. In addition, Goldman, Sachs & Co. may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to the lock-up. The shares that are released from the lock-up will be freely tradable without restriction or further registration under the federal securities laws, except to the extent they are held by one of our affiliates. See “Certain Relationships and Related Transactions — Registration Rights Agreement.”

       Prior to the offering, there has been a limited public market for our common stock and no prediction can be made as to the effect, if any, that this offering will have on the market price of the common stock. Nevertheless, sales of significant amounts of such shares in the public market or the availability of large amounts of shares for sale could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of its equity securities. See “Risk Factors — Sales of our common stock after this offering could adversely affect our stock price.”

UNDERWRITING

       We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Number of
Underwriters	Shares

Goldman, Sachs & Co.
Bear, Stearns & Co. Inc.
Citigroup Global Markets Inc.
Credit Suisse First Boston LLC
Lehman Brothers Inc.

Total

       The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

       If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,350,000 shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

       The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 675,000 additional shares.

Paid by the Selling Stockholders

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

       Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $          per share from the public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $          per share from the public offering price. If all the shares are not sold at the public offering price, the representative may change the offering price and the other selling terms.

       The company, the selling stockholders and the current directors and executive officers of the company have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 120 days after the date of this prospectus, except with the prior written consent of the representative. This agreement does not apply to any existing employee benefit plans. See “Shares Available for Future Sale” for a discussion of certain transfer restrictions.

       The public offering price has been negotiated among the company and the representative. Among the factors to be considered in determining the public offering price of the shares, in addition to prevailing market conditions, will be the company’s historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

       We have applied to list the common stock on the New York Stock Exchange. In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

       A prospectus in electronic format may be made available on the websites maintained by one or more of the representatives of the underwriters of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

       In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

       The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

       Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

       Each underwriter has agreed that (i) it has not offered or sold, and prior to the six months after the date of the offering of the common stock will not offer or sell any securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied, and will comply with, all applicable provisions of the Financial Services and Markets Act 2000 of Great Britain (“FSMA”) with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom, and (iii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer.

       The common stock may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

       The common stock has not been and will not be registered under the Securities and Exchange Law of Japan. Each underwriter has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any common stock in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit, of any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

       No offer to sell the common stock has been or will be made in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, except in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the common stock in Hong Kong other than with respect to the common stock intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities whether as principal or agent.

       This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the common stock to the public in Singapore.

       This prospectus has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”) as a disclosure document for the purpose of the Australian Corporations Act 2001 (Cwlth) (the “Corporations Act”). The common stock may not be offered for sale (or transferred, assigned or otherwise alienated) to investors in Australia for 12 months after their issue, except in circumstances where disclosure to investors is not required under Chapter 6D of the Corporations Act or unless a compliant disclosure document is prepared and lodged with ASIC.

       The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

       The selling stockholders are responsible for underwriting discounts and commissions. The company estimates that its share of the total expenses of the offering will be approximately $1.0 million.

       The company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

       In the ordinary course of their respective businesses, the underwriters and certain of their respective affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. They have received and will receive customary fees and commissions for these transactions. An affiliate of Credit Suisse First Boston LLC is an agent and lender under our credit-facility. Citigroup Global Markets Inc. and Lehman Brothers Inc. were joint book-running managers of, and Credit Suisse First Boston LLC was an initial purchaser in, our May 2003 senior notes offering.

LEGAL MATTERS

       Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the common stock offered by this prospectus for us. Cahill Gordon & Reindel LLP will pass upon certain matters for the underwriters.

EXPERTS

       The consolidated financial statements of SpectraSite, Inc. at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

       We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the Securities and Exchange Commission a registration statement on Form S-1 to register our common stock. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and our common stock offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy the registration statement and any other document we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the Securities and Exchange Commission maintains a web site that contains registration statements, reports, proxy statements and other information regarding registrants, such as us, that file electronically with the Securities and Exchange Commission. The address of the web site is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

I.     SPECTRASITE, INC. ANNUAL FINANCIAL STATEMENTS

II.     SPECTRASITE, INC. INTERIM FINANCIAL STATEMENTS

Page

Condensed Consolidated Balance Sheets at June 30, 2003 (unaudited; Reorganized Company) and December 31, 2002 (Predecessor Company)	F-39
Unaudited Condensed Consolidated Statements of Operations for the three months ended June 30, 2003 (Reorganized Company), the three months ended June 30, 2002 (Predecessor Company), the five months ended June 30, 2003 (Reorganized Company), the month ended January 31, 2003 (Predecessor Company) and the six months ended June 30, 2002 (Predecessor Company)
F-40
Unaudited Condensed Consolidated Statements of Cash Flows for the five months ended June 30, 2003 (Reorganized Company), the month ended January 31, 2003 (Predecessor Company) and the six months ended June 30, 2002 (Predecessor Company)
F-41
Notes to the Unaudited Condensed Consolidated Financial Statements	F-42

REPORT OF INDEPENDENT AUDITORS

Board of Directors

SpectraSite, Inc. and Subsidiaries

       We have audited the accompanying consolidated balance sheets of SpectraSite, Inc. (formerly known as SpectraSite Holdings, Inc.) and subsidiaries as of December 31, 2001 and 2002 and the related consolidated statements of operations, convertible preferred stock and stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SpectraSite, Inc. and subsidiaries at December 31, 2001 and 2002 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

       As discussed in Note 2 to the consolidated financial statements, the Company emerged from Chapter 11 bankruptcy on February 10, 2003. Effective February 1, 2003, the Company will change its basis of financial statement presentation to reflect the adoption of fresh start accounting in accordance with the American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code”.

       As discussed in Note 3 to the consolidated financial statements, in 2002 the Company adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets and changed its method of accounting for goodwill.

/S/ ERNST & YOUNG LLP

February 11, 2003

Raleigh, North Carolina

SPECTRASITE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,

	2001	2002

	(dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$31,547	$80,961
Accounts receivable, net of allowance of $4,982 and $11,431, respectively	22,375	15,180
Costs and estimated earnings in excess of billings	1,940	2,169
Inventories	8,355	7,878
Prepaid expenses and other	11,505	16,696
Assets held for sale	113,015	—

Total current assets	188,737	122,884
Property and equipment, net	2,443,046	2,292,945
Goodwill, net	437,350	60,626
Other assets	134,292	102,001

Total assets	$3,203,425	$2,578,456

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$36,608	$13,029
Accrued and other expenses	69,067	66,280
Billings in excess of costs and estimated earnings	2,763	703
Current portion of credit facility	—	2,244
Liabilities held for sale	36,102	—

Total current liabilities	144,540	82,256

Long-term portion of credit facility	695,000	780,711
Senior notes	400,000	—
Senior convertible notes	200,000	—
Senior discount notes	1,020,332	—
Other long-term liabilities	24,208	27,330

Total long-term liabilities	2,339,540	808,041

Liabilities subject to compromise (Note 2)	—	1,763,286

Commitments and Contingencies
Stockholders’ equity (deficit):
Common stock, $0.001 par value, 300,000,000 shares authorized, 153,424,509 and 154,013,917 issued and outstanding, respectively	153	154
Additional paid-in-capital	1,622,089	1,624,939
Accumulated other comprehensive income (loss)	21,984	(355)
Accumulated deficit	(924,881)	(1,699,865)

Total stockholders’ equity (deficit)	719,345	(75,127)

Total liabilities and stockholders’ equity (deficit)	$3,203,425	$2,578,456

See accompanying notes.

SPECTRASITE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2000	2001	2002

	(in thousands, except per share amounts)
Revenues:
Site operations	$116,476	$221,614	$282,525
Broadcast services	38,593	38,211	26,809

Total revenues	155,069	259,825	309,334

Operating expenses:
Cost of operations, excluding depreciation and amortization expense:
Site operations	46,667	91,689	108,540
Broadcast services	26,245	29,538	21,158
Selling, general and administrative expenses	51,825	72,431	58,037
Depreciation and amortization expense	78,103	165,267	189,936
Restructuring and non-recurring charges	—	142,599	28,570

Total operating expenses	202,840	501,524	406,241

Operating loss	(47,771)	(241,699)	(96,907)

Other income (expense):
Interest income	28,391	17,037	855
Interest expense	(134,664)	(212,174)	(226,536)
Reorganization expense	—	—	(4,329)
Other income (expense)	(8,571)	(223,236)	(10,929)

Total other income (expense)	(114,844)	(418,373)	(240,939)

Loss from continuing operations before income taxes	(162,615)	(660,072)	(337,846)
Income tax expense	444	555	1,133

Loss from continuing operations	(163,059)	(660,627)	(338,979)
Discontinued operations:
Income (loss) from operations of discontinued segment, net of income tax expense	5,443	5,858	(12,268)
Loss on disposal of discontinued segment	—	—	(46,984)

Loss before cumulative effect of change in accounting principle	(157,616)	(654,769)	(398,231)
Cumulative effect of change in accounting for goodwill	—	—	(376,753)

Net loss	$(157,616)	$(654,769)	$(774,984)

Basic and diluted earnings per share:
Loss from continuing operations	$(1.35)	$(4.40)	$(2.20)
Discontinued operations	0.04	0.04	(0.38)
Cumulative effect of change in accounting for goodwill	—	—	(2.45)

Net loss	$(1.31)	$(4.36)	$(5.03)

Weighted average common shares outstanding:
Basic and diluted	120,731	150,223	153,924

See accompanying notes.

SPECTRASITE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF

CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

	Stockholders’ Equity (Deficit)

	Convertible	Convertible	Convertible					Accumulated
	Preferred	Preferred	Preferred	Common Stock		Additional		Other
	Stock	Stock	Stock			Paid-in	Comprehensive	Comprehensive	Accumulated
	Series A	Series B	Series C	Shares	Amount	Capital	Income (Loss)	Income (Loss)	Deficit	Total

	(dollars in thousands)
Balance at December 31, 1999	$10,000	$28,000	$301,494	20,191,604	$20	$230,546		$192	$(112,496)	$457,756
Net loss	—	—	—	—	—	—	$(157,616)	—	(157,616)	(157,616)
Foreign currency translation adjustment	—	—	—	—	—	—	(14,946)	(14,946)	—	(14,946)
Unrealized holding gains arising during period	—	—	—	—	—	—	16,676	16,676	—	16,676

Total comprehensive loss							$(155,886)

Issuance of common stock, net of stock issuance costs of $37,150	—	—	—	53,973,255	54	906,584		—	—	906,638
Issuance of warrants	—	—	—	—	—	13,720		—	—	13,720
Non-cash compensation charges	—	—	—	—	—	2,572				2,572
Conversion of preferred stock to common stock	(10,000)	(28,000)	(301,494)	70,749,625	71	339,423		—	—	—

Balance at December 31, 2000	—	—	—	144,914,484	145	1,492,845		1,922	(270,112)	1,224,800
Net loss	—	—	—	—	—	—	$(654,769)	—	(654,769)	(654,769)
Foreign currency translation adjustment	—	—	—	—	—	—	13,558	13,558	—	13,558
Unrealized holding gains arising during period	—	—	—	—	—	—	6,504	6,504	—	6,504

Total comprehensive loss							$(634,707)

Issuance of common stock, net of stock issuance costs of $296	—	—	—	8,510,025	8	127,119		—	—	127,127
Non-cash compensation charges	—	—	—	—	—	2,125		—	—	2,125

Balance at December 31, 2001	—	—	—	153,424,509	153	1,622,089		21,984	(924,881)	719,345
Net loss	—	—	—	—	—	—	$(774,984)	—	(774,984)	(774,984)
Foreign currency translation adjustment	—	—	—	—	—	—	1,173	1,173	—	1,173
Unrealized holding losses arising during period	—	—	—	—	—	—	(23,512)	(23,512)	—	(23,512)

Total comprehensive loss							$(797,323)

Issuance of common stock, net of stock issuance costs of $6	—	—	—	589,408	1	2,155		—	—	2,156
Non-cash compensation charges	—	—	—	—	—	695		—	—	695

Balance at December 31, 2002	$—	$—	$—	154,013,917	$154	$1,624,939		$(355)	$(1,699,865)	$(75,127)

See accompanying notes.

SPECTRASITE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2000	2001	2002

	(dollars in thousands)
Operating activities
Net loss	$(157,616)	$(654,769)	$(774,984)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	65,368	149,371	186,706
Amortization of goodwill and other intangibles	31,366	36,853	3,218
Amortization of debt issuance costs	5,507	10,113	14,321
Amortization of senior discount notes	92,018	112,089	109,371
Non-cash compensation charges	2,572	2,125	695
Write-off of goodwill	—	44,476	376,753
Loss on disposal of assets	—	53,379	83,683
Gain on sale of affiliate	—	—	(1,364)
Write-off of loan to and investments in affiliates	—	156,433	—
Equity in net loss of an affiliate	8,748	62,402	59
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(57,738)	665	47,345
Costs and estimated earnings in excess of billings, net	(13,608)	408	325
Inventories	(3,759)	(5,396)	241
Prepaid expenses and other	(8,179)	(8,316)	(8,370)
Accounts payable	27,721	21	(32,017)
Other liabilities	18,965	28,013	30,304

Net cash provided by (used in) operating activities	11,365	(12,133)	36,286

Investing activities
Purchases of property and equipment	(658,283)	(958,945)	(71,248)
Acquisitions, net of cash acquired	(224,518)	(7,600)	—
Disposal of discontinued segment, net of cash sold	—	—	(6,751)
Proceeds from the sale of assets	—	—	1,283
Investment in affiliates	(198,039)	(6,626)	—
Loans to affiliates	(4,850)	(27,400)	(750)
Proceeds from repayment of loan to affiliate	—	5,000	—
Proceeds from sale of investment in affiliate	—	4,000	7,500
Refunds of (deposits on) acquisitions	(23,000)	6,847	—

Net cash used in investing activities	(1,108,690)	(984,724)	(69,966)

Financing activities
Proceeds from issuance of common stock	790,397	4,617	483
Stock issuance costs	(37,150)	(296)	(6)
Proceeds from issuance of long-term debt and credit facility	895,900	495,000	90,000
Debt issuance costs	(35,526)	(23,065)	(2,648)
Repayment of debt	(1,421)	(505)	(4,735)

Net cash provided by financing activities	1,612,200	475,751	83,094

Net increase (decrease) in cash and cash equivalents	514,875	(521,106)	49,414
Cash and cash equivalents at beginning of period	37,778	552,653	31,547

Cash and cash equivalents at end of period	$552,653	$31,547	$80,961

Supplemental disclosures of cash flow information:
Cash paid for interest	$35,372	$99,908	$85,536
Cash paid for income taxes	1,106	2,207	1,661
Supplemental disclosures of non-cash investing and financing activities:
Common stock issued for acquisitions and property and equipment	$167,004	$122,806	$1,679
Capital lease obligations incurred for the purchase of property and equipment	—	16,893	1,304

See accompanying notes.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Description of Business and Significant Accounting Policies

       SpectraSite, Inc. (“SpectraSite”), formerly known as SpectraSite Holdings, Inc., and its wholly owned subsidiaries (collectively referred to as the “Company”) are principally engaged in providing services to companies operating in the telecommunications and broadcast industries, including leasing and licensing antenna sites on multi-tenant towers, managing rooftop and in-building telecommunications access on commercial real estate and designing, constructing, modifying and maintaining broadcast towers in the United States.

Basis of Presentation

       The accompanying consolidated financial statements include the accounts of SpectraSite and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

       The consolidated financial statements have been prepared assuming SpectraSite, Inc. will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. SpectraSite, Inc. has incurred recurring operating losses, and it has working capital and stockholders’ deficits as of December 31, 2002. On November 15, 2002 (the “Petition Date”), SpectraSite filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of North Carolina, Raleigh Division (the “Bankruptcy Court”). On November 18, 2002, SpectraSite filed a Proposed Plan of Reorganization and a Proposed Disclosure Statement with the Bankruptcy Court. A plan confirmation hearing was held on January 28, 2003 and the Proposed Plan of Reorganization, as modified on that date, (the “Plan of Reorganization”) was confirmed by the Bankruptcy Court. All conditions precedent to the effectiveness of the Plan of Reorganization were met by February 10, 2003 (the “Effective Date”), thereby allowing SpectraSite to emerge from bankruptcy. From the Petition Date until the Effective Date, SpectraSite operated as a debtor-in-possession under the Bankruptcy Code. The restructuring plan involves SpectraSite, Inc. and not SpectraSite Communications, Inc. (“Communications”) or any of Communications’ subsidiaries. The restructuring plan also did not constitute an event of default under or otherwise adversely affect Communications’ credit facility, which will continue to be serviced from operating cash flow by Communications.

       The consolidated financial statements are presented on a going concern basis and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that might be necessary should SpectraSite, Inc. be unable to continue as a going concern. See Note 2, “ Plan of Reorganization” for a presentation of the unaudited pro forma balance sheet illustrating the effect of the Company’s Plan of Reorganization and the effect of implementing certain fresh start accounting adjustments.

Use of Estimates

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

       The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Revenue Recognition

       Revenues for site operations are recognized when earned based on lease or license agreements. Rate increases based on fixed escalation clauses that are included in certain lease or license agreements are recognized on a straight-line basis over the term of the lease or license. Broadcast service revenues related to construction activities are derived from service contracts with customers that provide for billing on a time and materials or fixed price basis. For the time and materials contracts, revenues are recognized as services are performed. For long-term construction contracts primarily related to the construction of broadcast towers, revenues are recognized under the percentage-of-completion method. Design, construction and fabrication services are provided to the customer’s specifications. Costs to complete projects can be reasonably estimated. Revenues are recognized by the percentage of contract cost incurred to date compared to estimated total contract cost. Costs and estimated earnings in excess of billings on uncompleted contracts represent revenues recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represent billings in excess of revenues recognized. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

       Unbilled revenues (costs and estimated earnings in excess of billings) become billable when, in accordance with the terms of the contract, certain pre-determined targets are reached. Typically these targets are reached as certain pre-defined stages of the project are completed. In the event that the contractual payment provisions are not triggered or a contract is terminated, the Company’s contracts typically provide for a payment to be due based on the extent of work performed to date.

Allowance for Uncollectible Accounts

       The Company evaluates the collectibility of accounts receivable based on a combination of factors. In circumstances where a specific customer’s ability to meet its financial obligations to us is in question, the Company records a specific allowance against amounts due to reduce the net recognized receivable from that customer to the amount it reasonably believes will be collected. For all other customers, the Company reserves a percentage of the remaining outstanding accounts receivable balance based on a review of the aging of customer balances, industry experience and the current economic environment. Activity in the allowance for uncollectible accounts consisted of the following.

	Year Ended December 31,

	2000	2001	2002

	(in thousands)
Beginning allowance	$1,053	$1,674	$4,982
Charges to revenues	1,310	6,111	12,100
Write-offs of uncollectible accounts	(689)	(2,803)	(5,651)

Ending allowance	$1,674	$4,982	$11,431

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The Company analyzes the adequacy of its accounts receivable on a periodic basis to ensure that the Company appropriately reflects the amount it expects to collect. The economic factors affecting the wireless communications industry as a whole, the Company’s customers’ ability to meet their financial obligations and the age of the Company’s outstanding accounts receivable are all factors it takes into consideration when evaluating the adequacy of the Company’s estimate for the allowance for doubtful accounts.

Inventories

       Inventories are stated at the lower of cost or market using the first-in, first-out method and consist primarily of materials purchased for future construction not associated with specific jobs.

Investments in Affiliates

       An investment in an entity of which the Company owns more than 20% and up to 50% and on which the Company has the ability to exercise significant influence is accounted for using the equity method. Under the equity method, the investment is stated at cost adjusted for the Company’s equity in net income (loss) of the entity since acquisition. The equity in net income (loss) of such entity is recorded in “Other income (expense)” in the accompanying consolidated statements of operations. An investment in an entity in which the Company owns less than 20% and on which the Company does not have the ability to exercise significant influence is accounted for using the cost method. Other-than-temporary impairments of investments in affiliates are recognized if the fair value of the investment is below its cost basis for an extended period.

Available-for-Sale Securities

       Available-for-sale securities are classified as “Other assets” and are stated at fair value, with the unrealized gains and losses reported in other comprehensive income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in “Other income (expense).” Unrealized holding gains (losses) related to these securities were $6.5 million and $(23.5 million) for the years ended December 31, 2001 and 2002, respectively. The fair value of the Company’s available-for-sale securities was $24.8 million and $1.3 million at December 31, 2001 and 2002, respectively.

Property and Equipment

       Towers built, purchased or leased under long-term leasehold agreements are recorded at cost and depreciated over their estimated useful lives. The Company capitalizes costs incurred in bringing towers to an operational state. Costs clearly associated with the acquisition, development and construction of towers are capitalized as a cost of the towers. Indirect costs that relate to several towers are capitalized and allocated to the towers to which the costs relate. Indirect costs that do not clearly relate to projects under development or construction are charged to expense as incurred. Approximately $16.9 million and $1.2 million of interest was capitalized into the cost of property and equipment for the years ended December 31, 2001 and 2002, respectively. Depreciation on property and equipment excluding towers is computed using the straight-line method over the estimated useful lives of the assets ranging from three to fifteen years. Depreciation on towers is computed using the straight-line method over the estimated useful lives of 15 years for wireless towers and 30 years for broadcast towers. Amortization of assets recorded under capital leases is included in depreciation.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill

       The Company has classified as goodwill the excess of purchase price over the fair value of net assets acquired in business combinations. Through December 31, 2001, goodwill was amortized on a straight-line basis over fifteen years for purchase business combinations consummated prior to June 30, 2001. For purchase business combinations consummated subsequent to June 30, 2001, goodwill is not amortized but is evaluated for impairment on an annual basis or as impairment indicators are identified, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. For each entity acquired, the Company is able to monitor cash flows at the entity level, which is the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of the other groups of assets. On an ongoing basis, the Company assesses the recoverability of its goodwill by determining the ability of the specific entity acquired to generate future cash flows sufficient to recover the unamortized cost of the assets and related goodwill. Goodwill determined to be unrecoverable based on future cash flows is written-off in the period in which such determination is made.

Debt Issuance Costs

       The Company capitalized costs relating to the issuance of long-term debt, senior notes, senior convertible notes and senior discount notes. The costs are amortized using the straight-line method over the term of the related debt.

Impairment of Long-lived Assets

       Long-lived assets, such as property and equipment, goodwill and purchased intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When an impairment is identified, the carrying amount of the asset is reduced to its estimated fair value. Effective January 1, 2002, potential impairment of long-lived assets other than goodwill and purchased intangible assets with indefinite useful lives is evaluated using the guidance provided by Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets.

Accounting for Income Taxes

       The liability method is used in accounting for income taxes and deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities.

       As part of the process of preparing our consolidated financial statements the Company is required to estimate income taxes in each of the jurisdictions in which it operates. This process involves estimating the actual current tax liability together with assessing temporary differences resulting from differing treatment of items, for tax and accounting purposes. These differences result in deferred tax assets and liabilities. The Company must then assess the likelihood that its deferred tax assets will be recovered from future taxable income. To the extent that the Company believes that recovery is not likely, it must establish a valuation allowance. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. The Company has recorded a valuation allowance of $464.7 million as of December 31, 2002, due to

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

uncertainties related to utilization of deferred tax assets, primarily consisting of net operating losses carryforwards, before they expire.

Discontinued Operations

       On December 31, 2002, the Company sold its network services division. Network services revenues for the years ended December 31, 2000, 2001 and 2002 were $191.8 million, $213.1 million and $136.2 million, respectively. Network services income (loss) before taxes for the years ended December 31, 2000, 2001 and 2002 were $7.2 million, $7.9 million and $(11.0) million, respectively. The Company recorded a loss on disposal of the network services division of $47.0 million in 2002. The results of the network services division’s operations have been reported separately as discontinued operations in the Statements of Operations. Prior period financial statements have been restated to present the operations of the division as a discontinued operation.

       Assets and liabilities held for sale consist of the following:

December 31,
2001

(in thousands)
Accounts receivable	$68,401
Costs and estimated earnings in excess of billings	18,464
Inventories	6,036
Prepaid expenses and other	264
Property and equipment, net	19,057
Other assets	793

Assets held for sale	$113,015

Accounts payable	$17,977
Accrued and other expenses	7,575
Billings in excess of costs and estimated earnings	7,737
Other long-term liabilities	2,813

Liabilities held for sale	$36,102

       As permitted under Statement of Financial Accounting Standards No. 95, Statement of Cash Flows, the statements of cash flows do not separately disclose the cash flows related to discontinued operations.

Financial Instruments

       The carrying amount of cash and cash equivalents approximates fair value for these instruments. The estimated fair values of the credit facility, senior notes, senior convertible notes and senior discount notes are based on the quoted market prices. The estimated fair values of

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company’s financial instruments, along with the carrying amounts of the related assets (liabilities), are as follows:

	December 31, 2001		December 31, 2002

	Carrying	Fair	Carrying		Fair
	Amount	Value	Amount		Value

	(in thousands)
Cash and cash equivalents	$31,547	$31,547	$80,961		$80,961
Credit Facility	(695,000)	(695,000)	(782,955)		(665,512)
Senior Notes	(400,000)	(200,000)	(400,000	)(1)	(147,750)
Senior Convertible Notes	(200,000)	(83,250)	(200,000	)(1)	(44,000)
Senior Discount Notes	(1,020,332)	(351,416)	(1,129,703	)(1)	(392,807)

(1)	This amount is included in Liabilities Subject to Compromise.

Loss Per Share

       Basic and diluted loss per share are calculated in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share. The Company has potential common stock equivalents related to its convertible notes, warrants and outstanding stock options and had potential common stock equivalents related to its convertible preferred stock until all such preferred stock converted into common stock in February 2000. These potential common stock equivalents were not included in diluted loss per share for all periods because the effect would have been antidilutive. Accordingly, basic and diluted net loss per share are the same for all periods presented.

Costs of Operations

       Costs of operations for site leasing consist of direct costs incurred to provide the related services including ground lease cost, tower maintenance and related real estate taxes. Costs of operations for site leasing does not include depreciation and amortization expense on the related assets. Costs of operations for broadcast services consist of direct costs incurred to provide the related services excluding depreciation and amortization expense.

Significant Customers

       The Company’s customer base consists of businesses operating in the wireless telecommunications and broadcast industries, primarily in the United States. The Company’s exposure to credit risk consists primarily of unsecured accounts receivable from these customers.

       For the years ended December 31, 2000, 2001 and 2002, one wireless customer, which is a significant stockholder of the Company, accounted for $75.3 million, $78.5 million and $88.0 million of the Company’s revenues, respectively, representing 48%, 30% and 28% of the Company’s revenues, respectively. This customer also accounted for $3.3 million and 13% of accounts receivable at December 31, 2001. In addition, another wireless customer, which is an affiliate of a significant stockholder of the Company, accounted for $33.9 million and $63.2 million, respectively, of the Company’s revenues in 2001 and 2002, representing 13% and 20% of the Company’s revenues, respectively. This customer also accounted for $3.0 million and

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12% of accounts receivable at December 31, 2001 and $5.5 million and 21% of accounts receivable at December 31, 2002.

Other Income (Expense)

       Other income (expense) consists of the following:

	Year Ended December 31,

	2000	2001	2002

Write-down of investments in affiliates	$—	$(129,404)	$—
Expenses related to proposed tender offers	—		(10,905)
Equity in net loss of affiliates	(8,748)	(62,402)	(59)
Write-off of loans to affiliates	—	(26,980)	—
Other	177	(4,450)	35

	$(8,571)	$(223,236)	$(10,929)

Stock Options

       The Company has elected under the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (“SFAS 123”), as amended by SFAS 148, to account for its employee stock options under the intrinsic value method in accordance with Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). Companies that account for stock based compensation arrangements for their employees under APB 25 are required by SFAS 123 to disclose the pro forma effect on net income (loss) as if the fair value based method prescribed by SFAS 123 had been applied. The Company plans to continue to account for stock based compensation using the provisions of APB 25 and has adopted the disclosure requirements of SFAS 123 and SFAS 148.

Employee Benefit Plan

       The Company provides a 401(k) plan for the benefit of all its employees meeting specified eligibility requirements. The Company’s contributions to the plan are discretionary and totaled approximately $0.9 million, $2.1 million and $1.1 million for the years ended December 31, 2000, 2001 and 2002, respectively.

Commitments and Contingencies

       The Company is subject to various lawsuits and other legal proceedings, including regulatory, judicial and administrative matters, all of which have arisen in the ordinary course of business. Management accrues an estimate of expense for any matters that are considered probable of occurring based on the facts and circumstances. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

Reclassifications

       Certain reclassifications have been made to the 2000 and 2001 consolidated financial statements to conform to the 2002 presentation. These reclassifications had no effect on net loss or stockholders’ equity as previously reported.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Plan of Reorganization

       On November 15, 2002 (the “Petition Date”), SpectraSite filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of North Carolina, Raleigh Division (the “Bankruptcy Court”). On November 18, 2002, SpectraSite filed a Proposed Plan of Reorganization and a Proposed Disclosure Statement with the Bankruptcy Court. A plan confirmation hearing was held on January 28, 2003 and the Proposed Plan of Reorganization, as modified on that date (the “Plan”), was confirmed by the Bankruptcy Court. The Plan of Reorganization became effective on February 10, 2003 (the “Effective Date”), thereby allowing SpectraSite to emerge from bankruptcy.

       The Plan provides that, among other things, (i) in exchange for their notes, the holders of the 12 1/2% Senior Notes due 2010, the 6 3/4% Senior Convertible Notes due 2010, the 10 3/4% Senior Notes due 2010, the 11 1/4% Senior Discount Notes due 2009, the 12 7/8% Senior Discount Notes due 2010 and the 12% Senior Discount Notes due 2008 will receive their pro rata share of 23.75 million shares of common stock, par value $0.01 per share (“New Common Stock”); (ii) the holders of 166,158,298 shares of common stock, par value $0.001 per share, outstanding as of the Effective Date (the “Old Common Stock”) will receive warrants immediately exercisable into 1.25 million shares of New Common Stock at a price of $32.00 per share; and (iii) all other equity interests at the Effective Date, including outstanding warrants and options, will be cancelled.

       The consolidated financial statements include adjustments and reclassifications to reflect affected liabilities as “Liabilities Subject to Compromise.” These liabilities will be settled in accordance with the Plan. The liabilities subject to compromise as of December 31, 2002 were as follows:

10 3/4% Senior Notes Due 2010	$200,000
12 1/2% Senior Notes Due 2010	200,000
6 3/4% Senior Convertible Notes Due 2010	200,000
12% Senior Discount Notes Due 2008, net of discount	208,479
11 1/4% Senior Discount Notes Due 2009, net of discount	502,644
12 7/8% Senior Discount Notes Due 2010, net of discount	418,580
Accrued interest	33,583

Total liabilities subject to compromise	$1,763,286

       SpectraSite incurred costs directly associated with the chapter 11 proceedings of $4.3 million in the year ended December 31, 2002. These costs are included in reorganization expense in the statement of operations.

       In accordance with AICPA Statement of Position 90-7 Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”), the Company will adopt “fresh start accounting” as of February 1, 2003 and the Company’s emergence from chapter 11 will result in a new reporting entity. The financial statements prepared as of December 31, 2002 do not give effect to any adjustments to the carrying value of assets or amounts and classifications of liabilities that will be necessary when adopting fresh start accounting. Upon the adoption of fresh start accounting, all assets and liabilities will be recorded at their estimated fair values and the Company’s accumulated deficit will be eliminated.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The following unaudited pro forma balance sheet illustrates the effect of the Company’s Plan and the effect of implementing certain fresh start accounting adjustments as if the Plan had been effective on December 31, 2002. The adjustments are limited to presenting (i) the Company’s reorganized capital structure; (ii) the effect of discharging the Senior Notes, Senior Discount Notes and Senior Convertible Notes; (iii) the reduction in property and equipment due to the net assets of the Company exceeding the reorganization value; (iv) the elimination of rent receivables recognized on leases with fixed rental increases; (v) the adoption of SFAS 143; (vi) the reduction of goodwill, other assets and the credit facility to fair market value and (vii) the elimination of the Company’s accumulated deficit. The reorganization value used in preparing the unaudited pro forma balance sheet was $690.4 million based on the fair market value of the senior notes, senior discount notes and senior convertible notes at the Effective Date, the date these instruments were exchanged for New Common Stock and the value of warrants issued on that date based on the Black-Scholes option pricing model.

		Confirmation
	Actual	Adjustments	Ref	Pro Forma

		(unaudited)		(unaudited)

	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$80,961	$(16,802)	(2)	$64,159
Accounts receivable	15,180	—		15,180
Costs and estimated earnings in excess of billings	2,169	—		2,169
Inventories	7,878	—		7,878
Prepaid expenses and other	16,696	—		16,696

Total current assets	122,884	(16,802)		106,082
Property and equipment, net	2,292,945	(938,371)	(3)	1,354,574
Goodwill, net	60,626	(60,626)	(4)	—
Other assets	102,001	122,182	(1),(4)	224,183

Total assets	$2,578,456	$(893,617)		$1,684,839

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$13,029	$—		$13,029
Accrued and other expenses	66,280	38,456	(5)	104,736
Billings in excess of costs and estimated earnings	703	—		703
Current portion of credit facility	2,244	—		2,244

Total current liabilities	82,256	38,456		120,712

Long-term portion of credit facility	780,711	—		780,711
Other long-term liabilities	27,330	65,694	(5),(6)	93,024

Total long-term liabilities	808,041	65,694		873,735

Liabilities subject to compromise	1,763,286	(1,763,286)	(1)	—

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Confirmation
	Actual	Adjustments	Ref	Pro Forma

		(unaudited)		(unaudited)

	(in thousands)
Stockholders’ equity (deficit):
Common stock, $0.001 par value, 300,000,000 shares authorized 154,013,917 issued and outstanding actual at December 31, 2002; $0.01 par value, 250,000,000 shares authorized 23,500,000 issued and outstanding pro forma at December 31, 2002	154	84	(1)	238
Additional paid-in-capital and warrants	1,624,939	(934,785)	(1)	690,154
Accumulated other comprehensive income	(355)	355	(7)	—
Accumulated deficit	(1,699,865)	1,699,865	(7)	—

Total stockholders’ equity (deficit)	(75,127)	765,519		690,392

Total liabilities and stockholders’ equity (deficit)	$2,578,456	$(893,617)		$1,684,839

References:

(1)	To reflect the discharge of the Senior Notes, Senior Discount Notes and Senior Convertible Notes including the related debt issuance costs included in other assets; the cancellation of Old Common Stock and warrants; and the issuance of the New Common Stock and warrants.

(2)	To reflect estimated cash requirements for reorganization costs.

(3)	To record property and equipment at fair value.

(4)	To record goodwill and other assets at fair value.

(5)	To record liabilities associated with unfavorable contracts at fair value.

(6)	To record an asset retirement obligation upon adoption of SFAS 143.

(7)	To reflect the elimination of the accumulated other comprehensive income and accumulated deficit as of December 31, 2002.

3.     Recently Issued Accounting Pronouncements

       On June 29, 2001, the Financial Accounting Standards Board (“FASB”) issued Statements of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”) and No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). SFAS 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. SFAS 141 also includes new criteria to recognize intangible assets separately from goodwill. The requirements of SFAS 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. The application of SFAS 141 did not affect any of our previously reported amounts included in goodwill or other intangible assets.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Effective January 1, 2002, the Company adopted SFAS 142 that establishes new accounting and reporting requirements for goodwill and other intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their estimated useful lives. The nonamortization provisions of SFAS 142 apply to goodwill and indefinite lived intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, we ceased amortization on January 1, 2002.

       The Company performed the first of the required impairment tests of goodwill by comparing the fair value of each of our reporting units with its carrying value. The reporting units evaluated were as follows: Wireless Towers, Wireless Services, Broadcast Towers, Broadcast Services, and Building Group. Fair value was determined using a discounted cash flow methodology. Based on our impairment tests, the Company recorded a charge of $376.8 million, or $2.45 per share, to reduce the carrying value of goodwill in our wireless services, broadcast tower, broadcast services and building units to its implied fair value. In accordance with SFAS 142, the impairment adjustment recognized at adoption of the new rules was reflected as a cumulative effect of accounting change in our first quarter 2002 statement of operations. Impairment adjustments recognized after adoption, if any, generally are required to be recognized as an operating expense.

       Actual results of operations and pro forma results of operations for the years ended December 31, 2000, 2001 and 2002 had we applied the nonamortization provisions of SFAS 142 in that period are as follows:

	Year Ended December 31,

	2000	2001	2002

	(in thousands)
Reported net loss	$(157,616)	$(654,769)	$(774,984)
Goodwill amortization	30,883	35,515	—

Adjusted net loss	$(126,733)	$(619,254)	$(774,984)

Basic and diluted loss per share:
Reported net loss	$(1.31)	$(4.36)	$(5.03)
Goodwill amortization	0.26	0.24	—

Adjusted net loss	$(1.05)	$(4.12)	$(5.03)

       In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”) which is effective for fiscal years beginning after June 15, 2002. SFAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. The Company will adopt the new rules on asset retirement obligations on January 1, 2003. Application of the new rules is expected to result in an increase in net property, plant and equipment of $23.2 million, recognition of an asset retirement obligation of $35.4 million, and a cumulative effect of adoption that will reduce net income and stockholders’ equity (deficit) by $12.2 million.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Had the Company adopted SFAS 143 as of January 1, 2000, the asset retirement obligation would have been as follows (in thousands):

January 1, 2000	$22,653
December 31, 2000	$29,447
December 31, 2001	$32,122
December 31, 2002	$35,442

       These pro forma amounts are measured using information and assumptions as of the adoption date of this statement.

       In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statement Nos. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections (“SFAS 145”). SFAS 145 amends or rescinds a number of authoritative pronouncements, including Statement of Financial Accounting Standards No. 4, Reporting Gains and Losses from Extinguishment of Debt (“SFAS 4”). SFAS 4 required that gains and losses from extinguishment of debt included in the determination of net income or loss be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Upon adoption of SFAS 145, gains and losses from extinguishment of debt will no longer be classified as extraordinary items, but rather will generally be classified as part of other income (expense) on the Company’s consolidated statement of operations. The provisions of SFAS 145 are effective for fiscal years beginning after May 15, 2002. The Company adopted the provisions of SFAS 145 on January 1, 2003. The adoption of this statement did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

       In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting For Costs Associated with Exit or Disposal Activities (“SFAS 146”). The statement requires costs associated with exit or disposal activities to be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. The requirements of SFAS 146 are effective for exit or disposal activities initiated after January 1, 2003. The Company adopted the provisions of SFAS 146 on January 1, 2003. The adoption of this statement did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

       In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure (“SFAS 148”). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. The transition disclosure requirements of SFAS 148 are effective for fiscal year 2002. The interim and annual disclosure requirements are effective for the first quarter of 2003. The adoption of SFAS 148 did not have a material effect on the Company’s financial condition, results of operations or cash flows.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Long-lived Assets

       Property and equipment consist of the following:

	December 31,

	2001	2002

	(in thousands)
Towers	$2,483,049	$2,548,712
Equipment	30,261	39,181
Land	16,378	18,081
Buildings	32,792	32,219
Other	38,572	38,217

	2,601,052	2,676,410
Less accumulated depreciation	(220,209)	(401,467)

	2,380,843	2,274,943
Construction in progress	62,203	18,002

Property and equipment, net	$2,443,046	$2,292,945

       Other assets consist of the following:

	December 31,

	2001	2002

	(in thousands)
Debt issuance costs	$96,816	$94,982
Less: accumulated amortization	(18,951)	(28,790)

Debt issuance costs, net	77,865	66,192
Other	56,427	35,809

	$134,292	$102,001

       Amortization of debt issuance costs was $5.5 million, $10.1 million and $14.3 million in the years ended December 31, 2000, 2001, and 2002, respectively.

5.     Debt

       Debt not classified as subject to compromise consists of the following:

	December 31,

	2001	2002

	(in thousands)
Credit facility	$695,000	$782,955
10 3/4% Senior Notes Due 2010	200,000	—
12 1/2% Senior Notes Due 2010	200,000	—
6 3/4% Senior Convertible Notes Due 2010	200,000	—
12% Senior Discount Notes Due 2008, net of discount	188,222	—
11 1/4% Senior Discount Notes Due 2009, net of discount	456,810	—
12 7/8% Senior Discount Notes Due 2010, net of discount	375,300	—

Total debt	2,315,332	782,955
Less current portion	—	2,244

Long-term debt	$2,315,332	$780,711

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit Facility

       SpectraSite Communications, Inc. (“Communications”), a wholly-owned subsidiary of SpectraSite, is party to an amended and restated credit facility. In August 2002, Communications amended its credit facility to provide, among other things, for a reduction in the aggregate borrowing capacity from $1.3 billion to $1.085 billion. The August 2002 amendment also provided for an overall loosening of certain of the credit facility’s financial covenants and an increase in the interest rates under the credit facility by 50 basis points per annum until the completion of SpectraSite’s restructuring of its high yield indebtedness on February 10, 2003. The credit facility includes a $300.0 million revolving credit facility, which may be drawn at any time, subject to the satisfaction of certain conditions precedent (including the absence of a materially adverse effect, as defined in the credit agreement, and the absence of any defaults). The amount available will be reduced (and, if necessary, the amounts outstanding must be repaid) in quarterly installments beginning on June 30, 2004 and ending on June 30, 2007. The credit facility also includes a $335.0 million multiple draw term loan that is fully drawn and which must be repaid in quarterly installments beginning on June 30, 2005 and ending on June 30, 2007 and a $450.0 million term loan that is fully drawn and which will, from September 30, 2003 through June 30, 2007, amortize at a rate of 0.25% per quarter and be payable in quarterly installments and, from July 1, 2007 through December 31, 2007, amortize at a rate of 48% per quarter and be payable on September 30, 2007 and December 31, 2007. Communications repaid $0.9 million of the multiple draw term loan and $1.1 million of the term loan on December 31, 2002. Communications has $783.0 million outstanding under the credit facility at December 31, 2002. The remaining $300.0 million under the credit facility was undrawn. Under the terms of the credit facility, the Company could borrow approximately $230 million of available funds under the revolving credit facility as of December 31, 2002 while remaining in compliance with the credit agreement’s covenants. With the proceeds of the sale of towers to Cingular discussed in Note 11, Communications repaid $31.4 million of the multiple draw term loan and $42.1 million of the term loan on February 11, 2003 leaving a total of $709.5 million outstanding under the credit facility. In addition, the overall loosening of covenants under the August 2002 amendment to the credit facility terminated when SpectraSite emerged from chapter 11 on February 10, 2003. As a result, Communications could borrow approximately $33 million of available funds under the revolving credit facility as of February 11, 2003 while remaining in compliance with the credit agreement’s covenants.

       At December 31, 2002, amounts due under the credit facility are as follows:

Maturities

(in thousands)
2003	$2,244
2004	4,488
2005	89,052
2006	129,270
2007	557,901

Total	$782,955

       Prior to February 10, 2003, the revolving credit loans and the multiple draw term loan bear interest, at Communications’ option, at either Canadian Imperial Bank of Commerce’s base rate plus an applicable margin of 2.50% per annum or the Eurodollar rate plus an applicable margin of 3.75% per annum. After February 10, 2003, the revolving credit loans and the multiple draw term loans bear interest, at Communications’ option, at either Canadian Imperial Bank of Commerce’s

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

base rate plus an applicable margin ranging from 2.00% to 1.00% per annum or the Eurodollar rate plus an applicable margin ranging from 3.25% to 2.25% per annum, depending on Communications’ leverage ratio at the end of the preceding fiscal quarter.

       The weighted average interest rate on outstanding borrowings under the credit facility as of December 31, 2002 was 5.94%. Prior to February 10, 2003, the term loan bears interest, at Communications’ option, at either Canadian Imperial Bank of Commerce’s base rate plus 3.25% per annum or the Eurodollar rate plus 4.50% per annum. After February 10, 2003, the term loan bears interest, at Communications’ option, at either Canadian Imperial Bank of Commerce’s base rate plus 2.75% per annum or the Eurodollar rate plus 4.00% per annum.

       Communications is required to pay a commitment fee of between 1.375% and 0.500% per annum in respect of the undrawn portions of the revolving credit facility, depending on the undrawn amount. Communications may be required to prepay the credit facility in part upon the occurrence of certain events, such as a sale of assets, the incurrence of certain additional indebtedness, certain changes to the SBC transaction or the generation of excess cash flow.

       SpectraSite and each of Communications’ domestic subsidiaries have guaranteed the obligations under the credit facility. The credit facility is further secured by substantially all the tangible and intangible assets of Communications and its domestic subsidiaries, a pledge of all of the capital stock of Communications and its domestic subsidiaries and 66% of the capital stock of Communications’ foreign subsidiaries. The credit facility contains a number of covenants that, among other things, restrict Communications’ ability to incur additional indebtedness; create liens on assets; make investments or acquisitions or engage in mergers or consolidations; dispose of assets; enter into new lines of business; engage in certain transactions with affiliates; and pay dividends or make capital distributions. In addition, the credit facility requires compliance with certain financial covenants, including a requirement that Communications and its subsidiaries, on a consolidated basis, maintain a maximum ratio of total debt to annualized EBITDA, a minimum interest coverage ratio and a minimum fixed charge coverage ratio.

12 7/8% Senior Discount Notes Due 2010 (the “12 7/8% Discount Notes”) and 10 3/4% Senior Notes Due 2010 (the “10 3/4% Senior Notes”)

       On March 15, 2000, SpectraSite issued $559.8 million aggregate principal amount at maturity of its 12 7/8% Discount Notes for gross proceeds of $300.0 million and $200.0 million aggregate principal amount of its 10 3/4% Senior Notes. The 12 7/8% Discount Notes will not pay any interest until March 15, 2005, at which time semi-annual interest payments will commence and become due on each March 15 and September 15 thereafter. Semi-annual interest payments for the 10 3/4% Senior Notes are due on each March 15 and September 15. The Company is required to comply with certain covenants under the terms of the 12 7/8% Discount Notes and the 10 3/4% Senior Notes that restrict the Company’s ability to incur additional indebtedness, make certain payments and issue preferred stock, among other things.

12 1/2% Senior Notes Due 2010 (the “12 1/2% Senior Notes”)

       On December 20, 2000, SpectraSite issued $200.0 million aggregate principal amount at maturity of 12 1/2% Senior Notes for proceeds of $195.9 million, net of original issue discount of $4.1 million. Semi-annual interest payments for the 12 1/2% Senior Notes are due on each May 15 and November 15. The Company is required to comply with certain covenants under the terms of the 12 1/2% Senior Notes that restrict the Company’s ability to incur additional indebtedness, make certain payments, and issue preferred stock, among other things.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6 3/4% Senior Convertible Notes Due 2010 (the “6 3/4% Convertible Notes”)

       On November 20, 2000, SpectraSite issued $200.0 million aggregate principal amount of 6 3/4% Convertible Notes. Semi-annual interest payments for these notes are due on each May 15 and November 15. The 6 3/4% Convertible Notes may be converted into common stock at any time on or before November 15, 2010 at a conversion price of $21.5625 per share, subject to adjustment. The trading price of the Company’s common stock on the commitment date was $15.00 per share.

12% Senior Discount Notes Due 2008 (the “12% Discount Notes”)

       On June 26, 1998, the Company issued $225.2 million aggregate principal amount at maturity of 12% Discount Notes for gross proceeds of $125.0 million. The 12% Discount Notes will not pay any interest until July 15, 2003, at which time semi-annual interest payments will commence and become due on each January 15 and July 15 thereafter. The Company is required to comply with certain covenants under the terms of the 12% Discount Notes that restrict the Company’s ability to incur indebtedness, make certain payments and issue preferred stock, among other things.

11 1/4% Senior Discount Notes Due 2009 (the “11 1/4% Discount Notes”)

       On April 20, 1999, the Company issued $586.8 million aggregate principal amount at maturity of 11 1/4% Discount Notes for gross proceeds of $340.0 million. The 11 1/4% Discount Notes will not pay any interest until April 15, 2004, at which time semi-annual interest payments will commence and become due on each April 15 and October 15 thereafter. The Company is required to comply with certain covenants under the terms of the 11 1/4% Discount Notes that restrict the Company’s ability to incur additional indebtedness, make certain payments and issue preferred stock, among other things.

       The 10 3/4% Senior Notes Due 2010, the 12 1/2% Senior Notes Due 2010 and the 6 3/4% Senior Convertible Notes Due 2010 have been recorded at their stated values of $200 million, each with interest expense recognized when incurred. The 12% Senior Discount Notes Due 2008, the 11 1/4% Senior Discount Notes Due 2009 and the 12 7/8% Senior Discount Notes Due 2010 were recorded at the amount of the original proceeds of $125 million, $340 million and $300 million, respectively, with interest accreted each month and added to the principal balance, based on the stated interest rate. Debt issuance costs related to each note have been capitalized and are being amortized to interest expense over the term of each note.

       SpectraSite did not pay $10.8 million of interest due September 15, 2002 on its 10 3/4% senior notes. On October 15, 2002, the 30-day grace period for such non-payment expired, creating an event of default that is continuing. On November 15, 2002, SpectraSite did not pay $12.5 million of interest due on its 12 1/2% senior notes and $6.75 million due on its 6 3/4% senior convertible notes. On December 14, 2002, the 30-day grace period for such non-payment expired, creating an event of default that is continuing. In addition, SpectraSite announced that it has reached agreements with beneficial holders of approximately 66% of the SpectraSite Notes to support a restructuring plan as discussed in Note 2. As a result, $400 million principal amount of Senior Notes, $1.1 billion accreted value of Senior Discount Notes, $200 million of Senior Convertible Notes and accrued interest of $33.6 million have been classified as liabilities subject to compromise in the balance sheet as of December 31, 2002.

       In addition, we had standby letters of credit of $6.3 million and performance bonds of $14.6 million outstanding at December 31, 2002, most of which expire within one year.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.     Convertible Voting Preferred Stock and Stockholders’ Equity

Convertible Voting Preferred Stock

       At December 31, 1998, SpectraSite had mandatorily redeemable convertible preferred stock consisting of Series A and Series B cumulative redeemable preferred stock, each with a $0.001 par value, 10.5 million shares authorized in the aggregate and 3.5 million and 7.0 million shares issued and outstanding, respectively. In connection with closing the Nextel tower acquisition in April 1999, provisions for dividends and redemption were eliminated with respect to the Series A and Series B preferred stock. Previously accrued dividends have been eliminated, and the outstanding balances have been reclassified as convertible preferred stock in stockholders’ equity in the balance sheet as of December 31, 1999. In connection with closing the Nextel tower acquisition, SpectraSite sold 46.3 million shares of Series C preferred stock at a price of $5.00 per share. In addition, Nextel received 14.0 million shares of Series C preferred stock. At December 31, 1999, SpectraSite had 60.3 million of $0.001 par value Series C shares authorized, issued and outstanding. Each share of Series A, B and C preferred stock was convertible into one share of common stock and entitled the holder to vote on an as-converted basis with holders of common stock. Contemporaneously with the closing of an underwritten public offering of common stock, the outstanding shares of Series A, B and C preferred stock automatically converted to common stock on February 4, 2000.

       On November 16, 2000, SpectraSite’s stockholders authorized the issuance of 40.0 million shares of preferred stock for such times, for such purposes and for such consideration as the Board of Directors may determine. No preferred stock had been issued at December 31, 2002.

       Common Stock and Warrants. On February 4, 2000, SpectraSite completed an underwritten public offering of 25.6 million shares of common stock for net proceeds of approximately $411.3 million. As a result of the offering, all outstanding shares of Series A, B and C preferred stock automatically converted to common stock on a share-for-share basis.

       On July 28, 2000, SpectraSite completed an underwritten public offering of 11.0 million shares of common stock for net proceeds of approximately $220.2 million. On August 2, 2000, the underwriters purchased an additional 1.65 million shares of common stock pursuant to the exercise of their overallotment option for net proceeds of $33.2 million.

       On November 20, 2000, SpectraSite completed a private placement of 4.0 million shares of common stock for proceeds of $75.0 million. In addition, the purchasing stockholders received warrants to purchase an additional 1.5 million shares of common stock. The warrants were immediately exercisable; the exercise price for 0.6 million shares was $21.56 per share, the exercise price for 0.45 million shares was $23.86 per share and the exercise price for the remaining 0.45 million shares was $28.00 per share. All outstanding warrants were cancelled without consideration upon emergence from chapter 11 on February 10, 2003.

       Stock Options. During 1997, the Company adopted a stock option plan that provides for the purchase of common stock by key employees, directors, advisors and consultants of the Company. The maximum number of shares, which may be issued under the plan, as amended, may not exceed 20.0 million shares. Stock options are granted under various stock option agreements. Each stock option agreement contains specific terms.

       The options without a performance acceleration feature, which were granted under the terms of the incentive stock option agreement, and options granted under the terms of the non-qualified stock option agreement vest and become exercisable ratably over a four or five-year period, commencing one year after date of grant. The options with a performance acceleration

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

feature, which were granted under the terms of the incentive stock option agreement, and the non-qualified stock option agreement vest and become exercisable upon the seventh anniversary of the grant date. Vesting, however, can be accelerated upon the achievement of certain milestones defined in each agreement.

       In accordance with SFAS 123, the fair value of each option grant was determined using the Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31, 2000, 2001 and 2002: dividend yield of 0.0%; volatility of .70; risk free interest rate of 5.0%; and expected option lives of 7 years. Had compensation cost for the Company’s stock options been determined based on the fair value at the date of grant consistent with the provisions of SFAS 123, the Company’s net loss and net loss per share would have been as follows.

	Year Ended December 31,

	2000	2001	2002

	(in thousands)
Reported net loss	$(157,616)	$(654,769)	$(774,984)
Non-cash compensation charges included in net loss	2,572	2,125	695
Stock-based employee compensation cost that would have been included in net loss under the fair value method	(14,119)	(19,412)	(11,113)

Adjusted net loss	$(169,163)	$(672,056)	$(785,402)

Basic and diluted loss per share:
Reported net loss	$(1.31)	$(4.36)	$(5.03)
Non-cash compensation charges included in net loss	0.02	0.02	—
Stock-based employee compensation cost that would have been included in net loss under the fair value method	(0.11)	(0.13)	(0.07)

Adjusted net loss	$(1.40)	$(4.47)	$(5.10)

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Option activity under the Company’s plans is summarized below:

		Weighted
		Average
		Exercise Price
	Shares	per Share

Outstanding at December 31, 1999.	5,723,791	$6.02
Granted	7,962,616	12.56
Exercised	(2,182,968)	5.74
Canceled	(791,227)	10.35
Options assumed in Apex acquisition	191,359	3.58

Outstanding at December 31, 2000.	10,903,571	10.48
Granted	4,011,485	4.86
Exercised	(379,927)	9.85
Canceled	(1,411,894)	12.61

Outstanding at December 31, 2001.	13,123,235	8.56
Granted	553,680	0.35
Exercised	—	—
Canceled	(4,035,801)	9.37

Outstanding at December 31, 2002.	9,641,114	$7.74

       There were 1.7 million, 4.0 million, and 6.1 million options exercisable under the stock option plan at December 31, 2000, 2001 and 2002, respectively.

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
	Number	Average	Average	Number	Average
	Outstanding	Remaining	Exercise	Exercisable	Exercise
	As of	Contractual	Price	As of	Price
Exercise Prices	12/31/02	Life	per Share	12/31/02	per Share

$ 0.17 — 4.00	2,885,881	6.86	$2.51	1,573,802	$2.16
$ 4.10 — 7.37	2,168,385	6.42	5.07	1,558,938	4.96
$ 7.40 — 11.51	2,339,942	7.10	10.33	1,657,990	10.38
$11.81 — 22.22.	2,246,906	7.61	14.35	1,344,147	14.37

$ 0.42 — 22.22	9,641,114	6.99	$7.74	6,134,877	$7.77

       The weighted average remaining contractual life of the stock options outstanding was 8.97 years, 8.41 years and 6.99 years at December 31, 2000, 2001 and 2002, respectively. All outstanding options were cancelled without consideration upon emergence from chapter 11 bankruptcy on February 10, 2003, and the Company adopted the 2003 Equity Incentive Plan to grant equity based incentives in New Common Stock to employees and directors. The Company plans to issue approximately 2.7 million options to purchase New Common Stock under this plan in March 2003.

Employee Stock Purchase Plan

       In August 1999, SpectraSite adopted the SpectraSite, Inc. Employee Stock Purchase Plan. The Board of Directors reserved and authorized one million shares of common stock for issuance under the plan. Eligible employees may purchase a number of shares of common stock equal to the total dollar amount contributed by the employee to a payroll deduction account during each six-month offering period divided by the purchase price per share. The price of the shares offered to employees under the plan will be 85% of the lesser of the fair market value at

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the beginning or end of each six-month offering period. SpectraSite initiated the first offering period on September 1, 2000 and issued 0.3 million shares under the plan in 2001 and 0.4 million shares under the plan in 2002. The Employee Stock Purchase Plan was terminated upon the Company’s emergence from chapter 11 bankruptcy on February 10, 2003.

       Stock Reserved for Future Issuance. The Company has reserved shares of its authorized shares of Old Common Stock for future issuance as follows:

As of
December 31,
2002

Reserved for issuance in SBC transaction	15,198,049
Outstanding stock options	9,641,114
Outstanding senior convertible notes	9,275,362
Possible future issuance under stock option plans	7,345,985
Outstanding warrants	1,500,000
Employee stock purchase plan	293,567

Total	43,254,077

7.     Leases

As Lessee

       The Company leases communications towers, land (“ground leases”), office space and equipment under noncancelable operating and capital leases. Ground leases are generally for terms of five years and are renewable at the option of the Company. Rent expense was approximately $33.0 million, $65.1 million and $75.5 million for the years ended December 31, 2000, 2001 and 2002 respectively. Lease payments for the Company’s tower capital lease assets are made upon inception of the lease, and, accordingly, no capital lease obligation exists for those assets as of December 31, 2002. Obligations related to other capital leases total $12.3 million and are included in accrued and other expenses and other long-term liabilities in the accompanying balance sheets. As of December 31, 2002, the future minimum lease payments for these leases are as follows:

	Capital	Operating
	Leases	Leases

	(in thousands)	(in thousands)
2003	$2,001	$66,320
2004	1,881	62,753
2005	1,571	46,427
2006	1,568	31,372
2007	1,615	19,443
Thereafter	10,600	92,007

Total	19,236	$318,322

Less amount representing imputed interest	(6,937)

Present value of net minimum lease payments under capital leases	$12,299

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Assets recorded under capital leases, which are included in property and equipment in the accompanying balance sheets, consist of:

	2001	2002

	(in thousands)
Towers	$1,001,161	$1,024,934
Other	12,888	13,674

	1,014,049	1,038,608
Less accumulated depreciation	(51,226)	(121,193)

	$962,823	$917,415

As Lessor

       The Company currently leases or licenses antenna space on multi-tenant towers to a variety of wireless service providers and broadcasters under non-cancelable operating leases. The customer leases or licenses are generally for initial terms of five to ten years and include options for renewal. The approximate future minimum rental receipts under operating leases that have initial or remaining non-cancelable terms in excess of one year are as follows:

As of
December 31,
2002

(in thousands)
2003	$283,309
2004	274,125
2005	232,453
2006	182,701
2007	137,165
Thereafter	478,098

Total	$1,587,851

       Approximately 53% of these future minimum rental receipts are due from two significant stockholders and their affiliates.

8.     Income Taxes

       The provision for income taxes is comprised of the following:

	Year Ended
	December 31,

	2000	2001	2002

	(in thousands)
Current:
State	$444	$555	$1,133
Federal	—	—	—

Total provision for income taxes	$444	$555	$1,133

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The reconciliation of income taxes computed at the U.S. federal statutory rate to income tax expense is as follows:

	Year Ended December 31,

	2000	2001	2002

Federal income tax benefit at statutory rate	(35.0)%	(35.0)%	(35.0)%
Non-deductible reorganization expenses	—	—	0.4
Non-deductible goodwill amortization	3.4	2.1	—
Non-deductible interest expense	0.1	0.1	—
State taxes	0.3	0.1	0.3
Non-cash compensation charges	0.6	0.1	0.1
Change in valuation allowance	30.9	32.7	34.5

Effective income tax rate	0.3%	0.1%	0.3%

       The components of net deferred taxes are as follows:

	As of December 31,

	2000	2001	2002

	(in thousands)
Deferred tax assets:
Tax loss carryforwards	$39,326	$188,031	$205,276
Accreted interest on senior discount notes	56,077	92,486	162,959
Capital loss carryforwards	—	71,890	75,302
Accrued liabilities	1,920	179	23,856
Goodwill	—	—	10,065
Bad debt reserves	1,416	3,417	4,886

Total deferred tax assets	98,739	356,003	482,344

Deferred tax liabilities:
Tax deferred revenue	—	(5,570)	(4,225)
Depreciation	—	(13,068)	(13,435)

Total deferred tax liabilities	—	(18,638)	(17,660)

Net deferred tax assets before valuation allowance	98,739	337,365	464,684
Valuation allowance	(98,739)	(337,365)	(464,684)

Net deferred tax assets	$—	$—	$—

       The Company has a federal net operating loss carryforward of approximately $521 million that begins to expire in 2012. Also, the Company has state tax loss carryforwards of approximately $515 million that expire beginning in 2003. The Internal Revenue Code places limitations upon the future availability of net operating losses based upon the changes in the equity in the Company. If these changes occur, the ability for the Company to offset future income with existing net operating losses may be limited. In addition, the Company anticipates that its emergence from bankruptcy will reduce the net operating loss carryforwards by approximately $159 million. Based on the Company’s history of losses to date, management has provided a valuation allowance to fully offset the Company’s deferred tax assets.

       The Company receives an income tax deduction related to stock options calculated as the difference between the fair market value of the stock issued at the time of exercise and the option price, tax effected. The amount of these benefits generated during 2001 was approximately $0.7 million. There was no benefit generated in 2002. The Company has provided

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

a 100% valuation reserve against this asset as of December 31, 2002. The benefits resulting from these deductions will be credited directly to stockholders’ equity if and when realized.

9.     Other Related Party Transactions

       Affiliates of a financial institution that owns 7% of the Company’s common stock, have provided, and may continue to provide, investment banking services to the Company. One affiliate of the financial institution is acting as agent and lender under the Company’s credit facility and receives customary fees for the performance of these activities. In addition, the affiliate was an initial purchaser of the 12% Discount Notes, the 11 1/4% Discount Notes, the 10 3/4% Senior Notes, the 12 7/8% Discount Notes and the 12 1/2% Senior Notes and was an underwriter of the Company’s public offerings of common stock in February and July 2000. The Company has $783.0 million outstanding under the credit facility at December 31, 2002.

       Certain investors participating in an investment group are also affiliates of the financial institution discussed above. In November 2000, this investment group purchased 4.0 million shares of the Company’s common stock in a private placement at a purchase price of $18.75 per share and received warrants to purchase 1.5 million shares of common stock at exercise prices ranging from $21.56 per share to $28.00 per share.

       The Company has loans to officers totaling $1.9 million at December 31, 2001 and 2002. Of these amounts, $0.5 million was loaned to an officer to purchase a home as a relocation incentive. The remaining loans were made to officers in connection with the exercise of stock options. These loans have been recorded as a reduction of stockholders’ equity. The loans bear interest at the applicable federal rate under the Internal Revenue Code ranging from 5.36% to 5.82% and have maturities ranging from August 2004 to December 2004. The Company had interest income of $0.1 million from amounts outstanding under the loans in 2000, 2001 and 2002.

10.     Investments in Affiliates

       On April 7, 2000, the Company acquired Ample Design, Ltd. for approximately $20.2 million. Ample Design provides wireless network development services in the United Kingdom. On June 8, 2000, the Company completed a joint venture with Lattice Group, the former arm of BG Group plc, which runs Britain’s natural gas network. The Company and Lattice Group each owned 50% of the joint venture. Lattice Group transferred existing operational communications towers and industrial land suitable for construction of new towers into the joint venture, and the Company provided intellectual property and wireless network development skills. The Company contributed $164.1 million in cash to be used for future developments and possible acquisitions. The Company also contributed Ample Design to the joint venture. In May 2001, the Company loaned the joint venture $25.0 million to fund acquisitions. In October 2001, the Company sold its ownership interest in the joint venture to Lattice Group for $4.0 million and agreed to accept $5.0 million as payment in full for the loan. As a result, the Company recorded a loss on the investment in the joint venture of $121.9 million and a loss in the loan to the joint venture of $20.0 million in other expense in 2001. In addition, the Company recorded $7.7 million and $61.1 million in other expense related to its equity in the net loss of the joint venture in 2000 and 2001, respectively. As of December 31, 2002, the Company had no remaining investment in the joint venture and no remaining outstanding loan balance.

       The Company had a revolving loan arrangement with an affiliate under which the affiliate may borrow up to $14.4 million. The loan accrues interest at 12% and is collateralized by property, equipment, investments, contracts and other assets of the affiliate. The affiliate owed

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$12.0 million, including accrued interest, to the Company under the loan at December 31, 2001. The Company had interest income of $0.6 million and $1.2 million from amounts outstanding under the loan in 2000 and 2001, respectively. The affiliate primarily provides wireless communications access to facilities owned by the New York Port Authority. The affiliate’s business plan was negatively impacted by the attack on the World Trade Center in September 2001. As a result, the Company recorded a $7.0 million charge in other income (expense) to reduce the book value of the loan to its estimated net realizable value in the year ended December 31, 2001. In July 2002, the Company sold all its interests in the affiliate and recorded a gain of $1.4 million. As of December 31, 2002, the Company had no remaining investment in the affiliate and no remaining outstanding loan balance or commitment.

11.     Acquisition Activity

General

       Acquisition activity, asset acquisitions and business combinations were accounted for using the purchase method of accounting. For business combinations, the purchase prices have been allocated to the net assets acquired, principally tangible and intangible assets, and the liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill and other intangible assets and, prior to the adoption of SFAS 142 as discussed in Note 2, was being amortized on a straight-line basis over 15 years. The operating results of these acquisitions have been included in the Company’s consolidated results of operations from the date of acquisition. For asset acquisitions, the cost was assigned to the assets acquired.

2002 Acquisitions

       SBC Transaction.  On August 25, 2000, the Company entered into an agreement to acquire leasehold and sub-leasehold interests in approximately 3,900 wireless communications towers from affiliates of SBC Communications (collectively, “SBC”) in exchange for $982.7 million in cash and $325.0 million in common stock. Under the agreement, and assuming the sublease of all 3,900 towers, the stock portion of the consideration was initially approximately 14.3 million shares valued at $22.74 per share. The stock consideration was subject to an adjustment payment to the extent the average closing price of SpectraSite’s common stock during the 60-day period immediately preceding December 14, 2003 (the third anniversary of the initial closing) decreased from $22.74 down to a floor of $12.96. The adjustment payment would be accelerated if there were a change of control of SpectraSite or upon the occurrence of certain specified liquidity events. In any case, the adjustment payment was payable, at the Company’s option, in the form of cash or shares of common stock. The maximum amount potentially payable to satisfy the adjustment payment was approximately 10.8 million shares of common stock or $139.8 million in cash. The Company and SBC entered into a Lease and Sublease Agreement pursuant to which the Company manages, maintains, leases and subleases available space on the SBC towers and has the right to add customers on the towers. The average term of the lease or sublease for all sites at the inception of the agreement was approximately 27 years, assuming renewals or extensions of the underlying ground leases for the sites. SBC is an anchor customer on all of the towers and pays a monthly fee per tower of $1,544, subject to an annual adjustment. In addition, the Company had agreed to build towers for Cingular, an affiliate of SBC, through 2005 under an exclusive build-to-suit agreement, but this agreement was terminated on May 15, 2002.

       Subject to the conditions described in the Lease and Sublease Agreement, SBC also has the right to substitute other available space on the tower for the reserved space, and a right of first

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

refusal as to available space that the Company intends to sublease to a third party. For the first 300 times SBC exercises its right of first refusal, SBC is required to pay the Company rent for the applicable space equal to the lesser of the rent that would have been charged to the proposed third-party and a rent that is proportional to the monthly fee under the sublease. After the first 300 times that SBC exercises its right of first refusal, SBC is required to pay the Company rent for the applicable space equal to the rent that would have been charged to the third-party.

       The Company will have the option to purchase the sites subject to the Lease and Sublease Agreement upon the expiration of the lease or sublease as to those sites. The purchase price for each site will be a fixed amount stated in the lease or sublease for that site plus the fair market value of certain alterations made to the related tower by SBC. The aggregate purchase option price for the towers leased or subleased to date was approximately $219.3 million as of December 31, 2002 and will accrete at a rate of 10% per year to the applicable expiration of the lease or sublease of a site. In the event that the Company purchases such sites, SBC shall have the right to continue to lease the reserved space for successive one year terms at a rent equal to the lesser of the agreed upon market rate and the then current monthly fee, which monthly fee shall be subject to an annual increase based on changes in the consumer price index.

       On November 14, 2001, the Company completed an amendment to the SBC acquisition agreements. This amendment reduced the maximum number of towers that the Company is committed to lease or sublease by 300 towers, from 3,900 in the original agreement to 3,600 towers in the agreement as amended. In addition, pursuant to the amendment, the Company receives all new site revenue on the towers remaining to be leased or subleased after February 25, 2002. As consideration for entering into the amendment, the Company paid SBC a fee of $35.0 million that was expensed as part of the related restructuring charge. On November 14, 2002, the Company further amended the SBC acquisition agreements. This amendment reduced the maximum number of towers that the Company is committed to lease or sublease by 294 towers, from 3,600 in the amended agreement to 3,306 towers in the agreement as further amended. In addition, on February 10, 2003, the Company sold its rights to 545 SBC towers in California and Nevada to Cingular for an aggregate purchase price of $81.0 million and paid SBC a fee of $7.5 million related to the 294 reduction in the maximum number of towers that it is committed to lease or sublease.

       From the initial closing on December 14, 2000 through a closing on February 25, 2002, the Company leased or subleased a total of 2,706 towers under the terms of the amended agreement. The parties agreed to complete the lease or sublease of the remaining 600 towers during the period beginning May 2003 and ending August 2004. The total purchase price for the 600 towers is expected to be approximately $156 million.

       In 2002, the Company leased or subleased 41 towers, for which it paid $10.1 million in cash and issued 146,569 shares of common stock valued at $1.7 million.

       As of December 31, 2002, the Company had issued approximately 9.9 million shares of common stock to SBC pursuant to the SBC acquisition agreements. As part of the Plan of Reorganization discussed in Note 2, on February 10, 2003, the Company issued to SBC 12.1 million shares of Old Common Stock in full satisfaction of any obligation to issue SBC further stock or make any further adjustment payment. Of the 12.1 million shares, the Company issued 7.5 million shares of Old Common Stock in connection with the adjustment payment described above and 4.7 million shares of Old Common Stock as an advance payment on the purchase of the remaining 600 towers. All of these shares of Old Common Stock were exchanged for new warrants under the Plan of Reorganization. As a result, at all future closings with SBC, the stock portion of the payment for each site has been paid in full.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2001 Acquisitions

       During the year ended December 31, 2001, the Company consummated transactions involving the acquisition of various communications sites and two service providers for an aggregate purchase price of $722.8 million, including the issuance of approximately 7.9 million shares of common stock valued at $122.8 million. The principal transactions were as follows:

       AirTouch Transaction. On February 16, 2000, the Company entered into an agreement with AirTouch Communications (now Verizon Wireless) and several of its affiliates, under which the Company agreed to lease or sublease up to 430 communications towers located throughout southern California for $155.0 million. As partial security for obligations under the agreement to sublease, the Company deposited $23.0 million into escrow. Under the terms of the agreement, the Company will manage, maintain and lease the available space on the AirTouch towers covered by the agreement. AirTouch will pay a monthly fee per site for its cellular, microwave and paging facilities. The Company also has the right to lease available tower space to additional customers in specified situations. In addition, the Company entered into a three-year exclusive build-to-suit agreement with AirTouch in southern California. Under the terms of the build-to-suit agreement, the Company will develop and construct locations for wireless communications towers on real property designated by AirTouch.

       The AirTouch transaction closed in stages with the initial closing occurring on August 15, 2000 and the final closing under the original agreement occurring on February 15, 2001. At each respective closing, the Company made its lease or sublease payments for towers included in that closing according to a formula contained in the master sublease. The final closing of 69 towers occurred on February 15, 2001 for aggregate cash consideration of $24.8 million, including $3.7 million released from the deposit escrow. The leases for the remaining 128 towers contemplated in the original agreement were not closed. As a result, the remaining $6.8 million escrow deposit was returned to the Company. In March 2001, the Company agreed to amend the agreement with AirTouch and extend the opportunity to sublease the remaining 128 towers through the second quarter of 2001. On June 29, 2001, the Company subleased 6 towers for aggregate consideration of $2.0 million.

       SBC Transaction. As discussed above, in 2000, the Company entered into an agreement to acquire lease or sublease interests in communications towers from SBC and several of its affiliates. In the year ended December 31, 2001, the Company leased or subleased 1,926 towers, for which it paid $493.9 million in cash and issued 7.2 million shares of common stock valued at $121.2 million.

       Paxson. On December 19, 2001, the Company acquired 21 broadcast towers and management rights to 15 broadcast towers from Paxson for $34.0 million in cash.

       Nextel Acquisitions. During 1999, the Company acquired 2,000 communications towers from affiliates of Nextel and also entered into a master site commitment agreement with these affiliates. Under the terms of this agreement, Nextel offered SpectraSite exclusive opportunities relating to the purchase or construction of up to 2,111 communications sites. During 2001, the Company acquired 192 wireless communications towers from Nextel and its affiliates under this agreement for a total purchase price of $33.7 million in cash. In 2002, the number of sites purchased or constructed or made available for co-location under the master site commitment agreement reached 2,111, and the agreement terminated.

       Pursuant to the tower acquisitions and entering into the master site commitment agreement in 1999, SpectraSite and Nextel and SpectraSite and Nextel Partners entered into master site lease agreements. Under these agreements, SpectraSite has agreed to lease to Nextel and

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nextel Partners space on wireless communications towers or other transmission space. These lease agreements provide for a monthly rental payment of $1,600 per month. On each annual anniversary of a given lease’s commencement, the rent owed under the lease will increase by 3%.

       The term of each lease contracted under the agreement is at least five years, with a right to extend for five successive five-year periods. In some cases, the initial lease term will be six, seven or eight years. The lease is automatically renewed unless the customer submits notification of its intent to terminate the lease, when its current term expires, prior to such expiration.

       SpectraSite and Nextel also entered into a security and subordination agreement under which SpectraSite granted to Nextel a continuing security interest in the assets acquired in the Nextel tower acquisition or acquired or constructed under the master site commitment agreement. This interest secures SpectraSite’s obligations under the Nextel master site lease agreement and the Nextel Partners master site lease agreement. The terms of an intercreditor agreement render Nextel’s lien and the other rights and remedies of Nextel under the security and subordination agreement subordinate and subject to the rights and remedies of the lenders under Communications’ credit facility.

2000 Acquisitions

       During the year ended December 31, 2000, the Company consummated transactions involving the acquisition of various communications sites and service providers for an estimated purchase price of $765.1 million, including the issuance of approximately 9.2 million shares of the Company’s common stock valued at $165.0 million. The purchase price also includes the issuance of 191,465 options to purchase the Company’s common stock at a price of $3.58 per share. These options were valued at $2.0 million using the Black-Scholes option-pricing model. The principal transactions were as follows:

       Apex Transaction. On January 5, 2000, the Company acquired Apex Site Management Holdings, Inc. in a merger transaction for 4.5 million shares of SpectraSite’s common stock valued at $55.8 million and 191,465 options to purchase common stock at an exercise price of $3.58 per share. SpectraSite also used approximately $6.2 million in cash to repay outstanding indebtedness and other obligations of Apex in connection with the merger. Apex provides rooftop and in-building access to wireless carriers.

       ITI Transaction. On January 28, 2000, the Company acquired substantially all of the assets of International Towers Inc. and its subsidiaries (“ITI”), including S&W Communications Inc. ITI owned a broadcast tower manufacturing facility and, through S&W Communications, provided integrated services for the erection of broadcast towers, foundations and multi-tenant transmitter buildings. The Company paid $5.4 million and issued 350,000 shares of SpectraSite’s common stock, valued at $7.1 million, in connection with this acquisition.

       AirTouch Transaction. As discussed above, in 2000 the Company entered into an agreement to lease or sublease communications towers from AirTouch and several of its affiliates. During 2000, the Company subleased 233 towers for aggregate cash consideration of $83.9 million, including $12.5 million released from the deposit escrow.

       Lodestar Transaction. On May 18, 2000, the Company acquired Lodestar Towers, Inc. for approximately $178.6 million in cash. As of May 18, 2000, Lodestar owned 110 wireless towers and 11 broadcast towers, and managed an additional 120 wireless towers and 10 broadcast towers.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Pegasus Acquisition. On July 17, 2000, the Company acquired 11 broadcast towers from Pegasus Communications for approximately 1.4 million shares of common stock valued at $37.5 million.

       GOCOM Acquisition. On August 24, 2000, the Company acquired 12 broadcast towers and 14 other communications towers from GOCOM Holdings, LLC and its subsidiaries for $28.2 million in cash.

       SBC Transaction. As discussed above, in 2000 the Company entered into an agreement to acquire leasehold and sub-leasehold interests in communications towers from affiliates of SBC. The initial closing occurred on December 14, 2000 and involved 739 towers, for which the company paid $175.0 million in cash and issued 2.5 million shares of common stock valued at $57.9 million.

       Nextel Acquisitions. During 1999, the Company entered into a master site commitment agreement with certain of Nextel’s subsidiaries. During 2000, the Company acquired 479 wireless communications towers from Nextel and its affiliates under this agreement for a total purchase price of $86.9 million in cash.

       U.S. RealTel Transaction. On December 8, 2000, the Company purchased substantially all of the United States assets and operations of U.S. RealTel, Inc. for a purchase price of $16.5 million in cash. U.S. RealTel is an international provider of rooftop and in-building telecommunications access.

12.     Restructuring and Non-recurring Charges

       In May 2002, the Company announced that it would terminate its build-to-suit programs with Cingular (the “Cingular BTS Termination”) and other carriers and implement other cost-cutting measures as a part of the curtailment of tower development activities. As a result of these actions, the Company recorded restructuring charges of $24.3 million. Of this amount, $16.4 million was related to the write-off of work in progress related to sites in development that were terminated, $3.2 million was related to the costs of closing offices and $4.7 million was related to the costs of severance for 155 employees. In addition, we recorded a non-recurring impairment charge of $4.3 million to write-down the carrying value of 21 towers that are not marketable. The charge was based on the estimated discounted cash flows of the towers.

       In May 2001, the Company announced that it would consolidate its rooftop management operations (the “Rooftop Management Consolidation”) and recorded a non-recurring charge of $35.8 million. Of this amount, $29.6 million related to the write-off of goodwill, determined using the present value of estimated cash flows, $5.1 million related to the write-down of long-term assets and $1.1 million related to the costs of severance of 80 employees and other costs related to the consolidation of these operations.

       In June 2001, the Company announced that it would divest its site leasing operations in Mexico (the “Mexico Divestiture”). As a result, the Company recorded non-recurring charges of $32.2 million of which $10.7 million related to the write-off of goodwill, $17.6 million related to the write-down of long-term assets and $3.9 million related to the costs severance of 21 employees and other costs related to the divestiture.

       Also in June 2001, the Company announced that it would close operations from the purchase of Vertical Properties (“Vertical Properties”). As a result, the Company recorded non-recurring charges of $4.3 million of which $4.2 million was related to the write-off of goodwill and

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$0.1 million was related to the costs of severance of 2 employees and other costs related to the closing.

       In November 2001, the Company announced that it would reduce its planned new tower acquisition and construction programs for 2002 (the “Reduced Tower Acquisition and Development”). As a result of the reduced new tower activity, the Company recorded restructuring charges of $70.3 million. Of this amount, $27.7 million was related to the write-off of work in progress related to sites in development that the Company terminated, $4.8 million was related to the costs of closing certain offices and $2.8 million was related to the costs of severance of 201 employees. The Company also completed an amendment to modify its agreement to acquire leasehold and sub-leasehold interests in approximately 3,900 communications towers from affiliates of SBC Communications. This amendment provides for the number of towers to be leased or subleased to be reduced by 300 and for the lease or sublease date on at least 850 towers to be postponed to 2003 and January 2004. In exchange for these modifications, the Company paid a contract amendment fee of $35.0 million that has been included in the restructuring charge in 2001.

       The following tables display activity related to the accrued restructuring liability. Such liability is reflected in accrued and other expenses in the accompanying condensed consolidated balance sheets.

	Liability			Liability
	as of	Additional		as of
	December 31,	Restructuring	Cash	December 31,
	2000	Charges	Payments	2001

Accrued restructuring liabilities:
Rooftop management consolidation —
Employee severance, lease termination and related costs	$—	$1,100	$(1,100)	$—
Mexico divestiture —
Employee severance, lease terminations and related costs	—	3,900	(3,900)	—
Vertical properties —
Employee severance, lease terminations and related costs	—	100	(100)	—
Reduced tower acquisition and development —
Employee severance	—	2,800	(369)	2,431
Lease termination and office closing	—	4,800	(2,381)	2,419

Total reduced tower acquisition and development	—	7,600	(2,750)	4,850

Total accrued restructuring liabilities	$—	$12,700	$(7,850)	$4,850

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Liability			Liability
	as of	Additional		as of
	December 31,	Restructuring	Cash	December 31,
	2001	Charges	Payments	2002

Accrued restructuring liabilities:
Reduced tower acquisition and development —
Employee severance	$2,431	$—	$(481)	$1,950
Lease termination and office closing	2,419	—	(923)	1,496

Total reduced tower acquisition and development	4,850	—	(1,404)	3,446
Cingular BTS termination —
Employee severance	—	4,667	(3,401)	1,266
Lease termination and office closing	—	3,245	(1,180)	2,065

Total Cingular BTS termination	—	7,912	(4,581)	3,331

Total accrued restructuring liabilities	$4,850	$7,912	$(5,985)	$6,777

13.     Business Segments

       Prior to its decision to sell its network services division, the Company operated in two business segments: site leasing and network services. As a result of the decision to sell network services, the Company has changed its internal organization so that it now operates in two different business segments: wireless and broadcast. Prior period information has been restated to conform to the current organization. The wireless segment provides for leasing and subleasing of antenna sites on multi-tenant towers for a diverse range of wireless communication services. The broadcast segment offers leasing and subleasing of antenna sites for broadcast communication services and a broad range of broadcast development services, including broadcast tower design and construction and antenna installation.

       The measurement of profit or loss currently used by management to evaluate the results of operations for the Company and its operating segments is operating income (loss) before depreciation, amortization and accretion expenses, restructuring and non-recurring charges and non-cash compensation charges (“Adjusted EBITDA”). Adjusted EBITDA is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles), and the Company’s measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

       Summarized financial information concerning each reportable segment is shown in the following table. The “Other” column represents amounts excluded from specific segments, such as income taxes, corporate general and administrative expenses, depreciation and amortization, restructuring and non-recurring charges and interest. In addition, “Other” also includes corporate

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assets such as cash and cash equivalents, certain tangible and intangible assets and income tax accounts that have not been allocated to a specific segment.

	Wireless

					Other	Total
		Broadcast

		Leasing	Services	Total

	)
	(in thousands
Year ended December 31, 2002
Total revenues	$261,189	$21,336	$26,809	$48,145	$—	$309,334
Adjusted EBITDA	132,890	14,746	2,401	17,147	(27,743)	122,294
Income (loss) from continuing operations before income taxes	(75,102)	5,839	(535)	5,304	(268,048)	(337,846)
Assets	2,235,117	174,047	22,139	196,186	147,153	2,578,456
Goodwill	60,626	—	—	—	—	60,626
Additions to property and equipment	52,020	13,526	869	14,395	7,816	74,231
Year ended December 31, 2001
Total revenues	$210,187	$11,427	$38,211	$49,638	$—	$259,825
Adjusted EBITDA	87,820	8,537	1,678	10,215	(29,743)	68,292
Income (loss) from continuing operations before income taxes	(214,242)	4,372	39	4,411	(450,241)	(660,072)
Assets	2,426,714	228,870	86,511	315,381	461,330	3,203,425
Goodwill	102,976	59,001	63,444	122,445	211,929	437,350
Additions to property and equipment	966,087	51,856	2,919	54,775	77,782	1,098,644
Year ended December 31, 2000
Total revenues	$112,730	$3,746	$38,593	$42,339	$—	$155,069
Adjusted EBITDA	44,414	3,484	2,488	5,972	(17,482)	32,904
Income (loss) from continuing operations before income taxes	(30,806)	1,922	1,374	3,296	(135,105)	(162,615)
Assets	1,643,843	173,565	99,185	272,750	1,137,512	3,054,105
Goodwill	150,855	63,423	69,502	132,925	221,821	505,601
Additions to property and equipment	700,877	86,797	10,383	97,180	27,230	825,287

       Net revenues were located in geographic areas as follows:

	Year Ended December 31,

	2000	2001	2002

	(in thousands)
United States	$154,246	$258,549	$308,675
Canada	823	1,139	659
Mexico	—	137	—

Consolidated net revenues	$155,069	$259,825	$309,334

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Long-lived assets were located in geographic areas as follows:

	Year Ended
	December 31,

	2001	2002

	(in thousands)
United States	$3,011,744	$2,452,569
Canada	2,944	3,003

Consolidated long-lived assets	$3,014,688	$2,455,572

14.     Selected Quarterly Financial Data (Unaudited)

       Selected quarterly financial data for the years ended December 31, 2001 and 2002 is as follows:

	Three Months Ended

	March 31	June 30	September 30	December 31

	(in thousands, except per share data)
2002
Revenues	$72,404	$75,869	$79,340	$81,721
Operating loss before restructuring and non-recurring charges(1)	(18,629)	(21,922)	(16,167)	(11,619)
Restructuring and non-recurring charges	—	(28,570)	—	—
Income (loss) from discontinued operations	2,012	(4,797)	(51,147)	(5,320)
Net loss(2)	(452,531)	(127,568)	(134,592)	(60,293)
Net loss per common share, basic and diluted	$(3.03)	$(0.83)	$(0.87)	$(0.39)
2001
Revenues	$55,312	$65,199	$66,590	$72,724
Operating loss before restructuring and non-recurring charges(1)	(19,745)	(24,169)	(25,914)	(29,272)
Restructuring and non-recurring charges	—	(72,323)	—	(70,276)
Income from discontinued operations	1,216	499	3,073	1,070
Net loss	(63,898)	(187,033)	(241,140)	(162,698)
Net loss per common share, basic and diluted	$(0.44)	$(1.24)	$(1.59)	$(1.06)

(1)	Represents revenues less operating expenses excluding restructuring and non-recurring charges.

(2)	Includes a charge in the quarter ended March 31, 2002 of $376,753, or $2.45 per share, for the cumulative effect of a change in accounting for goodwill related to the adoption of SFAS 142.

SPECTRASITE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
At June 30, 2003 and December 31, 2002

	Reorganized	Predecessor
	Company	Company
	June 30, 2003	December 31, 2002

	(unaudited)

	(dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$58,753	$80,961
Accounts receivable, net of allowance of $8,839 and $11,431, respectively	6,553	15,180
Costs and estimated earnings in excess of billings	3,194	2,169
Inventories	7,756	7,878
Prepaid expenses and other	12,759	16,696

Total current assets	89,015	122,884
Property and equipment, net	1,243,743	2,292,945
Goodwill, net	—	60,626
Other assets	223,427	102,001

Total assets	$1,556,185	$2,578,456

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$7,840	$13,029
Accrued and other expenses	77,390	66,280
Current portion of liabilities under SBC agreement	40,335	—
Billings in excess of costs and estimated earnings	748	703
Current portion of credit facility	—	2,244

Total current liabilities	126,313	82,256

Long-term portion of credit facility	479,955	780,711
Senior notes	200,000	—
Long-term portion of liabilities under SBC agreement	16,008	—
Other long-term liabilities	52,315	27,330

Total long-term liabilities	748,278	808,041

Liabilities subject to compromise (Note 2)	—	1,763,286

Stockholders’ equity (deficit):
Common stock, $0.001 par value, 300,000,000 shares authorized, 154,013,917 issued and outstanding at December 31, 2002	—	154
Common stock, $0.01 par value, 250,000,000 shares authorized, 47,487,030 issued and outstanding at June 30, 2003	475	—
Additional paid-in-capital	686,861	1,624,939
Accumulated other comprehensive income (loss)	3,524	(355)
Accumulated deficit	(9,266)	(1,699,865)

Total stockholders’ equity (deficit)	681,594	(75,127)

Total liabilities and stockholders’ equity (deficit)	$1,556,185	$2,578,456

See accompanying notes.

SPECTRASITE, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

				Predecessor
	Reorganized	Predecessor	Reorganized	Company	Predecessor
	Company	Company	Company	One Month	Company
	Three Months	Three Months	Five Months	Ended	Six Months
	Ended June	Ended June	Ended June 30,	January 31,	Ended June 30,
	30, 2003	30, 2002	2003	2003	2002

	(in thousands, except per share amounts)
Revenues:
Site operations	$77,498	$69,633	$128,567	$25,556	$135,585
Broadcast services	3,413	6,236	6,988	1,237	12,688

Total revenues	80,911	75,869	135,555	26,793	148,273

Operating Expenses:
Costs of operations, excluding depreciation, amortization and accretion expense:
Site operations	25,764	26,705	42,824	8,840	52,210
Broadcast services	3,538	5,005	6,427	1,492	10,375
Selling, general and administrative expenses	12,589	15,456	21,275	4,280	30,976
Depreciation, amortization and accretion expenses	25,626	50,625	42,452	16,075	95,263
Restructuring and non-recurring charges	—	28,570	—	—	28,570

Total operating expenses	67,517	126,361	112,978	30,687	217,394

Operating income (loss)	13,394	(50,492)	22,577	(3,894)	(69,121)

Other income (expense):
Interest income	279	293	496	137	377
Interest expense	(18,604)	(61,795)	(27,865)	(4,721)	(120,492)
Gain on debt discharge	—	—	—	1,034,764	—
Other expense	(1,841)	(10,795)	(3,070)	(493)	(11,182)

Total other income (expense)	(20,166)	(72,297)	(30,439)	1,029,687	(131,297)

Income (loss) from continuing operations before income taxes	(6,772)	(122,789)	(7,862)	1,025,793	(200,418)
Income tax expense (benefit)	206	(18)	808	5	143

Income (loss) from continuing operations	(6,978)	(122,771)	(8,670)	1,025,788	(200,561)
Reorganization items:
Adjust accounts to fair value	—	—	—	(644,688)	—
Professional and other fees	—	—	—	(23,894)	—

Total reorganization items	—	—	—	(668,582)	—

Income (loss) before discontinued operations	(6,978)	(122,771)	(8,670)	357,206	(200,561)
Discontinued operations:
Loss from operations of discontinued segment, net of income tax expense	—	(4,797)	—	—	(2,785)
Loss on disposal of discontinued segment	(596)	—	(596)	—	—

Income (loss) before cumulative effect of change in accounting principle	(7,574)	(127,568)	(9,266)	357,206	(203,346)
Cumulative effect of change in accounting principle	—	—	—	(12,236)	(376,753)

Net income (loss)	$(7,574)	$(127,568)	$(9,266)	$344,970	$(580,099)

Basic and diluted earnings per share:
Income (loss) from continuing operations	$(0.15)	$(0.80)	$(0.18)	$6.66	$(1.30)
Reorganization items	—	—	—	(4.34)	—
Discontinued operations	(0.01)	(0.03)	(0.02)	—	(0.02)
Cumulative effect of change in accounting principle	—	—	—	(0.08)	(2.45)

Net income (loss)	$(0.16)	$(0.83)	$(0.20)	$2.24	$(3.77)

Weighted average common shares outstanding (basic and diluted)	47,244	154,014	47,216	154,014	153,834

See accompanying notes.

SPECTRASITE, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Reorganized	Predecessor	Predecessor
	Company	Company	Company
	Five Months	One Month	Six Months
	Ended June 30,	Ended January 31,	Ended June 30,
	2003	2003	2002

	(in thousands)
Operating activities
Net income (loss)	$(9,266)	$344,970	$(580,099)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	35,089	15,609	96,703
Cumulative effect of change in accounting principle	—	12,236	376,753
Amortization of intangible assets	6,277	252	1,728
Amortization of debt issuance costs	2,451	425	5,267
Amortization of asset retirement obligation	1,087	214	—
Amortization of senior discount notes	—	—	61,149
Writeoff of debt issuance costs	8,182	—	—
Non-cash compensation charges	—	—	580
(Gain) loss on disposal of assets	1,676	(84)	31,426
Gain on debt discharge	—	(1,034,764)	—
Adjust accounts to fair value	—	644,688	—
Equity in net loss of affiliates	—	—	102
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	3,582	5,045	33,053
Costs and estimated earnings in excess of billings, net	(707)	(272)	(8,305)
Inventories	124	(2)	(1,751)
Prepaid expenses and other	(934)	(2,238)	(3,879)
Accounts payable	(18,751)	13,549	(23,187)
Other liabilities	(260)	6,264	(5,228)

Net cash provided by (used in) operating activities	28,550	5,892	(15,688)

Investing activities
Purchases of property and equipment	(6,181)	(2,737)	(48,530)
Acquisitions	(9,288)	—	(10,067)
Loans to affiliates	—	—	(750)
Proceeds from the sale of assets	81,171	—	—

Net cash provided by (used in) investing activities	65,702	(2,737)	(59,347)

Financing activities
Proceeds from issuance of common stock, net of issuance costs	1,606	—	477
Proceeds from issuance of long-term debt	200,000	—	90,000
Repayments of debt	(303,275)	(10,884)	(1,656)
Debt issuance costs	(7,062)	—	(26)

Net cash provided by (used in) financing activities	(108,731)	(10,884)	88,795

Net increase (decrease) in cash and cash equivalents	(14,479)	(7,729)	13,760
Cash and cash equivalents at beginning of period	73,232	80,961	31,547

Cash and cash equivalents at end of period	$58,753	$73,232	$45,307

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$12,693	$4,265	$55,828
Cash paid during the period for income taxes	482	5	772
Supplemental disclosures of noncash investing and financing activities:
Common stock issued for deposits	$—	$408	$—
Common stock issued for acquisitions	—	—	1,677
Capital lease obligations incurred for the purchase of property and equipment	68	—	1,034

See accompanying notes.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business, Basis of Presentation and Significant Accounting Policies

       SpectraSite, Inc. (“SpectraSite”), formerly known as SpectraSite Holdings, Inc., and its wholly owned subsidiaries (collectively referred to as the “Company”) are principally engaged in providing services to companies operating in the telecommunications and broadcast industries, including leasing and licensing antenna sites on multi-tenant towers, the licensing of distributed antenna systems within buildings, managing, leasing and licensing rooftop telecommunications access on commercial real estate and designing, constructing, modifying and maintaining broadcast towers in the United States.

Basis of Presentation

       The accompanying consolidated financial statements include the accounts of SpectraSite and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

       In accordance with AICPA Statement of Position 90-7 Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”), the Company adopted fresh start accounting as of January 31, 2003 and the Company’s emergence from chapter 11 resulted in a new reporting entity. Under fresh start accounting, the reorganization value of the entity is allocated to the entity’s assets based on fair values, and liabilities are stated at the present value of amounts to be paid determined using appropriate current interest rates. The effective date is considered to be the close of business on January 31, 2003 for financial reporting purposes. The periods presented prior to January 31, 2003 have been designated “Predecessor Company” and the periods subsequent to January 31, 2003 have been designated “Reorganized Company.” As a result of the implementation of fresh start accounting, the financial statements of the Company after the effective date are not comparable to the Company’s financial statements for prior periods.

Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Estimates that are susceptible to change include the Company’s estimate of the allowance for uncollectible accounts and revenues recognized using the percentage of completion method.

Revenue Recognition

       Revenues for site operations are recognized when earned based on lease or license agreements. Rate increases based on fixed escalation clauses that are included in certain lease or license agreements are recognized on a straight-line basis over the term of the lease or license. Revenues from fees, such as structural analysis fees and site inspection fees, are recognized upon delivery of the related product or service. Broadcast service revenues related to construction activities are derived from service contracts with customers that provide for billing on a time and materials or fixed price basis. For the time and materials contracts, revenues are recognized as services are performed. For long-term construction contracts primarily related to the construction of broadcast towers, revenues are recognized under the percentage-of-completion method. Design, construction and fabrication services are provided to the customer’s specifications. Costs to complete projects can be reasonably estimated. Revenues are recognized by the percentage of contract cost incurred to date compared to estimated total

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

contract cost. Costs and estimated earnings in excess of billings on uncompleted contracts represent revenues recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represent billings in excess of revenues recognized. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

       Unbilled revenues (costs and estimated earnings in excess of billings) become billable when, in accordance with the terms of the contract, certain pre-determined targets are reached. Typically these targets are reached as certain pre-defined stages of the project are completed. In the event that the contractual payment provisions are not triggered or a contract is terminated, the Company’s contracts typically provide for a payment to be due based on the extent of work performed to date.

Allowance for Uncollectible Accounts

       The Company evaluates the collectibility of accounts receivable based on a combination of factors. In circumstances where a specific customer’s ability to meet its financial obligations to us is in question, the Company records a specific allowance against amounts due to reduce the net recognized receivable from that customer to the amount it reasonably believes will be collected. For all other customers, the Company reserves a percentage of the remaining outstanding accounts receivable balance based on a review of the aging of customer balances, industry experience and the current economic environment. The allowance for uncollectible accounts, computed based on the above methodology, was $11.4 million and $8.8 million as of December 31, 2002 and June 30, 2003, respectively.

Significant Customers

       The Company’s customer base consists of businesses operating in the wireless telecommunications and broadcast industries, primarily in the United States. The Company’s exposure to credit risk consists primarily of unsecured accounts receivable from these customers.

       One customer and its affiliates accounted for $21.3 million and $23.6 million, or 28% and 29% of revenues in the three months ended June 30, 2002 and 2003 and $43.6 million, $7.4 million and $39.2 million, or 29%, 28% and 29% of revenues in the six months ended June 30, 2002, the one month ended January 31, 2003 and the five months ended June 30, 2003, respectively. This customer was a significant stockholder of the Predecessor Company’s common stock. In addition, another customer, which is an affiliate of a former significant stockholder of the Predecessor Company’s common stock, accounted for $14.6 million and $15.4 million, or 19% of revenues in both the three months ended June 30, 2002 and 2003 and $28.8 million, $5.9 million and $25.6 million, or 19%, 22% and 19% of the Company’s revenues in the six months ended June 30, 2002, the one month ended January 31, 2003 and the five months ended June 30, 2003, respectively. This customer also accounted for $5.5 million and $2.5 million, or 21% and 17% of accounts receivable at December 31, 2002 and June 30, 2003, respectively.

Property and Equipment

       Property and equipment built, purchased or leased under long-term leasehold agreements are recorded at cost and depreciated over their estimated useful lives. The Company capitalizes costs incurred in bringing property and equipment to an operational state. Costs clearly

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

associated with the acquisition, development and construction of property and equipment are capitalized as a cost of the assets. Indirect costs that relate to several assets are capitalized and allocated to the assets to which the costs relate. Indirect costs that do not clearly relate to projects under development or construction are charged to expense as incurred. Depreciation on property and equipment excluding towers is computed using the straight-line method over the estimated useful lives of the assets ranging from three to fifteen years. Depreciation on towers is computed using the straight-line method over the estimated useful lives of 15 years for wireless towers and 30 years for broadcast towers. Amortization of assets recorded under capital leases is included in depreciation.

Goodwill

       The excess of the purchase price over the fair value of net assets acquired in purchase business combinations has been recorded as goodwill. Goodwill is evaluated for impairment on an annual basis or as impairment indicators are identified, in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). On an ongoing basis, the Company assesses the recoverability of goodwill by determining the ability of the specific assets acquired to generate future cash flows sufficient to recover the unamortized goodwill over the remaining useful life. The Company estimates future cash flows based on the current performance of the acquired assets and our business plan for those assets. Changes in business conditions, major customers or other factors could result in changes in those estimates. Goodwill determined to be unrecoverable based on future cash flows is written-off in the period in which such determination is made.

       On January 1, 2002, the Company performed the first of the required impairment tests of goodwill by comparing the fair value of each of our reporting units with its carrying value. Fair value was determined using a discounted cash flow methodology. Based on our impairment tests, we recognized an adjustment of $376.8 million, or $2.45 per share, to reduce the carrying value of goodwill in our wireless services, broadcast tower, broadcast services and building units to its implied value. In accordance with SFAS 142, the impairment adjustment recognized at adoption of the new rules was reflected as a cumulative effect of accounting change in our first quarter 2002 statement of operations. In connection with the Company’s adoption of fresh start accounting on January 31, 2003, impairment tests of goodwill were performed. As a result, the remaining $60.6 million of goodwill related to our wireless tower unit was written off. This charge is included in Reorganization items in the consolidated financial statements.

Customer Contracts

       Upon completion of the Company’s reorganization and the implementation of fresh start accounting, the Company recorded intangible assets relating to the fair value of customer contracts in the amount of $190.9 million as of January 31, 2003. These contracts are amortized over the lesser of the remaining life of the lease contract or the remaining life of the related tower asset, not to exceed 15 years for wireless towers and 30 years for broadcast towers. Customer contracts, less accumulated amortization, were $185.7 million as of June 30, 2003 and are classified as other assets in the unaudited condensed consolidated financial statements.

Liabilities under SBC Agreement

       In connection with the Plan of Reorganization and the implementation of fresh start accounting on January 31, 2003, the Company recorded liabilities in the amount of $60.5 million

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

related to its obligation to complete the lease or sublease of the remaining 600 towers under the SBC agreement as discussed in Note 5. This amount was determined as the difference between the estimated purchase price for the remaining 600 towers, including costs to place the towers in service, and the estimated fair value of the towers based on an independent valuation. At each closing, the liability is reduced by a portion of the purchase price of each tower. In addition, the liability is reduced by the amount of costs incurred to place the acquired towers in service. In the six months ended June 30, 2003, $4.0 million of the purchase price of 54 towers acquired and $0.2 million of costs were applied against the liability. As of June 30, 2003, the remaining liability was $56.3 million.

Derivative Financial Instruments

       The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Instruments and Certain Hedging Activities (“SFAS 138”) and as further amended by Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The Company records derivative financial instruments in the consolidated financial statements at fair value. Changes in the fair values of derivative financial instruments are either recognized in earnings or in stockholders’ equity as a component of other comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting as defined by SFAS 133. Changes in fair values of derivatives not qualifying for hedge accounting are reported in earnings as they occur.

       In February 2003, the Company entered into an interest rate cap agreement in order to limit exposure to fluctuations in interest rates on its variable rate credit facility. This transaction is designated as a fair value hedge. Accordingly, gains and losses from the change in the fair value of this instrument are recognized in other income and expense. As of June 30, 2003, the carrying amount and fair value of this instrument was $0.2 million and is included in Other Assets in the unaudited condensed consolidated financial statements.

Restructuring and Non-recurring Charges

       In May 2002, the Company announced that it would terminate its build-to-suit programs with Cingular (the “Cingular BTS Termination”) and other carriers and implement other cost-cutting measures as a part of the curtailment of tower development activities. As a result of these actions, the Company recorded restructuring charges of $24.3 million. Of this amount, $16.4 million was related to the write-off of work in progress related to sites in development that are to be terminated, $3.2 million was related to the costs of closing offices and $4.7 million was related to the costs of employee severance. In addition, the Company recorded a non-recurring impairment charge of $4.3 million to write-down the carrying value of 21 towers that are not marketable. The charge was based on the estimated discounted cash flows of the towers.

       The following table displays activity related to the accrued restructuring liability. Such liability is reflected in accrued and other expenses in the accompanying condensed consolidated balance sheets.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

		Cash	Cash
		Payments for	Payments for
		the One	the Five
	Liability as	Month	Months
	of	Ended	Ended	Liability as
	December 31,	January 31,	June 30,	of June 30,
	2002	2003	2003	2003

	(in thousands)
Accrued restructuring liabilities:
Reduced tower acquisition and development
Employee severance	$1,950	$(81)	$(482)	$1,387
Lease termination and office closing	1,496	(12)	(452)	1,032

Total	3,446	(93)	(934)	2,419
Cingular BTS termination
Employee severance	1,266	(101)	(350)	815
Lease termination and office closing	2,065	(410)	(966)	689

	3,331	(511)	(1,316)	1,504

Total	$6,777	$(604)	$(2,250)	$3,923

Income Taxes

       The liability method is used in accounting for income taxes and deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities. The Company assesses the likelihood that deferred tax assets will be from future taxable income and, to the extent that recovery is not likely, establishes a valuation allowance against such assets. As of June 30, 2003 and December 31, 2002, the Company has established a 100% valuation allowance against its deferred tax assets.

Earnings Per Share

       On July 31, 2003, the Company’s Board of Directors approved a two-for-one forward stock split of Spectrasite, Inc.’s common stock, effected in the form of a common stock dividend to stockholders of record on August 14, 2003. The additional shares of common stock were mailed or delivered on or about August 21, 2003, by the Company’s transfer agent. All share and per share information for the reorganized company has been retroactively restated to reflect the stock split.

       Basic and diluted earnings (loss) per share are calculated in accordance with Statement of Financial Accounting Standards No. 128 “Earnings per Share.” During the three and six months ended June 30, 2002 and the one month ended January 31, 2003, the Company had potential common stock equivalents related to its convertible notes, warrants and outstanding stock options. Upon completion of the Company’s reorganization, the convertible notes were exchanged for shares of common stock, par value $0.01 per share (“New Common Stock”) and all outstanding warrants and stock options were cancelled. These potential common stock

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

equivalents were not included in diluted earnings (loss) per share for the three and six months ended June 30, 2002 and the one month ended January 31, 2003 because the effect would have been antidilutive. Accordingly, basic and diluted net income (loss) per share are the same for the three and six months ended June 30, 2002 and for the one month ended January 31, 2003.

       As discussed in Note 2, under the Plan of Reorganization, the holders of 166,158,298 shares of common stock, par value $0.001 per share, outstanding as of February 10, 2003 (the “Old Common Stock”) received new warrants which were immediately exercisable into 2.5 million shares of new common stock, par value $0.01 per share (the “New Common Stock”) at a price of $16.00 per share. In addition, on February 10, 2003, the Company adopted the 2003 Equity Incentive Plan to grant equity based incentives in New Common Stock to employees and directors. Approximately 5.4 million options to purchase New Common Stock were granted under this plan in March 2003. During the three and five months ended June 30, 2003, the Company had potential common stock equivalents related to its new warrants and outstanding stock options on New Common Stock. These potential common stock equivalents were not included in diluted earnings (loss) per share for the three and five months ended June 30, 2003 because the effect would have been antidilutive. Accordingly, basic and diluted net loss per share are the same for the three and five months ended June 30, 2003.

Comprehensive Income (Loss)

       Other comprehensive income (loss) consists of foreign currency translation adjustments and unrealized holding gains (losses) as follows (in thousands):

	Reorganized	Predecessor	Reorganized	Predecessor Company
	Company	Company	Company
	Three Months	Three Months	Five Months	One Month	Six Months
	Ended	Ended	Ended	Ended	Ended
	June 30, 2003	June 30, 2002	June 30, 2003	January 31, 2003	June 30, 2002

Reported net income (loss)	$(7,574)	$(127,568)	$(9,266)	$344,970	$(580,099)
Foreign currency translation adjustment	194	(130)	189	(123)	(124)
Unrealized holding gains (losses) arising during the period	3,202	(5,870)	3,335	(200)	(22,545)

Comprehensive income (loss)	$(4,178)	$(133,568)	$(5,742)	$344,647	$(602,768)

Stock Options

       The Company accounts for stock based employee compensation under APB Opinion No. 25, Accounting for Stock Issued to Employees and has not adopted the fair value method of accounting for stock based employee compensation. During 1997, the Company adopted a stock option plan that provided for the purchase of common stock by key employees, directors, advisors and consultants of the Company. In connection with the Plan of Reorganization discussed in Note 2, all options issued under this plan were cancelled on February 10, 2003. Had compensation cost for the Company’s stock options been determined based on the fair value at the date of grant consistent with the provisions of SFAS 123, the Company’s net income (loss) and net income (loss) per share for the three months ended June 30, 2002, the one

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NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

month ended January 31, 2003 and the six months ended June 30, 2002 would have been as follows (in thousands):

	Predecessor	Predecessor	Predecessor
	Company	Company	Company
	Three Months	One Month	Six Months
	Ended	Ended	Ended
	June 30, 2002	January 31, 2003	June 30, 2002

Reported net income (loss)	$(127,568)	$344,970	$(580,099)
Non-cash compensation charges included in net income (loss)	291	—	580
Stock-based employee compensation cost that would have been included in net loss under the fair value method	(3,410)	(694)	(7,323)

Adjusted net income (loss)	$(130,687)	$344,276	$(586,842)

Basic and diluted income (loss) per share:
Reported net income (loss)	$(0.83)	$2.24	$(3.77)
Non-cash compensation charges included in net income (loss)	—	—	—
Stock-based employee compensation cost that would have been included in net loss under the fair value method	(0.02)	—	(0.04)

Adjusted net income (loss)	$(0.85)	$2.24	$(3.81)

       Also, on February 10, 2003, the Company adopted the 2003 Equity Incentive Plan to grant equity-based incentives in New Common Stock to employees and directors. In March 2003, the Company granted approximately 5.4 million options to purchase New Common Stock under this plan. Had compensation cost for the Company’s stock options to purchase New Common Stock been determined based on the fair value at the date of grant consistent with the provisions of

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

SFAS 123, the Company’s net loss and net loss per share for the three and five months ended June 30, 2003 would have been as follows (in thousands):

	Reorganized	Reorganized
	Company	Company
	Three Months	Five Months
	Ended	Ended
	June 30, 2003	June 30, 2003

Reported net loss	$(7,574)	$(9,266)
Stock-based employee compensation cost that would have been included in net loss under the fair value method	(1,687)	(2,030)

Adjusted net loss	$(9,261)	$(11,296)

Basic and diluted loss per share:
Reported net loss	$(0.16)	$(0.20)
Stock-based employee compensation cost that would have been included in net loss under the fair value method	(0.04)	(0.04)

Adjusted net loss	$(0.20)	$(0.24)

Contingencies

       The Company is involved in certain legal actions arising in the normal course of business. In the opinion of management, based on a review of such legal proceedings, the ultimate outcome of these actions will not have a material effect on the consolidated financial statements.

Reclassifications

       Certain reclassifications have been made to the 2002 condensed consolidated financial statements to conform to the 2003 presentation. These reclassifications had no effect on previously reported net loss or stockholders’ equity (deficit).

Unaudited Interim Financial Statements

       The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures normally required by generally accepted accounting principles for complete financial statements or those normally reflected in the Company’s Annual Report on Form 10-K. The financial information included herein reflects all adjustments (consisting of normal recurring adjustments for the Predecessor Company for the three and six months ended June 30, 2002 and normal recurring adjustments and fresh start accounting adjustments for the Predecessor Company for the one month ended January 31, 2003, and normal recurring adjustments for the Reorganized Company for the three and five months ended June 30, 2003), which are, in the opinion of management, necessary for a fair presentation of results for interim periods. As a result of the implementation of fresh start accounting as of January 31, 2003, the financial statements after that date are not comparable to the financial statements for prior periods because of the differences in the bases of accounting and the capital structure for the Predecessor Company and the Reorganized Company. Results of interim periods are not necessarily indicative of the results to be expected for a full year.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

2.     Plan of Reorganization

       On November 15, 2002 (the “Petition Date”), SpectraSite filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of North Carolina, Raleigh Division (the “Bankruptcy Court”). On November 18, 2002, SpectraSite filed a Proposed Plan of Reorganization and a Proposed Disclosure Statement with the Bankruptcy Court. A plan confirmation hearing was held on January 28, 2003 and the Proposed Plan of Reorganization, as modified on that date (the “Plan of Reorganization”), was confirmed by the Bankruptcy Court. The Plan of Reorganization became effective on February 10, 2003 (the “Effective Date”), thereby allowing SpectraSite to emerge from bankruptcy.

       The Plan of Reorganization provided that, among other things, (i) in exchange for their notes, the holders of the 12 1/2% Senior Notes due 2010, the 6 3/4% Senior Convertible Notes due 2010, the 10 3/4% Senior Notes due 2010, the 11 1/4% Senior Discount Notes due 2009, the 12 7/8% Senior Discount Notes due 2010 and the 12% Senior Discount Notes due 2008 received their pro rata share of 47.5 million shares of New Common Stock; (ii) the holders of 166,158,298 shares of Old Common Stock outstanding as of the Effective Date received warrants immediately exercisable into 2.5 million shares of New Common Stock at a price of $16.00 per share; and (iii) all other equity interests at the Effective Date, including outstanding warrants and options, were cancelled.

       The consolidated financial statements as of December 31, 2002 include adjustments and reclassifications to reflect affected liabilities as “Liabilities Subject to Compromise.” These liabilities were settled in accordance with the Plan of Reorganization. The liabilities subject to compromise as of December 31, 2002 were as follows (in thousands):

10 3/4% Senior Notes Due 2010	$200,000
12 1/2% Senior Notes Due 2010	200,000
6 3/4% Senior Convertible Notes Due 2010	200,000
12% Senior Discount Notes Due 2008, net of discount	208,479
11 1/4% Senior Discount Notes Due 2009, net of discount	502,644
12 7/8% Senior Discount Notes Due 2010, net of discount	418,580
Accrued interest	33,583

Total liabilities subject to compromise	$1,763,286

       SpectraSite incurred costs directly associated with the chapter 11 proceedings of $23.9 million in the one month ended January 31, 2003. These costs are included in reorganization expense in the unaudited condensed consolidated statement of operations.

       In accordance with AICPA Statement of Position 90-7 Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”), the Company adopted fresh start accounting as of January 31, 2003 and the Company’s emergence from bankruptcy resulted in a new reporting entity. Under fresh start accounting, the reorganization value of the entity is allocated to the entity’s assets based on fair values, and liabilities are stated at the present value of amounts to be paid determined at appropriate current interest rates. The net effect of all fresh start accounting adjustments resulted in a charge of $644.7 million, which is reflected in the unaudited condensed consolidated statement of operations for the one month ended January 31, 2003. The effective date is considered to be the close of business on January 31, 2003 for financial reporting purposes. The periods presented prior to January 31, 2003 have been

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

designated “Predecessor Company” and the periods subsequent to January 31, 2003 have been designated “Reorganized Company.” As a result of the implementation of fresh start accounting, the financial statements of the Company after January 31, 2003 are not comparable to the Company’s financial statements for prior periods.

       The reorganization value used in adopting fresh start accounting was $685.7 million based on the fair market value of the senior notes, senior discount notes and senior convertible notes at the Effective Date, the date these instruments were exchanged for New Common Stock and the value of warrants issued on that date based on the Black-Scholes option pricing model. The reorganization and the adoption of fresh start accounting resulted in the following adjustments to the Company’s Unaudited Condensed Consolidated Balance Sheet as of January 31, 2003:

	Predecessor			Reorganized
	Company	Reorganization		Company
	January 31,	and Fresh Start		January 31,
	2003	Adjustments	Ref.	2003

	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$73,442	$(210)	(1)	$73,232
Accounts receivable	10,134	—		10,134
Costs and estimated earnings in excess of billings	2,198	—		2,198
Inventories	7,880	—		7,880
Prepaid expenses and other	17,903	(531)	(2)	17,372

Total current assets	111,557	(741)		110,816
Property and equipment, net	2,303,368	(957,210)	(3)	1,346,158
Goodwill, net	60,626	(60,626)	(2)	—
Other assets	102,024	122,181	(2),(4)	224,205

Total assets	$2,577,575	$(896,396)		$1,681,179

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$10,407	$16,184	(1)	$26,591
Accrued and other expenses	65,039	7,796	(1)	72,835
Current portion of liabilities under SBC contract	—	30,251	(5)	30,251
Billings in excess of costs and estimated earnings	458	—		458
Current portion of credit facility	2,244	—		2,244

Total current liabilities	78,148	54,231		132,379

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

	Predecessor			Reorganized
	Company	Reorganization		Company
	January 31,	and Fresh Start		January 31,
	2003	Adjustments	Ref.	2003

	(in thousands)
Long-term portion of credit facility	780,711	—		780,711
Long-term portion of liabilities under SBC contract	—	30,251	(5)	30,251
Other long-term liabilities	52,108	—		52,108

Total long-term liabilities	832,819	30,251		863,070

Liabilities subject to compromise	1,763,286	(1,763,286)	(4)	—

Stockholders’ equity (deficit):
Common stock, $0.001 par value, 300,000,000 shares authorized, 154,013,917 issued and outstanding at January 31, 2003 (Predecessor Company); $0.01 par value, 250,000,000 shares authorized, 47,174,170 issued and outstanding at January 31, 2003 (Reorganized Company)	154	318	(4)	472
Additional paid-in-capital and warrants	1,624,939	(939,681)	(4)	685,258
Accumulated other comprehensive income	(684)	684	(6)	—
Accumulated deficit	(1,721,087)	1,721,087	(6)	—

Total stockholders’ equity (deficit)	(96,678)	782,408		685,730

Total liabilities and stockholders’ equity (deficit)	$2,577,575	$(896,396)		$1,681,179

References:

(1)	To reflect cash requirements for reorganization costs paid in January 2003 and accrual for remaining reorganization costs.

(2)	To record prepaid expenses and other, goodwill, and other assets at fair value.

(3)	To record property and equipment at fair value.

(4)	To reflect the discharge of the Senior Notes, Senior Discount Notes and Senior Convertible Notes including the related debt issuance costs included in other assets; the cancellation of Old Common Stock and warrants; and the issuance of the New Common Stock and warrants.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

(5)	To record liabilities related to the Company’s commitment to purchase certain assets at prices in excess of fair value.

(6)	To reflect the elimination of the accumulated other comprehensive income and accumulated deficit as of January 31, 2003.

3.	Property and Equipment

       Property and equipment consist of the following:

	Reorganized	Predecessor
	Company	Company
	June 30, 2003	December 31, 2002

	(in thousands)
Towers	$1,206,451	$2,548,712
Equipment	20,556	39,181
Land	16,200	18,081
Buildings	26,914	32,219
Other	6,060	38,217

	1,276,181	2,676,410
Less accumulated depreciation	(35,074)	(401,467)

	1,241,107	2,274,943
Construction in progress	2,636	18,002

Property and equipment, net	$1,243,743	$2,292,945

4.     Recent Accounting Pronouncements

       In June 2001, FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”). SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company adopted SFAS 143 on January 1, 2003 in connection with certain ground leases that require removal of the tower upon expiration. Application of the new rules resulted in an increase in net property, plant and equipment of $23.2 million, recognition of an asset retirement obligation of $35.4 million, and a cumulative effect of change in accounting principle of $12.2 million. This obligation is included in other long term liabilities in the consolidated balance sheets. The following table displays activity related to the asset retirement obligation:

	Liability
	as of		Revisions in	Liability as
	January 1,	Accretion	Estimated	of June 30,
	2003	Expense	Cash Flows	2003

		(in thousands)
Asset retirement obligation	$35,442	$1,301	$(59)	$36,684

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

       Had the Company adopted SFAS 143 as of January 1, 2002 the following asset retirement obligation would have been recorded (in thousands):

January 1, 2002	$32,122
December 31, 2002	$35,442

       These pro forma amounts are measured using information and assumptions as of the adoption date of this statement.

       Pro forma results of operations for the three and six months ended June 30, 2002 had we adopted SFAS 143 on January 1, 2002 are as follows:

	Predecessor Company	Predecessor Company
	Three Months Ended	Six Months Ended
	June 30, 2002	June 30, 2002

	(in thousands, except	(in thousands, except
	per share amounts)	per share amounts)
Reported net loss	$(127,568)	$(580,099)
Additional depreciation of property and equipment	(466)	(928)
Accretion of asset retirement obligation	(612)	(1,202)

Adjusted net loss	$(128,646)	$(582,229)

Basic and diluted earnings per share:
Reported net loss per share	$(0.83)	$(3.77)
Additional depreciation of property and equipment	—	—
Accretion of asset retirement obligation	(0.01)	(0.01)

Adjusted net loss per share	$(0.84)	$(3.78)

       In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statement Nos. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections (“SFAS 145”). SFAS 145 amends or rescinds a number of authoritative pronouncements, including Statement of Financial Accounting Standards No. 4, Reporting Gains and Losses from Extinguishment of Debt (“SFAS 4”). SFAS 4 required that gains and losses from extinguishment of debt included in the determination of net income or loss be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Upon adoption of SFAS 145, gains and losses from extinguishment of debt will no longer be classified as extraordinary items, but rather will generally be classified as part of other income (expense) on the Company’s consolidated statement of operations. The Company adopted the provisions of SFAS 145 on January 1, 2003. The adoption of this statement did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

       In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting For Costs Associated with Exit or Disposal Activities(“SFAS 146”). The statement requires costs associated with exit or disposal activities to be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. The requirements of SFAS 146 are effective for exit or disposal activities initiated after January 1, 2003. The Company adopted the provisions of SFAS 146 on January 1, 2003. The adoption of this statement did not have a

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

material impact on the Company’s consolidated financial position, results of operations or cash flows.

       In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure (“SFAS 148”). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. The transition disclosure requirements of SFAS 148 were effective for fiscal year 2002. The interim and annual disclosure requirements are effective for the first quarter of 2003. The adoption of SFAS 148 did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

       In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 requires an investor with a majority of the variable interests in a variable interest entity (“VIE”) to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investors do not have a controlling interest, or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties. For arrangements entered into with VIEs created prior to January 31, 2003, the provisions of FIN 46 are required to be adopted at the beginning of the first interim or annual period beginning after June 15, 2003. The Company is currently reviewing its investments and other arrangements to determine whether any of its investee companies are VIEs. The Company does not expect to identify any significant VIEs that would be consolidated, but may be required to make additional disclosures. The Company’s maximum exposure related to any investment that may be determined to be in a VIE is limited to the amount invested. The provisions of FIN 46 are effective immediately for all arrangements entered into with new VIEs created after January 31, 2003. The Company has not invested in any new VIEs created after January 31, 2003.

       In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, as previously amended by SFAS 138. SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 amends certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial position, results of operations, or cash flows.

       In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity(“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 amends certain other existing pronouncements. SFAS 150 is effective for financial instruments entered into or modified

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial position, results of operations, or cash flows.

5.     Acquisition Activities

SBC Transaction

       On August 25, 2000, the Company entered into an agreement to acquire leasehold and sub-leasehold interests in approximately 3,900 wireless communications towers from affiliates of SBC Communications (collectively, “SBC”) in exchange for $982.7 million in cash and $325.0 million in Old Common Stock. Under the agreement, and assuming the lease or sublease of all 3,900 towers, the stock portion of the consideration was initially approximately 14.3 million shares valued at $22.74 per share. The stock consideration was subject to an adjustment payment to the extent the average closing price of the Old Common Stock during the 60-day period immediately preceding December 14, 2003 (the third anniversary of the initial closing) decreased from $22.74 to a floor of $12.96. The adjustment payment would be accelerated if there were a change of control of SpectraSite or upon the occurrence of certain specified liquidity events. In any case, the adjustment payment was payable, at the Company’s option, in the form of cash or shares of Old Common Stock. The maximum amount potentially payable to satisfy the adjustment payment was approximately 10.8 million shares of Old Common Stock or $139.8 million in cash. The Company and SBC entered into a Lease and Sublease Agreement pursuant to which the Company manages, maintains and leases available space on the SBC towers and has the right to add customers to the towers. The average term of the lease or sublease for all sites at the inception of the agreement was approximately 27 years, assuming renewals or extensions of the underlying ground leases for the sites. SBC is an anchor customer on all of the towers and pays a monthly fee per tower of $1,544, subject to an annual adjustment. In addition, the Company had agreed to build towers for Cingular, an affiliate of SBC, through 2005 under an exclusive build-to-suit agreement, but this agreement was terminated on May 15, 2002.

       Subject to the conditions described in the Lease and Sublease Agreement, SBC also has the right to substitute other available space on the tower for the reserved space, and a right of first refusal as to available space that the Company intends to sublease to a third party. For the first 300 times SBC exercises its right of first refusal, SBC is required to pay the Company a recurring fee for the applicable space equal to the lesser of the fee that would have been charged to the proposed third-party and a fee that is proportional to the monthly fee under the sublease. After the first 300 times that SBC exercises its right of first refusal, SBC is required to pay the Company a recurring fee for the applicable space equal to the recurring fee that would have been charged to the third party.

       The Company will have the option to purchase the sites subject to the lease or sublease upon the expiration of the lease or sublease as to those sites. The purchase price for each site will be a fixed amount stated in the sublease for that site plus the fair market value of certain alterations made to the related tower by SBC. The aggregate purchase option price for the towers leased and subleased to date was approximately $199.4 million as of June 30, 2003 and will accrete at a rate of 10% per year to the applicable expiration of the lease or sublease of a site. In the event that the Company purchases such sites, SBC shall have the right to continue to lease the reserved space for successive one year terms at a rent equal to the lesser of the

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

agreed upon market rate and the then current monthly fee, which monthly fee shall be subject to an annual increase based on changes in the consumer price index.

       On November 14, 2001, the Company completed an amendment to the SBC acquisition agreements. This amendment reduced the maximum number of towers that the Company is committed to lease or sublease by 300 towers, from 3,900 in the original agreement to 3,600 towers in the agreement as amended. In addition, pursuant to the amendment, the Company receives all new revenue on the towers remaining to be leased or subleased after February 25, 2002. As consideration for entering into the amendment, the Company paid SBC a fee of $35.0 million that was expensed. On November 14, 2002, the Company completed a further amendment to the SBC acquisition agreements. This amendment further reduced the maximum number of towers that the Company is committed to lease or sublease by 294 towers, from 3,600 in the amended agreement to 3,306 towers in the agreement as further amended. In addition, on February 10, 2003, in connection with the Plan of Reorganization, the Company sold its rights to 545 SBC towers in California and Nevada to Cingular for an aggregate purchase price of $81.0 million and paid SBC a fee of $7.5 million related to the 294 reduction in the maximum number of towers that it is committed to lease or sublease. This fee is included in Reorganization Items — Professional and Other Fees in the Condensed Consolidated Financial Statements. Because these 545 towers were adjusted to fair value as part of fresh start accounting, no gain or loss was recognized on the sale. In the one month ended January 31, 2003, revenues and costs of site leasing operations, excluding depreciation, amortization and accretion expense, related to the 545 towers, were $1.2 million and $0.5 million, respectively. In the five months ended June 30, 2003, comparable revenues and costs of site leasing operations, excluding depreciation, amortization and accretion expense, related to the 545 towers, were $0.4 million and $0.2 million, respectively.

       As of December 31, 2002, the Company had issued approximately 9.9 million shares of Old Common Stock to SBC pursuant to the SBC acquisition agreements. As part of the Plan of Reorganization discussed in Note 2, on February 10, 2003 the Company issued to SBC 12.1 million shares of Old Common Stock in full satisfaction of any obligation to issue SBC further stock or make any further adjustment payment. Of the 12.1 million shares, the Company issued 7.5 million shares of Old Common Stock in connection with the adjustment payment described above and 4.7 million shares of Old Common Stock as an advance payment on the purchase of the remaining 600 towers. All of these shares of Old Common Stock were exchanged for new warrants under the Plan of Reorganization. As a result, at all future closings with SBC, the stock portion of the payment for each site has been paid in full.

       From the initial closing on December 14, 2000 through a closing on February 25, 2002, the Company leased or subleased a total of 2,706 towers under the terms of the amended agreement. The parties agreed to complete the lease or sublease of the remaining 600 towers during the period beginning May 2003 and ending August 2004. The total consideration paid for the rights to the 600 towers is expected to be approximately $156 million.

       In connection with the Plan of Reorganization and the implementation of fresh start accounting on January 31, 2003, the Company recorded liabilities in the amount of $60.5 million related to its obligation to complete the lease or sublease of the remaining 600 towers under the SBC agreement. At each closing, a portion of the purchase price of each tower is charged against the liability. In the six months ended June 30, 2003, the Company leased or subleased 54 towers, for which it paid $13.3 million in cash. Of this amount, $4.0 million was charged against the liability and $9.3 million was capitalized as property and equipment.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

       In the six months ended June 30, 2002, the Company subleased 41 towers, for which it paid $10.1 million in cash and issued 146,569 shares of Old Common Stock valued at $1.7 million.

6.     Financing Transactions

Credit Facility

       SpectraSite Communications, Inc. (“Communications”), a wholly-owned subsidiary of SpectraSite, is party to an amended and restated credit facility (the “credit facility”) totaling $680.0 million. The credit facility includes a $200.0 million revolving credit facility, which may be drawn at any time, subject to the satisfaction of certain conditions precedent. The amount available will be reduced (and, if necessary, any amounts outstanding must be repaid) in quarterly installments beginning on September 30, 2005 and ending on June 30, 2007. The credit facility also includes a $204.8 million multiple draw term loan that is fully drawn and which must be repaid in quarterly installments beginning on March 31, 2006 and ending on June 30, 2007 and a $275.2 million term loan that is fully drawn and which must be repaid in quarterly installments beginning on September 30, 2007 and ending on December 31, 2007.

       With the proceeds of the sale of towers to Cingular discussed in Note 5, Communications repaid $31.4 million of the multiple draw term loan and $42.1 million of the term loan on February 11, 2003. In addition, Communications repaid $1.1 million of the multiple draw term loan and $1.4 million of the term loan on February 19, 2003. In connection with these repayments, Communications wrote off $1.6 million in debt issuance costs. This charge is included in interest expense in the unaudited condensed consolidated statement of operations.

       On May 14, 2003, Communications amended its credit facility to reduce the unused $300 million commitment under the revolving credit facility by $100 million in exchange for moderately increasing the ratios in its leverage covenant in future periods. In connection with this reduction, Communications wrote off $2.0 million in debt issuance costs. This charge is included in interest expense in the unaudited condensed consolidated statement of operations.

       With the proceeds from the issuance of the 8 1/4% Senior Notes Due 2010 discussed below, Communications repaid $83.0 million of the multiple draw term loan and $111.5 million of the term loan on May 21, 2003. In addition, Communications repaid $1.1 million of the multiple draw term loan and $1.4 million of the term loan on June 24, 2003 and $12.8 million of the multiple draw term loan and $17.2 of the term loan on June 30, 2003. In connection with these repayments, Communications wrote off $4.6 million in debt issuance costs. This charge is included in interest expense in the unaudited condensed consolidated statement of operations.

       As of June 30, 2003, Communications has $480.0 million outstanding under the restated credit facility. The remaining $200.0 million under the restated credit facility was undrawn. Under the terms of the credit facility, the Company could borrow approximately $193.7 million under the revolving credit facility as of June 30, 2003 while remaining in compliance with the applicable covenants.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

       At June 30, 2003, amounts due under the credit facility are as follows:

Maturities

(in thousands)
2003	$—
2004	—
2005	—
2006	88,365
2007	391,590

Total	$479,955

       Prior to February 10, 2003, the revolving credit loans and the multiple draw term loan bore interest, at Communications’ option, at either Canadian Imperial Bank of Commerce’s base rate plus an applicable margin of 2.50% per annum or the Eurodollar rate plus an applicable margin of 3.75% per annum. After February 10, 2003, the revolving credit loans and the multiple draw term loans bear interest, at Communications’ option, at either Canadian Imperial Bank of Commerce’s base rate plus an applicable margin ranging from 2.00% to 1.00% per annum or the Eurodollar rate plus an applicable margin ranging from 3.25% to 2.25% per annum, depending on Communications’ leverage ratio at the end of the preceding fiscal quarter.

       Prior to February 10, 2003, the term loan bore interest, at Communications’ option, at either Canadian Imperial Bank of Commerce’s base rate plus 3.25% per annum or the Eurodollar rate plus 4.50% per annum. After February 10, 2003, the term loan bears interest, at Communications’ option, at either Canadian Imperial Bank of Commerce’s base rate plus 2.75% per annum or the Eurodollar rate plus 4.00% per annum. The weighted average interest rate on outstanding borrowings under the credit facility as of June 30, 2003 was 4.83%.

       Communications is required to pay a commitment fee of between 1.375% and 0.500% per annum in respect of the undrawn portions of the revolving credit facility, depending on the undrawn amount. Communications may be required to prepay the credit facility in part upon the occurrence of certain events, such as a sale of assets, the incurrence of certain additional indebtedness, certain changes to the SBC transaction or the generation of excess cash flow.

       SpectraSite and each of Communications’ domestic subsidiaries have guaranteed the obligations under the restated credit facility. The restated credit facility is further secured by substantially all the tangible and intangible assets of Communications and its domestic subsidiaries, a pledge of all of the capital stock of Communications and its domestic subsidiaries and 66% of the capital stock of Communications’ foreign subsidiaries. The restated credit facility contains a number of covenants that, among other things, restrict Communications’ ability to incur additional indebtedness; create liens on assets; make investments or acquisitions or engage in mergers or consolidations; dispose of assets; enter into new lines of business; engage in certain transactions with affiliates; and pay dividends or make capital distributions. In addition, the restated credit facility requires compliance with certain financial covenants, including a requirement that Communications and its subsidiaries, on a consolidated basis, maintain a maximum ratio of total debt to annualized EBITDA (as defined in the credit facility), a minimum interest coverage ratio and a minimum fixed charge coverage ratio.

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

8 1/4% Senior Notes Due 2010 (“8 1/4% Senior Notes”)

       On May 21, 2003, SpectraSite issued $200.0 million aggregate principal amount of 8 1/4% Senior Notes due 2010 for proceeds of $194.5 million, net of debt issuance costs. Semi-annual interest payments for the 8 1/4% Senior Notes are due on each May 15 and November 15 beginning on November 15, 2003. The Company is required to comply with certain covenants under the terms of the 8 1/4% Senior Notes that restrict the Company’s ability to incur additional indebtedness and make certain payments, among other covenants.

7.     Discontinued Operations

       On December 31, 2002, the Company sold its network services division. Network services revenues for the three and six months ended June 30, 2002 were $35.8 million and $77.6 million, respectively. Network services loss before taxes for the three and six months ended June 30, 2002 were $4.8 million and $2.7 million, respectively. The Company recorded a loss on disposal of the network services division of $47.0 million in 2002. In the three months ended June 30, 2003, the Company recorded an additional loss on disposal of the network services division of $0.6 million related to the settlement of a disputed item. The results of the network services division’s operations have been reported separately as discontinued operations in the statements of operations. Prior period financial statements have been restated to present the operations of the division as a discontinued operation.

8.     Business Segments

       The Company operates in two business segments: wireless and broadcast. The wireless segment provides for leasing, subleasing and licensing of antenna sites on multi-tenant towers and distributed antenna systems for a diverse range of wireless communication services. The broadcast segment offers leasing, subleasing and licensing of antenna sites for broadcast communication services and a broad range of broadcast development services, including broadcast tower design and construction and antenna installation. During the last six months, we have experienced a decline in revenues and earnings in our broadcast services division as compared to prior periods. The Board of Directors has initiated an effort to evaluate future business alternatives with respect to the broadcast services division. In the event that the Board of Directors decides to discontinue the broadcast services business, we estimate that the resulting loss could be as much as $20.0 million, depending on the nature of the disposition. Information regarding the broadcast leasing and broadcast services businesses is presented below to provide further information about the broadcast segment.

       The measurement of profit or loss currently used by management to evaluate the results of operations for the Company and its operating segments is operating income (loss) before depreciation, amortization and accretion expenses, restructuring and non-recurring charges and non-cash compensation charges (“Adjusted EBITDA”). Adjusted EBITDA is not intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles), and the Company’s measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

       Summarized financial information concerning the reportable segments as of and for the three months ended June 30, 2003 and 2002, the five months ended June 30, 2003, the one month ended January 31, 2003 and the six months ended June 30, 2002 is shown in the following table. The “Other” column represents amounts excluded from specific segments, such as income taxes, corporate general and administrative expenses and interest. In addition,

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

“Other” also includes corporate assets such as cash and cash equivalents, tangible and intangible assets and income tax accounts that have not been allocated to a specific segment. Virtually all reported segment revenues are generated from external customers as intersegment revenues are not significant.

		Broadcast
	Wireless				Other	Total
		Leasing	Services	Total

	(in thousands)
Three months ended June 30, 2003
(Reorganized Company)
Total revenues	$72,020	$5,478	$3,413	$8,891	$—	$80,911
Adjusted EBITDA	41,285	4,460	(635)	3,825	(6,090)	39,020
Income (loss) from continuing operations before income taxes	15,130	3,416	(902)	2,514	(24,416)	(6,772)
Assets	1,366,900	90,971	20,159	111,130	78,155	1,556,185
Additions to property and equipment	2,019	1,165	278	1,443	464	3,926
Three months ended June 30, 2002
(Predecessor Company)
Total revenues	$64,190	$5,443	$6,236	$11,679	$—	$75,869
Adjusted EBITDA	32,181	3,753	337	4,090	(7,277)	28,994
Income (loss) from continuing operations before income taxes	(43,062)	(534)	(1,170)	(1,704)	(78,023)	(122,789)
Assets	2,249,134	172,100	21,738	193,838	278,299	2,721,271
Goodwill	60,626	—	—	—	—	60,626
Additions to property and equipment	14,055	4,374	319	4,693	1,069	19,817
Five months ended June 30, 2003
(Reorganized Company)
Total revenues	$119,437	$9,130	$6,988	$16,118	$—	$135,555
Adjusted EBITDA	68,220	7,444	(405)	7,039	(10,230)	65,029
Income (loss) from continuing operations before income taxes	24,853	5,730	(846)	4,884	(37,599)	(7,862)
Assets	1,366,900	90,971	20,159	111,130	78,155	1,556,185
Additions to property and equipment	3,264	1,526	552	2,078	907	6,249
One month ended January 31, 2003
(Predecessor Company)
Total revenues	$23,843	$1,713	$1,237	$2,950	$—	$26,793
Adjusted EBITDA	13,069	1,420	(531)	889	(1,777)	12,181
Income (loss) from continuing operations before income taxes	(2,821)	887	(676)	211	1,028,403	1,025,793
Assets	1,310,938	158,211	19,052	177,263	96,206	1,584,407
Additions to property and equipment	257	861	9	870	1,610	2,737

SPECTRASITE, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

		Broadcast
	Wireless				Other	Total
		Leasing	Services	Total

	(in thousands)
Six months ended June 30, 2002
(Predecessor Company)
Total revenues	$126,057	$9,528	$12,688	$22,216	$—	$148,273
Adjusted EBITDA	62,296	6,427	381	6,808	(13,812)	55,292
Income (loss) from continuing operations before income taxes	(55,525)	615	(1,706)	(1,091)	(143,802)	(200,418)
Assets	2,249,134	172,100	21,738	193,838	278,299	2,721,271
Goodwill	60,626	—	—	—	—	60,626
Additions to property and equipment	37,404	9,479	451	9,930	3,907	51,241

       A reconciliation of income (loss) from continuing operations before income taxes to Adjusted EBITDA is as follows:

	Reorganized	Predecessor	Reorganized	Predecessor	Predecessor
	Company	Company	Company	Company	Company
	Three Months	Three Months	Five Months	One Month	Six Months
	Ended	Ended	Ended	Ended	Ended
	June 30, 2003	June 30, 2002	June 30, 2003	January 31, 2003	June 30, 2002

Income (loss) from continuing operations before income taxes	$(6,772)	$(122,789)	$(7,862)	$1,025,793	$(200,418)
Add: Depreciation, amortization and accretion expenses	25,626	50,625	42,452	16,075	95,263
Add: Non-cash compensation charges	—	291	—	—	580
Add: Restructuring and non-recurring charges	—	28,570	—	—	28,570
Less: Interest income	(279)	(293)	(496)	(137)	(377)
Add: Interest expense	18,604	61,795	27,865	4,721	120,492
Less: Gain on debt discharge	—	—	—	(1,034,764)	—
Add: Other expense	1,841	10,795	3,070	493	11,182

Adjusted EBITDA	$39,020	$28,994	$65,029	$12,181	$55,292

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

9,000,000 Shares

SpectraSite, Inc.
Common Stock

Goldman, Sachs & Co.

Bear, Stearns & Co. Inc.
Citigroup
Credit Suisse First Boston
Lehman Brothers

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

       The following sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the common stock registered hereby:

SEC registration fee		$24,701
NASD fee		30,500
Printing expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous		*

TOTAL	$	*

*	To be provided by amendment.

Item 14.     Indemnification of Directors and Officers.

       Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses, (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

       Section 7 of our amended and restated certificate of incorporation provides that we shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was at any time from and after the effective date of our plan of reorganization, a director or officer of the corporation or, while a director or officer of the corporation, is or was at any time from and after the effective date of our plan of reorganization, serving at the written request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person; provided, however, that we shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the commencement of such proceeding (or part thereof) was authorized by our Board of Directors.

       Section 102 of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

       Section 6 of our amended and restated certificate of incorporation limits the personal liability of our directors to the fullest extent permitted by section 102 of the DGCL.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

       We maintain directors’ and officers’ liability insurance for our officers and directors.

Item 15.     Recent Sales of Unregistered Securities.

       The following is a summary of transactions by us involving sales of our securities that were not registered under the Securities Act during the last three years preceding the date of this registration statement:

       In April 2000, we issued 680,373 shares of unregistered old common stock, par value $0.001 per share (the “Old Common Stock”) to the shareholders of Vertical Properties, Inc. (“VPI”) in connection with the acquisition of VPI. The issuance of these securities was exempt from registration under the Securities Act, in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. All shares of Old Common Stock were cancelled in connection with our Plan of Reorganization.

       In July 2000, we issued 1,373,545 shares of Old Common Stock to Pegasus Communications Corporation in exchange for certain broadcast tower assets. The issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. All shares of Old Common Stock were cancelled in connection with our Plan or Reorganization.

       In November 2000, in reliance on the exemptions from registration provided by Section 4(2) and Rule 144A of the Securities Act, we issued $200.0 million aggregate principal amount of 6 3/4% Convertible Notes due 2010 (the “Convertible Notes”) to qualified institutional buyers. We received proceeds of approximately $193.5 million after placement agents’ commission and other fees. The Convertible Notes were cancelled in connection with our Plan of Reorganization.

       In November 2000, we sold 4.0 million shares of Old Common Stock to Trimaran Fund II, L.L.C. and certain other investors participating in the Trimaran investment program, which we refer to as the Trimaran group, for $18.75 per share. The Trimaran group also received warrants to purchase an additional 1.5 million shares at exercise prices ranging from $21.56 to $28.00 per share. The total aggregate consideration that we received for the Old Common Stock and the warrants issued to the Trimaran group was $75.0 million. The issuance of these securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act as transactions by an issuer not involving a public offering. All shares of Old Common Stock and the warrants issued to the Trimaran group were cancelled in connection with our Plan of Reorganization.

       In December 2000, in reliance on the exemptions from registration provided by Section 4(2) and Rule 144A of the Securities Act, we issued $200.0 million aggregate principal amount at maturity of 12 1/2% senior notes due 2010 (the “12 1/2% Senior Notes”) to qualified institutional buyers. We received proceeds of approximately $190.2 million after original issue discount, placement agents’ commission and other fees. The 12 1/2% Senior Notes were cancelled in connection with our Plan of Reorganization.

       From a closing in December 2000 through February 2003, we issued approximately 22 million shares of Old Common Stock and paid approximately $224.6 million in cash to affiliates of SBC Communications in exchange for leasehold and subleasehold interests in an aggregate of 2,760 wireless communications towers. The issuance of these securities was deemed to be exempt from registration under the Securities Act, in reliance on Section 4(2) of the Securities Act, as a transaction by an issuer not involving a public offering. All shares of Old Common Stock were cancelled in connection with our Plan or Reorganization.

       In connection with our Plan of Reorganization, we cancelled our former notes, Old Common Stock, restricted stock, stock warrants and stock options. Our Third Amended and Restated Certificate of Incorporation authorizes 250,000,000 shares of common stock.

       The securities issued pursuant to our Plan of Reorganization consist of approximately 47.5 million shares of common stock and warrants to purchase 2.5 million shares of common stock. These securities, along with any shares of common stock issuable upon exercise of the warrants, were or will be issued pursuant to the Plan of Reorganization in exchange for previously issued securities without registration under the Securities Act in reliance on the provisions of Section 1145 of the United States Bankruptcy Code.

       In May 2003, in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act, we issued $200.0 million aggregate principal amount of 8 1/4% Senior Notes due 2010 (the “Senior Notes”) to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act. We received proceeds of approximately $193.5 million after placement agents’ commission and other fees.

Item 16.     Exhibits and Financial Statement Schedules.

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement
2.1		Agreement to Sublease, dated as of February 16, 2000, by and between AirTouch Communications, Inc. and the other parties named therein as Sublessors, California Tower, Inc. and the Registrant. Incorporated by reference to exhibit no. 2.9 to the Registrant’s Form 10-K for the year ended December 31, 1999.
2.2		Amendment to the AirTouch Agreement, dated as of March 8, 2001. Incorporated by reference to exhibit no. 2.4 to the Registrant’s Form 10-Q for the quarterly period ended March 31, 2001.
2.3		Agreement to Sublease, dated as of August 25, 2000, by and among SBC Wireless, Inc. and certain of its affiliates, the Registrant, and Southern Towers, Inc. (the “SBC Agreement”). Incorporated by reference to exhibit no. 10.1 to the Registrant’s Form 8-K dated August 25, 2000 and filed August 31, 2000.

Exhibit
Number		Description

2.4		Amendment No. 1 to the SBC Agreement, dated December 14, 2000. Incorporated by reference to exhibit no. 2.8 to the registration statement on Form S-3 of the Registrant, file no. 333-45728.
2.5		Amendment No. 2 to the SBC Agreement, dated November 14, 2001. Incorporated by reference to exhibit no. 2.5 to the Registrant’s Form 10-K for the year ended December 31, 2001.
2.6		Amendment No. 3 to the SBC Agreement, dated January 31, 2002. Incorporated by reference to exhibit no. 2.6 to the Registrant’s Form 10-K for the year ended December 31, 2001.
2.7		Amendment No. 4 to the SBC Agreement, dated February 25, 2002. Incorporated by reference to exhibit no. 2.7 to the Registrant’s Form 10-K for the year ended December 31, 2001.
2.8		SpectraSite Newco Purchase Agreement, dated as of May 15, 2002, by and among Cingular Wireless LLC (“Cingular”), the Registrant, Southern Towers, Inc., SpectraSite Communications, Inc. and CA/NV Tower Holdings, LLC. Incorporated by reference to exhibit no. 10.6 to the Registrant’s Form 8-K dated May 22, 2002.
2.9		November Agreement, dated as of November 14, 2002, by and among Cingular Wireless LLC (“Cingular”), the Registrant, Southern Towers, Inc. and CA/NV Tower Holdings, LLC. Incorporated by reference to exhibit no. 10.1 to the Registrant’s Form 8-K dated November 19, 2002.
2.10		Amended and Restated Consent and Modification, dated as of November 14, 2002, by and among Southern Towers, Inc., CA/NV Tower Holdings, LLC, SBC Tower Holdings LLC, the Registrant and SBC Wireless LLC. Incorporated by reference to exhibit no. 10.2 to the Registrant’s Form 8-K dated November 19, 2002.
2.11		Amended and Restated Unwind Side Letter, dated as of November 14, 2002, by and among Cingular, SBC Wireless LLC, SBC Tower Holdings LLC, the Registrant, Southern Towers, Inc. and SpectraSite Communications, Inc. Incorporated by reference to exhibit no. 10.3 to the Registrant’s Form 8-K dated November 19, 2002.
2.12		Proposed Plan of Reorganization of the Registrant under chapter 11 of the Bankruptcy Code. Incorporated by reference to exhibit no. 2.1 to the Registrant’s Form 8-K dated November 19, 2002.
3.1		Third Amended and Restated Certificate of Incorporation of the Registrant. Incorporated by reference to exhibit no. 2.1 to the Registrant’s Form 8-K dated February 11, 2003.
3.2		Second Amended and Restated By-laws of the Registrant. Incorporated by reference to exhibit no. 2.2 to the Registrant’s Form 8-K dated February 11, 2003.
4.1		Indenture, dated as of May 21, 2003, by and between the Registrant and The Bank of New York. Incorporated by reference to exhibit no. 4.1 to the registration statement on Form S-4 of the Registrant, file no. 333-106118.
4.2		Registration Rights Agreement, dated as of May 21, 2003, by and among the Registrant, Lehman Brothers Inc., Citigroup Global Markets Inc., CIBC World Markets Corp., BMO Nesbitt Burns Corp., Credit Suisse First Boston LLC, and TD Securities (USA) Inc. Incorporated by reference to exhibit no. 4.2 to the registration statement on Form S-4 of the Registrant, file no. 333-106118.
4	.3*	Specimen Stock Certificate.
5	.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the common stock.

Exhibit
Number	Description

10.1	Employment Agreement, dated as of February 10, 2003, by and among the Registrant, SpectraSite Communications, Inc. and Stephen H. Clark. Incorporated by reference to exhibit no. 10.1 to the Registrant’s Form 8-K dated February 11, 2003.
10.2	Employment Agreement, dated as of February 10, 2003, by and among the Registrant, SpectraSite Communications, Inc. and David P. Tomick. Incorporated by reference to exhibit no. 10.2 to the Registrant’s Form 8-K dated February 11, 2003.
10.4	Employment Agreement, dated as of February 10, 2003, by and among the Registrant, SpectraSite Communications, Inc. and Timothy G. Biltz. Incorporated by reference to exhibit no. 10.3 to the Registrant’s Form 8-K dated February 11, 2003.
10.5	Credit Agreement, dated as of February 22, 2001, by and among SpectraSite Communications, Inc., as Borrower; the Registrant, as a Guarantor; CIBC World Markets Corp. and Credit Suisse First Boston, as Joint Lead Arrangers and Bookrunners; CIBC World Markets Corp., Credit Suisse First Boston, Bank Of Montreal, Chicago Branch and TD Securities (USA) Inc., as Arrangers; Credit Suisse First Boston, as Syndication Agent; Bank Of Montreal, Chicago Branch and TD Securities (USA) Inc., as Co-Documentation Agents; Canadian Imperial Bank Of Commerce, as Administrative Agent and Collateral Agent; and the other credit parties party thereto (the “Credit Agreement”). Incorporated by reference to exhibit no. 10.6 to the Registrant’s Form 10-K for the year ended December 31, 2000.
10.6	Amendment No. 1 to the Credit Agreement, dated October 31, 2001. Incorporated by reference to exhibit no. 10.7 to the Registrant’s Form 10-K for the year ended December 31, 2001.
10.7	Amendment No. 2 to the Credit Agreement, dated August 14, 2002. Incorporated by reference to exhibit no. 10.4 to the Registrant’s Form 10-Q for the quarterly period ended September 30, 2002.
10.8	Amendment No. 3 to the Credit Agreement, dated May 15, 2003, by and among SpectraSite Communications, Inc., as Borrower; the Registrant, as a Guarantor; CIBC World Markets Corp. and Credit Suisse First Boston, as Joint Lead Arrangers and Bookrunners; CIBC World Markets Corp., Credit Suisse First Boston, Bank of Montreal, Chicago Branch and TD Securities (USA) Inc., as Arrangers; Credit Suisse First Boston, as Syndication Agent; Bank of Montreal, Chicago Branch and TD Securities (USA) Inc., as Co-Documentation Agents; Canadian Imperial Bank of Commerce, as Administrative Agent and Collateral Agent; and the other credit parties thereto. Incorporated by reference to exhibit no. 10.1 to the Registrant’s Form 8-K dated May 21, 2003.
10.9	2003 Equity Incentive Plan of the Registrant. Incorporated by reference to exhibit no. 10.6 to the Registrant’s Form 8-K dated February 11, 2003.
10.10	Security & Subordination Agreement, dated as of April 20, 1999, with Nextel Communications, Inc. (“Nextel”). Incorporated by reference to exhibit no. 10.32 to the Registrant’s registration statement on Form S-4, file no. 333-67043.
10.11	Master Site Commitment Agreement, dated as of April 20, 1999, with Nextel. Incorporated by reference to exhibit no. 10.33 to the Registrant’s registration statement on Form S-4, file no. 333-67043.
10.12	Master Site Lease Agreement, dated as of April 20, 1999, with Nextel. Incorporated by reference to exhibit no. 10.34 to the Registrant’s registration statement on Form S-4, file no. 333-67043.

Exhibit
Number		Description

10.13		Lease and Sublease, dated as of December 14, 2000, by and among SBC Tower Holdings LLC, for itself and as agent for certain affiliates of SBC, Southern Towers, Inc. and SBC Wireless, LLC and the Registrant, as guarantors. Incorporated by reference to exhibit no. 10.2 to the Registrant’s Form 10-Q for the quarterly period ended March 31, 2001.
10.14		Executive Severance Plans of the Registrant. Incorporated by reference to exhibit no. 10.17 to the Registrant’s Form 10-K for the year ended December 31, 2001.
10.15		Amendment to Severance Plan B of the Registrant. Incorporated by reference to exhibit no. 10.14 to the Registrant’s Form 10-K for the year ended December 31, 2002.
10.16		Registration Rights Agreement, dated as of February 10, 2003, by and among the Registrant and the Holders (as defined therein). Incorporated by reference to exhibit no. 10.5 to the Registrant’s Form 8-K dated February 11, 2003.
21.1		Subsidiaries of the Registrant. Incorporated by reference to exhibit no. 21.1 to the Registrant’s Form 10-K for the year ended December 31, 2002.
23	.1***	Consent of Ernst & Young LLP.
23	.2**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).
24	.1*	Powers of Attorney.

*	Previously filed.

**	To be filed by amendment.

*** Filed herewith.

Item 17.     Undertakings.

       (a) The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina, on August 25, 2003.

SPECTRASITE, INC.

By:	/s/ STEPHEN H. CLARK

Stephen H. Clark
President and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed on August 25, 2003, by the following persons in the capacities indicated.

Signature	Title

* Stephen H. Clark	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

* David P. Tomick	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Gabriela Gonzalez	Senior Vice President and Corporate Controller (Principal Accounting Officer)

* Paul M. Albert, Jr.	Director

* Gary S. Howard	Director

* Robert Katz	Director

* Richard Masson	Director

*By:	/s/ STEPHEN H. CLARK

Stephen H. Clark

Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement
2.1		Agreement to Sublease, dated as of February 16, 2000, by and between AirTouch Communications, Inc. and the other parties named therein as Sublessors, California Tower, Inc. and the Registrant. Incorporated by reference to exhibit no. 2.9 to the Registrant’s Form 10-K for the year ended December 31, 1999.
2.2		Amendment to the AirTouch Agreement, dated as of March 8, 2001. Incorporated by reference to exhibit no. 2.4 to the Registrant’s Form 10-Q for the quarterly period ended March 31, 2001.
2.3		Agreement to Sublease, dated as of August 25, 2000, by and among SBC Wireless, Inc. and certain of its affiliates, the Registrant, and Southern Towers, Inc. (the “SBC Agreement”). Incorporated by reference to exhibit no. 10.1 to the Registrant’s Form 8-K dated August 25, 2000 and filed August 31, 2000.
2.4		Amendment No. 1 to the SBC Agreement, dated December 14, 2000. Incorporated by reference to exhibit no. 2.8 to the registration statement on Form S-3 of the Registrant, file no. 333-45728.
2.5		Amendment No. 2 to the SBC Agreement, dated November 14, 2001. Incorporated by reference to exhibit no. 2.5 to the Registrant’s Form 10-K for the year ended December 31, 2001.
2.6		Amendment No. 3 to the SBC Agreement, dated January 31, 2002. Incorporated by reference to exhibit no. 2.6 to the Registrant’s Form 10-K for the year ended December 31, 2001.
2.7		Amendment No. 4 to the SBC Agreement, dated February 25, 2002. Incorporated by reference to exhibit no. 2.7 to the Registrant’s Form 10-K for the year ended December 31, 2001.
2.8		SpectraSite Newco Purchase Agreement, dated as of May 15, 2002, by and among Cingular Wireless LLC (“Cingular”), the Registrant, Southern Towers, Inc., SpectraSite Communications, Inc. and CA/NV Tower Holdings, LLC. Incorporated by reference to exhibit no. 10.6 to the Registrant’s Form 8-K dated May 22, 2002.
2.9		November Agreement, dated as of November 14, 2002, by and among Cingular Wireless LLC (“Cingular”), the Registrant, Southern Towers, Inc. and CA/NV Tower Holdings, LLC. Incorporated by reference to exhibit no. 10.1 to the Registrant’s Form 8-K dated November 19, 2002.
2.10		Amended and Restated Consent and Modification, dated as of November 14, 2002, by and among Southern Towers, Inc., CA/NV Tower Holdings, LLC, SBC Tower Holdings LLC, the Registrant and SBC Wireless LLC. Incorporated by reference to exhibit no. 10.2 to the Registrant’s Form 8-K dated November 19, 2002.
2.11		Amended and Restated Unwind Side Letter, dated as of November 14, 2002, by and among Cingular, SBC Wireless LLC, SBC Tower Holdings LLC, the Registrant, Southern Towers, Inc. and SpectraSite Communications, Inc. Incorporated by reference to exhibit no. 10.3 to the Registrant’s Form 8-K dated November 19, 2002.
2.12		Proposed Plan of Reorganization of the Registrant under chapter 11 of the Bankruptcy Code. Incorporated by reference to exhibit no. 2.1 to the Registrant’s Form 8-K dated November 19, 2002.
3.1		Third Amended and Restated Certificate of Incorporation of the Registrant. Incorporated by reference to exhibit no. 2.1 to the Registrant’s Form 8-K dated February 11, 2003.
3.2		Second Amended and Restated By-laws of the Registrant. Incorporated by reference to exhibit no. 2.2 to the Registrant’s Form 8-K dated February 11, 2003.
4.1		Indenture, dated as of May 21, 2003, by and between the Registrant and The Bank of New York. Incorporated by reference to exhibit no. 4.1 to the registration statement on Form S-4 of the Registrant, file no. 333-106118.

Exhibit
Number		Description

4.2		Registration Rights Agreement, dated as of May 21, 2003, by and among the Registrant, Lehman Brothers Inc., Citigroup Global Markets Inc., CIBC World Markets Corp., BMO Nesbitt Burns Corp., Credit Suisse First Boston LLC, and TD Securities (USA) Inc. Incorporated by reference to exhibit no. 4.2 to the registration statement on Form S-4 of the Registrant, file no. 333-106118.
4	.3*	Specimen Stock Certificate.
5	.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the common stock.
10.1		Employment Agreement, dated as of February 10, 2003, by and among the Registrant, SpectraSite Communications, Inc. and Stephen H. Clark. Incorporated by reference to exhibit no. 10.1 to the Registrant’s Form 8-K dated February 11, 2003.
10.2		Employment Agreement, dated as of February 10, 2003, by and among the Registrant, SpectraSite Communications, Inc. and David P. Tomick. Incorporated by reference to exhibit no. 10.2 to the Registrant’s Form 8-K dated February 11, 2003.
10.4		Employment Agreement, dated as of February 10, 2003, by and among the Registrant, SpectraSite Communications, Inc. and Timothy G. Biltz. Incorporated by reference to exhibit no. 10.3 to the Registrant’s Form 8-K dated February 11, 2003.
10.5		Credit Agreement, dated as of February 22, 2001, by and among SpectraSite Communications, Inc., as Borrower; the Registrant, as a Guarantor; CIBC World Markets Corp. and Credit Suisse First Boston, as Joint Lead Arrangers and Bookrunners; CIBC World Markets Corp., Credit Suisse First Boston, Bank Of Montreal, Chicago Branch and TD Securities (USA) Inc., as Arrangers; Credit Suisse First Boston, as Syndication Agent; Bank Of Montreal, Chicago Branch and TD Securities (USA) Inc., as Co-Documentation Agents; Canadian Imperial Bank Of Commerce, as Administrative Agent and Collateral Agent; and the other credit parties party thereto (the “Credit Agreement”). Incorporated by reference to exhibit no. 10.6 to the Registrant’s Form 10-K for the year ended December 31, 2000.
10.6		Amendment No. 1 to the Credit Agreement, dated October 31, 2001. Incorporated by reference to exhibit no. 10.7 to the Registrant’s Form 10-K for the year ended December 31, 2001.
10.7		Amendment No. 2 to the Credit Agreement, dated August 14, 2002. Incorporated by reference to exhibit no. 10.4 to the Registrant’s Form 10-Q for the quarterly period ended September 30, 2002.
10.8		Amendment No. 3 to the Credit Agreement, dated May 15, 2003, by and among SpectraSite Communications, Inc., as Borrower; the Registrant, as a Guarantor; CIBC World Markets Corp. and Credit Suisse First Boston, as Joint Lead Arrangers and Bookrunners; CIBC World Markets Corp., Credit Suisse First Boston, Bank of Montreal, Chicago Branch and TD Securities (USA) Inc., as Arrangers; Credit Suisse First Boston, as Syndication Agent; Bank of Montreal, Chicago Branch and TD Securities (USA) Inc., as Co-Documentation Agents; Canadian Imperial Bank of Commerce, as Administrative Agent and Collateral Agent; and the other credit parties thereto. Incorporated by reference to exhibit no. 10.1 to the Registrant’s Form 8-K dated May 21, 2003.
10.9		2003 Equity Incentive Plan of the Registrant. Incorporated by reference to exhibit no. 10.6 to the Registrant’s Form 8-K dated February 11, 2003.
10.10		Security & Subordination Agreement, dated as of April 20, 1999, with Nextel Communications, Inc. (“Nextel”). Incorporated by reference to exhibit no. 10.32 to the Registrant’s registration statement on Form S-4, file no. 333-67043.
10.11		Master Site Commitment Agreement, dated as of April 20, 1999, with Nextel. Incorporated by reference to exhibit no. 10.33 to the Registrant’s registration statement on Form S-4, file no. 333-67043.
10.12		Master Site Lease Agreement, dated as of April 20, 1999, with Nextel. Incorporated by reference to exhibit no. 10.34 to the Registrant’s registration statement on Form S-4, file no. 333-67043.

Exhibit
Number		Description

10.13		Lease and Sublease, dated as of December 14, 2000, by and among SBC Tower Holdings LLC, for itself and as agent for certain affiliates of SBC, Southern Towers, Inc. and SBC Wireless, LLC and the Registrant, as guarantors. Incorporated by reference to exhibit no. 10.2 to the Registrant’s Form 10-Q for the quarterly period ended March 31, 2001.
10.14		Executive Severance Plans of the Registrant. Incorporated by reference to exhibit no. 10.17 to the Registrant’s Form 10-K for the year ended December 31, 2001.
10.15		Amendment to Severance Plan B of the Registrant. Incorporated by reference to exhibit no. 10.14 to the Registrant’s Form 10-K for the year ended December 31, 2002.
10.16		Registration Rights Agreement, dated as of February 10, 2003, by and among the Registrant and the Holders (as defined therein). Incorporated by reference to exhibit no. 10.5 to the Registrant’s Form 8-K dated February 11, 2003.
21.1		Subsidiaries of the Registrant. Incorporated by reference to exhibit no. 21.1 to the Registrant’s Form 10-K for the year ended December 31, 2002.
23	.1***	Consent of Ernst & Young LLP.
23	.2**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).
24	.1*	Powers of Attorney.

*	Previously filed.

**	To be filed by amendment.

*** Filed herewith.